Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202168

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
5.500% Mandatory Convertible Preferred Shares, Series A, par value $0.0001 per share	5,060,000 (1)	$1,000	$5,060,000,000	$587,972 (3)
Ordinary Shares, par value $0.0001 per share	17,569,332 (2)	–	–	– (4)

(1) Includes 460,000 5.500% Mandatory Convertible Preferred Shares, Series A (the “Mandatory Convertible Preferred Shares”) issuable upon exercise of the underwriters’ option to purchase additional Mandatory Convertible Preferred Shares from us solely to cover overallotments, if any.

(2) The number of Ordinary Shares to be registered is based on the maximum number of our Ordinary Shares into which 5,060,000 Mandatory Convertible Preferred Shares can be converted, which is 3.4722 Ordinary Shares per Mandatory Convertible Preferred Share as described in this prospectus supplement, or a maximum total of 17,569,332 Ordinary Shares. Pursuant to Rule 416, the number of Ordinary Shares registered includes an indeterminate number of additional Ordinary Shares that may be issued from time to time upon conversion of the Mandatory Convertible Preferred Shares as a result of the anti-dilution provisions thereof.

(3) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in our Registration Statement on Form S-3 (File No. 333-202168).

(4) Pursuant to Rule 457(i), there is no additional filing fee payable with respect to the Ordinary Shares issuable upon conversion of the Mandatory Convertible Preferred Shares because no additional consideration will be received in connection with the exercise of the conversion privilege.

Prospectus supplement

(To prospectus dated February 19, 2015)

$4,600,000,000

Actavis plc

5.500% Mandatory Convertible Preferred Shares, Series A

We are offering 4,600,000 of our 5.500% Mandatory Convertible Preferred Shares, Series A, par value $0.0001 per share (the “Mandatory Convertible Preferred Shares”).

Dividends on the Mandatory Convertible Preferred Shares will be payable on a cumulative basis when, as and if declared by our board of directors, or an authorized committee thereof, at an annual rate of 5.500% on the liquidation preference of $1,000.00 per Mandatory Convertible Preferred Share. We may pay declared dividends in cash, by delivery of our ordinary shares or by delivery of any combination of cash and our ordinary shares, as determined by us in our sole discretion, subject to certain limitations, on March 1, June 1, September 1 and December 1 of each year commencing June 1, 2015, to and including March 1, 2018.

Each Mandatory Convertible Preferred Share will automatically convert on March 1, 2018, into between 2.8345 and 3.4722 ordinary shares, subject to anti-dilution adjustments. The number of our ordinary shares issuable on conversion of the Mandatory Convertible Preferred Shares will be determined based on the average VWAP (as defined herein) per ordinary share over the 20 consecutive trading day period beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date (as defined herein). At any time prior to March 1, 2018, other than during a fundamental change conversion period (as defined herein), holders of the Mandatory Convertible Preferred Shares may elect to convert each Mandatory Convertible Preferred Share into our ordinary shares at the minimum conversion rate of 2.8345 ordinary shares per Mandatory Convertible Preferred Share, subject to anti-dilution adjustments. In addition, holders may elect to convert any Mandatory Convertible Preferred Shares during a specified period beginning on the fundamental change effective date (as defined herein), in which case such Mandatory Convertible Preferred Shares will be converted into our ordinary shares at the fundamental change conversion rate (as defined herein) and converting holders will also be entitled to receive a fundamental change dividend make-whole amount and accumulated dividend amount (each as defined herein).

We intend to use the net proceeds of this offering, together with the net proceeds of the Ordinary Shares Offering and the proposed Debt Financing (each as described herein) to finance our pending acquisition of Allergan, Inc. (“Allergan”) (as described herein), and to pay related fees and expenses. The completion of this offering is not contingent on the closing of the Ordinary Shares Offering (nor is the completion of the Ordinary Shares Offering contingent on the closing of this offering) or the completion of our acquisition of Allergan, which, if completed, will occur subsequent to the closing of this offering.

Concurrently with this offering, we are offering 13,194,445 of our ordinary shares, par value $0.0001 per share (the “Ordinary Shares Offering”). The Ordinary Shares Offering is being made by means of a separate prospectus supplement and not by means of this prospectus supplement. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the Ordinary Shares Offering. See “Summary—Allergan Acquisition” and “Use of Proceeds”.

Prior to this offering, there has been no public market for the Mandatory Convertible Preferred Shares. We intend to apply to have the Mandatory Convertible Preferred Shares listed on the New York Stock Exchange under the symbol “ACTPRA”. Our ordinary shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ACT”. On February 24, 2015 the last reported sale price of our ordinary shares on the NYSE was $289.11 per share.

Investing in the Mandatory Convertible Preferred Shares involves risk. See “Risk factors” beginning on page S-24 of this prospectus supplement and page 8 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Mandatory Convertible Preferred Shares or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$1,000.00	$4,600,000,000

Underwriting discounts and commissions	$24.372	$112,111,200

Proceeds to us(1)	$975.628	$4,487,888,800
(1)	Before deducting expenses payable by us related to this offering, estimated at $7.0 million.

We have granted the underwriters the option to purchase up to an additional 460,000 Mandatory Convertible Preferred Shares from us solely to cover overallotments, if any, at the public offering price, less the underwriting discounts and commissions within 30 days from the date of this prospectus supplement. See the section of this prospectus supplement entitled “Underwriting” beginning on page S-105 of this prospectus supplement.

The underwriters expect to deliver the Mandatory Convertible Preferred Shares to purchasers on or about March 2, 2015.

Joint book-running managers

J.P. Morgan	Mizuho Securities	Wells Fargo Securities	Morgan Stanley

Barclays	Citigroup

Co-managers

BNP PARIBAS	HSBC	MUFG	RBS
SMBC Nikko	TD Securities	DNB Markets	Lloyds Securities
Scotiabank	BBVA	Credit Agricole CIB	Fifth Third Securities
PNC Capital Markets LLC		Santander

The date of this prospectus supplement is February 25, 2015.

i

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and we and the underwriters take no responsibility for any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus is accurate as of any date other than the date of the document containing such information.

ii

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and this offering of Mandatory Convertible Preferred Shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, dated February 19, 2015, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of Mandatory Convertible Preferred Shares. If the description of this offering of Mandatory Convertible Preferred Shares in the accompanying prospectus is different from the description in this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus in their entirety, including the additional information described under “Where you can find more information” and “Incorporation of certain documents by reference” in this prospectus supplement, before deciding whether to invest in the Mandatory Convertible Preferred Shares offered by this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the Mandatory Convertible Preferred Shares offered by this prospectus supplement.

Unless indicated otherwise, or the context otherwise requires, references in this document to “Actavis plc,” “issuer,” “the Company,” “we,” “us,” and “our” are to Actavis plc and its consolidated subsidiaries. References to “dollars” and “$” are to United States dollars.

Trademarks and trade names

This prospectus supplement contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Where you can find more information

This prospectus supplement is part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”), relating to the securities to be offered in this offering. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is hereby made to the registration statement. The registration statement, including the exhibits thereto, may be inspected at the Public Reference Room maintained by the SEC at the address set forth below. Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference.

Actavis plc and Allergan file annual, quarterly and current reports and other information with the SEC. You may read and copy reports and other information that we file with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at http://www.sec.gov from which you can access our filings. The information contained on the SEC’s website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and should not be considered to be part of the prospectus supplement or accompanying prospectus except as described in this section or in the “Incorporation of certain documents by reference” section.

Incorporation of certain documents by reference

The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference from documents filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents that we and Allergan have previously filed with the SEC. These documents contain important information about us and Allergan, respectively. The accompanying prospectus incorporates by reference certain documents that Actavis plc and Allergan filed with the SEC.

See “Incorporation of certain documents by reference” in the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference any future filings other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, that Actavis plc and Allergan make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus supplement and before the termination of the offering of the securities covered by this prospectus supplement.

We encourage you to read our and Allergan’s periodic and current reports, as they provide additional information about us and Allergan that prudent investors find important. You can obtain a copy of our filings at no cost on our website, http://www.actavis.com under the “Investors” link, then under the heading “Financial Information” and then under the subheading “SEC Filings.” You can obtain a copy of Allergan’s filings on its website, http://www.allergan.com. You can also obtain a copy of our filings at no cost by writing to our administrative headquarters, calling or emailing the following address, phone number and email address:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Attn: Investor Relations

(862) 261-7000

investor.relations@actavis.com

The information contained on or that can be accessed through our website or Allergan’s is not incorporated in, and is not part of, this prospectus supplement, the accompanying prospectus or the registration statement, and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus. Please note that we have included our website address and Allergan’s website address in this prospectus supplement solely as an inactive textual reference.

Cautionary note regarding forward-looking statements

Any statements contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein that refer to our estimated or anticipated future results or other non-historical facts are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that reflect our current perspective of existing trends and information as of the date of the relevant document. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “future,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” “targets,” or other similar words, phrases or expressions. It is important to note that our goals and expectations are not predictions of actual performance. Actual results may differ materially from our current expectations depending upon a number of factors affecting our business. These factors include, among others:

•	our ability to successfully develop and commercialize new products;

•	our ability to conform to regulatory standards and receive requisite regulatory approvals;

•	availability of raw materials and other key ingredients;

•	uncertainty and costs of legal actions and government investigations;

•	the inherent uncertainty associated with financial projections;

•	fluctuations in our operating results and financial condition, particularly given our manufacturing and sales of branded and generic products;

•

risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;

•	the adverse impact of substantial debt and other financial obligations on the ability to fulfill and/or refinance debt obligations;

•	risks associated with relationships with employees, vendors or key customers as a result of acquisitions of businesses, technologies or products;

•	our compliance with federal and state healthcare laws, including laws related to fraud, abuse, privacy security;

•	risks of the generic industry generally;

•	generic product competition with our branded products;

•	uncertainty associated with the development of commercially successful branded pharmaceutical products;

•	uncertainty associated with development and approval of commercially successful biosimilar products;

•	costs and efforts to defend or enforce technology rights, patents or other intellectual property;

•	expiration of our patents on our branded products and the potential for increased competition from generic manufacturers;

•	risks associated with owning the branded and generic version of a product;

•	competition between branded and generic products;

•	the ability of branded product manufacturers to limit the production, marketing and use of generic products;

•	our ability to obtain and afford third-party licenses and proprietary technology we need;

•	our potential infringement of others’ proprietary rights;

•	our dependency on third-party service providers and third-party manufacturers and suppliers that in some cases may be the only source of finished products or raw materials that we need;

•	our competition with certain of our significant customers;

•	the impact of our returns, allowance and chargeback policies on our future revenue;

•	successful compliance with governmental regulations applicable to Actavis plc’s and our third party providers’ facilities, products and/or businesses;

•	the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any;

•	our vulnerability to and ability to defend against product liability claims and obtain sufficient or any product liability insurance;

•	our ability to retain qualified employees and key personnel;

•	the effect of intangible assets and resulting impairment testing and impairment charges on our financial condition;

•	our ability to obtain additional debt or raise additional equity on terms that are favorable to us;

•	difficulties or delays in manufacturing;

•	our ability to manage environmental liabilities;

•	global economic conditions;

•	our ability to continue foreign operations in countries that have deteriorating political or diplomatic relationships with the United States;

•	our ability to continue to maintain global operations;

•

risks associated with tax liabilities, or changes in U.S. federal or international tax laws to which we are subject, including the risk that the Internal Revenue Service disagrees that we are a foreign corporation for U.S. federal tax purposes;

•	risks of fluctuations in foreign currency exchange rates;

•	risks associated with cyber-security and vulnerability of our information and employee, customer and business information that we store digitally;

•	our ability to maintain internal control over financial reporting;

•	changes in the laws and regulations, affecting among other things, availability, pricing and reimbursement of pharmaceutical products;

•	the highly competitive nature of the pharmaceutical industry;

•	our ability to successfully navigate consolidation of our distribution network and concentration of our customer base;

•	the difficulty of predicting the timing or outcome of pending or future litigation or government investigations;

•	developments regarding products once they have reached the market; and

•

other risks and uncertainties including those discussed in “Risk factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk factors” beginning on page S-25 of this prospectus supplement and page 8 of the accompanying prospectus, in “Forward looking statements” beginning on page 9 of the accompanying prospectus and in our periodic reports referred to in “Where you can find more information” above, including the risk factors summarized and included in Actavis plc’s and Allergan’s Annual Reports on Form 10-K for the year ended December 31, 2014. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

Summary

This summary highlights information contained elsewhere in this prospectus supplement and does not contain all of the information you should consider in making your investment decision. You should carefully read the entire prospectus supplement and accompanying prospectus and the information included or incorporated or deemed to be incorporated by reference herein and therein, including the section entitled “Risk factors” included in this prospectus supplement and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement, before making an investment decision.

About Actavis plc

We are a global specialty pharmaceutical company engaged in the development, manufacturing, marketing, and distribution of generic, branded generic, brand name (“brand”), biosimilar and over-the-counter (“OTC”) pharmaceutical products. We also develop and out-license generic pharmaceutical products primarily in Europe through our Medis third-party business.

We have operations in more than 60 countries throughout North America (U.S., Canada and Puerto Rico) and the rest of world. The U.S. remains our largest commercial market and represented more than half of our total net revenues for each of 2014, 2013 and 2012. As of December 31, 2014, we marketed approximately 250 generic pharmaceutical product families and approximately 80 brand pharmaceutical product families in the U.S. and distributed approximately 12,650 stockkeeping units through our Anda Distribution segment.

As a result of the differences between the types of products we market and/or distribute and the methods by which we distribute these products, we operate and manage our business in three distinct operating segments: North American Brands, North American Generics and International and Anda Distribution.

Our North American Brands business is focused on maintaining a leading position within North America, and in particular, the U.S. market. We market our brand products through our active sales professionals in North America. Our sales and marketing efforts focus on general and specialty physicians who specialize in the diagnosis and treatment of particular medical conditions. Each group offers products to satisfy the unique needs of these physicians. We believe this focused sales and marketing approach enables us to foster close professional relationships with specialty physicians, as well as cover the primary care physicians who also prescribe in selected therapeutic areas. We believe that the current structure of sales professionals is very adaptable to the additional products we plan to add to our brand portfolio. Key therapeutic areas of focus for this segment include:

•	Central Nervous System (“CNS”). Key products include the Namenda franchise for dementia and Viibryd® for major depressive disorders.

•	Women’s Health and Urology. Key products include Lo Loestrin® Fe oral contraceptive, Minastrin® 24 Fe oral contraceptive and Estrace® Cream for relief from menopausal symptoms.

•	Gastroenterology (“GI”). Key products include Linzess® for irritable bowel syndrome and Asacol® HD/Delzicol® for ulcerative colitis.

•	Cardiovascular. Key products include Bystolic® for hypertension.

Our North American Generics and International business is focused on maintaining a leading position within both the North American, and in particular, the U.S. market and our key international markets and strengthening our global position by offering a consistent and reliable supply of quality brand and generic products. Our strategy in the U.S. is to develop pharmaceuticals that are difficult to formulate or manufacture or will complement or broaden our existing product lines. Internationally, we seek to grow our market share in key markets while expanding our presence in new markets. We plan to accomplish this through new product launches, filing existing products overseas and in-licensing products through acquisitions and strategic alliances. In the U.S., we predominantly market our generic products to various drug wholesalers, mail order, government and national retail drug and food store chains utilizing a small team of sales and marketing professionals. We also develop and out-license generic pharmaceutical products through our Medis third party business.

Our Anda Distribution segment distributes generic and brand pharmaceutical products manufactured by third parties, as well as by Actavis plc, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. Sales are principally generated through our national accounts relationships, an in-house telemarketing staff and through internally developed ordering systems. We believe that we are able to effectively compete in the distribution market, and therefore optimize our market share, based on competitive pricing, high levels of inventory for responsive customer service that includes next day delivery to the entire U.S., and well-established relationships with our customers, supplemented by electronic ordering capabilities. We are the only U.S. pharmaceutical company that has meaningful distribution operations with direct access to independent pharmacies.

We devote significant resources to the research and development (“R&D”) of brand products, generic products, biosimilars and proprietary drug delivery technologies. We conduct R&D through a network of more than 20 global R&D centers. We are presently developing a number of products through a combination of internal and collaborative programs. As of December 31, 2014, we are developing a number of brand products, some of which utilize novel drug-delivery systems, through a combination of internal and collaborative programs, and we had more than 200 Abbreviated New Drug Applications on file in the U.S. Our R&D strategy focuses on the following product development areas:

•	Application of proprietary drug-delivery technology for new product development in specialty areas;

•	Acquisition of mid-to-late development-stage brand drugs and biosimilars;

•	Off-patent drugs that are difficult to develop or manufacture, or that complement or broaden our existing product lines; and

•

Development of sustained-release, semi-solid, liquid, oral transmucosal, transdermal, gel, injectable and other drug delivery technologies and the application of these technologies to proprietary drug forms.

The Allergan acquisition

On November 17, 2014, Actavis plc and Allergan announced a definitive agreement (the “Merger Agreement”) under which we will acquire Allergan for a combination of $129.22 in cash (the “Cash Consideration Portion”) and 0.3683 Actavis plc ordinary shares (the “Stock Consideration Portion” and, together with the Cash Consideration Portion, the “Merger Consideration”) for each share of Allergan common stock (the “Acquisition”). Based on the closing price of our shares on November 14, 2014, the transaction was valued at approximately $66.0 billion. The transaction is expected to close in the late first quarter or early second quarter of 2015.

Our combination with Allergan will create one of the top 10 global pharmaceutical companies by sales revenue. We believe the combination provides a strong foundation for long-term growth, anchored by leading franchises complemented by a late-stage pipeline focused on innovative and durable value-enhancing products within brands, generics, biologics and OTC portfolios.

In the U.S., the combination makes us more relevant to a broader group of physicians and customers through the addition of key Allergan products. We believe that the addition of Allergan’s therapeutic franchises in ophthalmology, neurosciences and medical aesthetics/dermatology will complement our existing CNS, GI, women’s health and urology franchises. The combined company will also benefit from Allergan’s global brand equity and consumer awareness of key products, including Botox® and Restasis® .

Overseas, the combination will enhance our commercial position, expand our portfolio and broaden our footprint. The transaction expands our presence, market and product reach across 100 international markets, with strengthened commercial positions across Canada, Europe, Southeast Asia and other high-value growth markets, including China, India, the Middle East and Latin America.

We intend to use the net proceeds of this offering, together with the net proceeds of the Ordinary Shares Offering and the proposed Debt Financing described below to finance the Cash Consideration Portion of the Acquisition and to pay related fees and expenses. In the event that we do not consummate the Acquisition on or prior to November 30, 2015 or the Merger Agreement is terminated at any time prior to such date, then we expect to use the net proceeds from this offering the Mandatory Convertible Preferred Shares as described under “Description of Mandatory Convertible Preferred Shares—Acquisition Termination Redemption.” This offering is not contingent upon the closing of the Ordinary Shares Offering (nor is the completion of the Ordinary Shares Offering contingent on the closing of this offering) or the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. We cannot assure you that the Acquisition will be completed or, if completed, that it will be completed within the time period or on the terms and with the anticipated benefits described in this prospectus supplement.

Upon the successful closing of the Acquisition, we intend to use the Allergan name as our corporate name for our global branded pharmaceuticals business, and will retain the Actavis name for our global generic pharmaceutical business. The change in our corporate name will be subject to approval by our shareholders.

About Allergan

Allergan is a multi-specialty health care company focused on developing and commercializing innovative pharmaceuticals, biologics, medical devices and over-the-counter products. Allergan discovers, develops and commercializes a diverse range of products for the ophthalmic, neurological, medical aesthetics, medical dermatology, breast aesthetics, urological and other specialty markets around the world.

Allergan sells its products directly through its own sales subsidiaries in approximately 40 countries and, supplemented by independent distributors, in over 100 countries worldwide. Allergan maintains a global strategic marketing team, as well as regional sales and marketing organizations, to support the promotion and sale of products.

Allergan’s global research and development efforts are focused on eye care, neurology, urology, skin care and medical aesthetics. Allergan supplements its own R&D activities with a commitment to identify and obtain new technologies through in-licensing, research collaborations, joint ventures and acquisitions.

Allergan’s diversified business model includes products for which patients may be eligible for reimbursement and cash pay products that consumers pay for directly out-of-pocket.

Allergan operates its business on the basis of two reportable segments—specialty pharmaceuticals and medical devices. The specialty pharmaceuticals segment produces a broad range of pharmaceutical products, including: ophthalmic products for dry eye, glaucoma, inflammation, infection, allergy and retinal disease; Botox® for certain therapeutic and aesthetic indications; skin care products for acne, psoriasis, eyelash growth and other prescription and OTC skin care products; and urologics products. The medical devices segment produces a broad range of medical devices, including: breast implants for augmentation, revision and reconstructive surgery and tissue expanders; and facial aesthetics products.

Key therapeutic areas of focus for the specialty pharmaceuticals segment include:

•	Eye Care Pharmaceuticals. Key products include Restasis® for chronic dry eye, Alphagan® and Lumigan® for glaucoma, and Ozurdex® for macular edema and uveitis.

•

Neuromodulators. The key product in this area is Botox®, which is approved in the United States for both therapeutic indications (including adult chronic migraine, overactive bladder, urinary incontinence and cervical dystonia) and for cosmetic uses (including the temporary improvement in the appearance of moderate to severe glabellar lines in adults age 65 or younger).

•

Skin Care. Key products include Aczone® and Tazorac® for acne treatment, Latisse® for growing longer, fuller and darker eyelashes, and the SkinMedica® family of various physician-dispensed, non-prescription aesthetic products.

Key areas of focus for the medical devices segment include:

•	Facial Aesthetics. The key product in this area is the Juvéderm® dermal filler family of products.

•	Breast Aesthetics. Key products include silicone gel and saline breast implants in a variety of shapes, sizes and textures for breast augmentation, revision and reconstructive surgery.

•	Plastic Surgery. The key product in this area is the Seri® Surgical Scaffold product indicated for use as a transitory scaffold for soft tissue support and repair.

Financing transactions

In addition to this offering, we expect to obtain or otherwise incur additional financing for the Acquisition as described below.

Ordinary Shares Offering.    Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 13,194,445 of our ordinary shares, plus up to 1,319,444 additional ordinary shares that the underwriters of the Ordinary Shares Offering have the option to purchase from us solely to cover overallotments, if any, in each case, at the public offering price of $288.00 per share. For a description of certain of the terms of our ordinary shares, see “Description of Actavis Ordinary Shares” in the accompanying prospectus. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the securities being offered in the Ordinary Shares Offering.

Debt Financing.    Subsequent to this offering and, if completed, the Ordinary Shares Offering, we or one or more of our subsidiaries expect to offer approximately $22.0 billion in aggregate principal amount of senior notes (the “Senior Notes”) to fund a portion of the Cash Consideration Portion, and related fees and expenses, for the Acquisition. In connection with the Acquisition, we also expect that one or more of our subsidiaries will borrow up to $5.5 billion under senior unsecured term loan facilities (the “Term Facilities’), consisting of a tranche of three-year senior unsecured term loans in an original aggregate principal amount of $2.75 billion and a tranche of five-year senior unsecured term loans in an original aggregate principal amount of $2.75 billion, and will borrow amounts under a 60-day senior unsecured bridge loan facility in an original aggregate principal amount of up to $4.698 billion (the “Cash Bridge Facility”). We expect to repay any amount borrowed under the Cash Bridge Facility with available cash on hand. In addition, if and to the extent the Mandatory Convertible Preferred Shares offered hereby, the ordinary shares issued substantially concurrently herewith or the proposed Senior Notes are not issued and sold (or are issued in lesser amounts), we will borrow up to $30.9 billion in loans under a 364-day senior unsecured bridge facility (the “Bridge Facility”). We refer to any debt financing that we expect to incur to fund the Cash Consideration Portion for the Acquisition and to pay related fees and expenses as the “Debt Financing”. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any debt that may be sold or placed in the proposed Debt Financing.

Completion of this offering is not contingent upon completion of (1) the closing of the Ordinary Shares Offering, (2) the closing of the proposed Debt Financing or (3) the completion of the Acquisition. Accordingly, even if the Acquisition or the other financing transactions do not occur, the Mandatory Convertible Preferred Shares sold in this offering may remain outstanding, and we will not have any obligation to offer to repurchase any or all of the Mandatory Convertible Preferred Shares sold in this offering though we may, at our option, redeem the Mandatory Convertible Preferred Shares if the Acquisition has not closed on or before 5:00 p.m. (New York City time) on November 30, 2015, the Merger Agreement is terminated or we determine the Acquisition will not occur.

We cannot assure you that we will complete the Acquisition or any of the other financing transactions on the terms contemplated by this prospectus supplement or at all.

After the closing of the Acquisition, if completed, we may also replenish our cash or repay any borrowings made in connection with the Acquisition with the proceeds of additional financings.

The offering

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and the accompanying prospectus and the information included or incorporated and deemed to be incorporated by reference herein and therein, including the section entitled “Risk factors” included in this prospectus supplement and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus supplement, before making an investment decision. As used in this section, “we”, “our” and “us” refer only to Actavis plc and not to its consolidated subsidiaries.

Issuer	Actavis plc, an Irish public limited company.

Securities Offered	4,600,000 of our 5.500% Mandatory Convertible Preferred Shares, Series A, par value $0.0001 per share.

Public Offering Price	$1,000.00 per Mandatory Convertible Preferred Share.

Overallotment Option	We have granted the underwriters a 30-day option to purchase up to 460,000 additional Mandatory Convertible Preferred Shares solely to cover overallotments, if any, at the public offering price, less the underwriting discounts and commissions.

Dividends	5.500% of the liquidation preference of $1,000.00 per Mandatory Convertible Preferred Share per annum. Dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the first original issue date, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends, and, to the extent that we are legally permitted to pay dividends and our board of directors (which term, as used in this summary, includes an authorized committee of the board) declares a dividend with respect to the Mandatory Convertible Preferred Shares, we will pay such dividend in cash or, subject to certain limitations, in our ordinary shares or by delivery of any combination of cash and our ordinary shares, as determined by us in our sole discretion, on each dividend payment date; provided that any undeclared or unpaid dividends will continue to accumulate. Dividends that are declared will be payable on the dividend payment dates to holders of record of the Mandatory Convertible Preferred Shares on the immediately preceding February 15, May 15, August 15 and November 15 (each a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. Assuming the initial issue date is March 2, 2015, the expected dividend payable on the first dividend payment date is $13.60 per share. Each subsequent dividend is expected to be $13.75 per share. See “Description of Mandatory Convertible Preferred Shares—Dividends”.

If we elect to make any payment of a declared dividend, or any portion thereof, in our ordinary shares, such shares shall be valued for such purpose at the average VWAP per ordinary share (as defined under “Description of Mandatory Convertible Preferred Shares—Method of Payment of Dividends”) over the five consecutive trading day period beginning on and including the seventh scheduled trading day prior to the applicable dividend payment date (the “average price”), multiplied by 97%. In no event will the number of our ordinary shares delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $100.80, which amount represents 35% of the initial price (as defined below) (subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as described below) (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of the number of our ordinary shares delivered in connection with such declared dividend and 97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash.

The “initial price” is $288.00, which equals the per share public offering price of our ordinary shares in the Ordinary Shares Offering.

Under Irish law, our board of directors (or an authorized committee) may only declare and pay cash dividends on the Mandatory Convertible Preferred Shares out of our “distributable reserves.” While as of December 31, 2014 we did not have distributable reserves, we have filed a petition with the Irish High Court to confirm the creation of approximately $5.79 billion of distributable reserves by decreasing our share premium account. We have undertaken to the underwriters to use reasonable best efforts to create distributable reserves if the Irish High Court declines our petition. If distributable reserves are not created, we may deliver ordinary shares instead of cash to satisfy our obligations under the Mandatory Convertible Preferred Shares.

Dividend Payment Dates	March 1, June 1, September 1 and December 1 of each year, commencing on June 1, 2015 and to, and including, the mandatory conversion date.

Acquisition Termination Redemption	If the Acquisition has not closed on or before 5:00 p.m. (New York City time) on November 30, 2015, the Merger Agreement is terminated or if we determine in our reasonable judgment that the Acquisition will not occur, we may, at our option, give notice of acquisition termination redemption to the holders of the Mandatory Convertible Preferred Shares. If we provide such notice, then, on the acquisition termination redemption date (as defined herein), we will be required to redeem the Mandatory Convertible Preferred Shares, in whole but not in part, at a redemption amount per Mandatory Convertible Preferred Share equal to the acquisition termination make-whole amount described herein.

If redeemed, we will pay the acquisition termination make-whole amount in cash unless the acquisition termination share price described herein is greater than the initial price. If the acquisition termination share price is greater than the initial price, we will pay the acquisition termination make-whole amount in ordinary shares and cash, unless we elect, subject to certain limitations, to pay cash or ordinary shares in lieu of such amounts. See “Description of Mandatory Convertible Preferred Shares—Acquisition termination redemption.”

Other than pursuant to the provisions described in this prospectus supplement, the Mandatory Convertible Preferred Shares will not be redeemable by us. See “Description of Mandatory Convertible Preferred Shares—Acquisition termination redemption.”

Mandatory Conversion Date	March 1, 2018.

Mandatory Conversion	On the mandatory conversion date, each Mandatory Convertible Preferred Share, unless previously converted, will automatically convert into our ordinary shares based on the conversion rate.

If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record as of the immediately preceding record date, as described above. If, prior to the mandatory conversion date, we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Shares, the conversion rate will be adjusted so that holders receive an additional number of our ordinary shares equal to the amount of such undeclared, accumulated and unpaid dividends (such amount, the “additional conversion amount”) divided by the greater of the floor price and 97% of the average price. To the extent that the additional conversion amount exceeds the product of the number of additional shares and 97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Shares.

Conversion Rate	The conversion rate for each Mandatory Convertible Preferred Share will be not more than 3.4722 of our ordinary shares and not less than 2.8345 of our ordinary shares (the “minimum conversion rate”), depending on the applicable market value of our ordinary shares, and subject to certain anti-dilution adjustments. The “applicable market value” of our ordinary shares is the average VWAP per ordinary share over the 20 consecutive trading day period beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date.

The conversion rate will be calculated as described under “Description of Mandatory Convertible Preferred Shares—Mandatory conversion”, and the following table illustrates the conversion rate per Mandatory Convertible Preferred Share, subject to certain anti-dilution adjustments.

Applicable market value of our ordinary shares	Conversion rate (number of our ordinary shares to be received upon mandatory conversion of each Mandatory Convertible Preferred Share)

Greater than $352.80 (which is the threshold appreciation price)	2.8345 shares (approximately equal to $1,000.00 divided by the threshold appreciation price).

Equal to or less than $352.80 but greater than or equal to $288.00	Between 2.8345 and 3.4722 shares, determined by dividing $1,000.00 by the applicable market value of our ordinary shares.

Less than $288.00 (which is the initial price)	3.4722 shares (approximately equal to $1,000.00 divided by the initial price).

Conversion at the Option of the Holder	At any time prior to March 1, 2018, other than during a fundamental change conversion period (as defined below), holders of the Mandatory Convertible Preferred Shares may elect to convert their Mandatory Convertible Preferred Shares in whole or in part (but in no event less than one Mandatory Convertible Preferred Share), into our ordinary shares at the minimum conversion rate of 2.8345 ordinary shares per Mandatory Convertible Preferred Share (“early conversion”) as described under “Description of Mandatory Convertible Preferred Shares—Conversion at the option of the holder”. The minimum conversion rate is subject to certain anti-dilution adjustments.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Shares at such time receive an additional number of our ordinary shares equal to such amount of undeclared, accumulated and unpaid dividends for such prior dividend periods, divided by the greater of the floor price and the average VWAP per ordinary share over the 20 consecutive trading day period commencing on and including the 22nd scheduled trading day immediately preceding the early conversion date (the “early conversion average price”). To the extent that the cash amount of the undeclared, accumulated and unpaid dividends for all dividend periods ending on a dividend payment date prior to the relevant early conversion date exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Conversion at the Option of the Holder Upon Fundamental Change; Fundamental Change Dividend Make-Whole Amount	If a “fundamental change” (as defined under “Description of Mandatory Convertible Preferred Shares—Conversion at the option of the holder upon fundamental change; fundamental change dividend make-whole amount”) occurs on or prior to March 1, 2018, holders of the Mandatory Convertible Preferred Shares will have the right to convert their Mandatory Convertible Preferred Shares, in whole or in part (but in no event less than one Mandatory Convertible Preferred Share), into ordinary shares at the “fundamental change conversion rate” during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (the “fundamental change effective date”) and ending on the date that is 20 calendar days after the fundamental change effective date (or, if earlier, the mandatory conversion date). The fundamental change conversion rate will be determined based on the fundamental change effective date and the price paid or deemed paid per ordinary share in the transaction resulting in such fundamental change (the “fundamental change share price”).

Holders who convert their Mandatory Convertible Preferred Shares within the fundamental change conversion period will also receive a “fundamental change dividend make-whole amount”, in cash or in our ordinary shares or any combination thereof, equal to the present value (computed using a discount rate of 2.75% per annum) of all remaining dividend payments on their Mandatory Convertible Preferred Shares (excluding any accumulated dividend amount (as defined under “Description of Mandatory Convertible Preferred Shares—Conversion at the option of the holder upon fundamental change; fundamental change dividend make-whole amount—Fundamental change dividend make-whole amount and accumulated dividend amount”) and declared dividends for a dividend period during which the fundamental change effective date falls) from such fundamental change effective date to, but excluding, the mandatory conversion date. If we elect to pay the fundamental change dividend make-whole amount in our ordinary shares in lieu of cash, the number of our ordinary shares that we will deliver will equal (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the fundamental change share price.

In addition, to the extent that the accumulated dividend amount exists as of the fundamental change effective date, holders who convert their Mandatory Convertible Preferred Shares within the fundamental change conversion period will be entitled to receive such accumulated dividend amount in cash (to the extent we are legally permitted to do so) or our ordinary shares or any combination thereof, at our election, upon conversion. If we elect to pay the accumulated dividend amount in our ordinary shares in lieu of cash, the number of our ordinary shares that we will deliver will equal (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the fundamental change share price. To the extent that the fundamental change dividend make-whole amount or the accumulated dividend amount or any portion thereof paid in our ordinary shares exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the fundamental change share price, we will, if we are legally able to do so, declare and pay such excess amount in cash. See “Description of Mandatory Convertible Preferred Shares—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”.

Anti-Dilution Adjustments	The conversion rate may be adjusted in the event of, among other things: (1) dividends or distributions of ordinary shares; (2) certain issuances of ordinary share rights or warrants to purchase our ordinary shares at less than the current market price; (3) subdivisions or combinations of our ordinary shares; (4) certain distributions of evidences of our indebtedness, shares of our share capital, securities, rights to acquire shares of our share capital, cash or other assets, including share capital of subsidiaries or other business units in spin-offs; (5) dividends or other distributions consisting exclusively of cash other than in connection with certain reorganization events, a voluntary or involuntary liquidation, dissolution or winding up, or a tender or exchange offer; and (6) certain self-tender or exchange offers for our ordinary shares. See “Description of Mandatory Convertible Preferred Shares—Anti-dilution adjustments”.

Liquidation Preference	$1,000.00 per Mandatory Convertible Preferred Share.

Voting Rights	Except as specifically required by Irish law or our Amended and Restated Memorandum and Articles of Association (“Articles”) or the extract resolutions of the board of directors, or an authorized committee thereof, of Actavis plc setting forth the terms of the Mandatory Convertible Preferred Shares (the “Designations”), the holders of Mandatory Convertible Preferred Shares will have no voting rights.

Whenever dividends on the Mandatory Convertible Preferred Shares (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of our ordinary shares sufficient to discharge our obligations in respect thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not consecutive, the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders, automatically be increased by two and the holders of the Mandatory Convertible Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred shares then outstanding, will be entitled, at our next annual meeting or at a special meeting of shareholders, to elect two directors to fill such newly created directorships created thereby, subject to certain limitations.

We will not, without the affirmative vote or consent of holders of at least two-thirds of the outstanding Mandatory Convertible Preferred Shares and all other series of voting preferred shares entitled to vote thereon, voting together as a single class (1) amend or alter the provisions of our Articles or the Designations so as to authorize or create, or increase the authorized amount of, any specific class or series of senior shares (as defined below); (2) amend, alter or repeal the provisions of our Articles or the Designations so as to adversely affect the special rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Shares; or (3) consummate a binding share exchange or reclassification involving the Mandatory Convertible Preferred Shares or a merger or consolidation of us with another entity, unless in each case the Mandatory Convertible Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are replaced by preferred shares of the surviving or resulting entity, and the Mandatory Convertible Preferred Shares that remain outstanding or such preferred shares, as the case may be, have terms, taken as a whole, not materially less favorable to holders, in each case subject to certain exceptions. For more information about voting rights, see “Description of Mandatory Convertible Preferred Shares—Voting rights”.

Certain matters, such as increasing the amount of authorized but unissued preferred shares or the issuance of additional Mandatory Convertible Preferred Shares or additional preferred shares of a class or series of parity shares (as defined below) or junior shares (as defined below), will not require the affirmative vote of holders of Mandatory Convertible Preferred Shares. For more information, see “Description of Mandatory Convertible Preferred Shares—Voting rights” and “Risk factors—Risks relating to the Mandatory Convertible Preferred Shares and Ordinary Shares—You will have no voting rights except under limited circumstances.”

Ranking	The Mandatory Convertible Preferred Shares will rank with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution:

•

senior to our ordinary shares and each class or series of our share capital established in the future unless the terms of such shares expressly provide that they will rank senior to, or on parity with, the Mandatory Convertible Preferred Shares (“junior shares”);

•

on parity with each class or series of our share capital established in the future the terms of which expressly provide that they will rank on parity with the Mandatory Convertible Preferred Shares (“parity shares”);

•

junior to each class or series of our share capital established in the future the terms of which expressly provide that they will rank senior to the Mandatory Convertible Preferred Shares (“senior shares”); and

•	junior to our existing and future indebtedness.

For information concerning the ranking of the Mandatory Convertible Preferred Shares, see “Description of Mandatory Convertible Preferred Shares—Ranking”.

As of December 31, 2014, we had a total of approximately $15.5 billion of outstanding indebtedness and, on an as-adjusted basis after giving effect to the proposed Debt Financing, other than the Cash Bridge Facility, and the Acquisition, would have had approximately $45.2 billion of outstanding indebtedness, in each case including long-term debt and short-term debt. We have the ability to, and may incur, additional indebtedness in the future.

Use of Proceeds	We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $4,480,888,800 (or approximately $4,929,677,680 if the underwriters exercise their overallotment option in full).

We expect to use the net proceeds of this offering, together with the net proceeds of the Ordinary Shares Offering and the proposed Debt Financing, to finance the Cash Consideration Portion of the purchase price for the Acquisition and to pay related fees and expenses. In the event that we do not consummate the Acquisition on or prior to November 30, 2015 or the Agreement is terminated at any time prior to such date, then we expect to use the net proceeds from this offering to redeem the Mandatory Convertible Preferred Shares as described under “Description of Mandatory Convertible Preferred Shares—Acquisition termination redemption.”

Certain United States Federal Income Tax Considerations	The material United States federal income tax consequences of purchasing, owning and disposing of the Mandatory Convertible Preferred Shares and any ordinary shares received upon conversion are described in “Certain United States federal income tax considerations.”

Certain Irish Tax Considerations	The material Irish tax consequences of purchasing, owning and disposing of the Mandatory Convertible Preferred Shares and any ordinary shares received upon conversion are described in “Certain Irish tax considerations.” Affected holders of the Mandatory Convertible Preferred Shares may take actions so Irish dividend withholding tax is not withheld from dividends, as described in “Certain Irish tax considerations—Withholding tax on dividends (DWT).”

Listing	We intend to apply to have the Mandatory Convertible Preferred Shares listed on the NYSE under the symbol “ACTPRA”. Our ordinary shares are listed on the NYSE under the symbol “ACT”.

Concurrent Ordinary Shares Offering	Concurrently with this offering, we are offering, by means of a separate prospectus supplement, 13,194,445 of our ordinary shares, plus up to an additional 1,319,444 of our ordinary shares that the underwriters of such offering have the option to purchase from us solely to cover overallotments, if any, in each case, at the actual public offering price of $288.00 per ordinary share in connection with the financing of the Acquisition.

Transfer Agent and Registrar	Computershare Trust Company, N.A. is the transfer agent and registrar for the Mandatory Convertible Preferred Shares.

Payment and Settlement	The Mandatory Convertible Preferred Shares are expected to be delivered against payment on March 2, 2015. The Mandatory Convertible Preferred Shares will be registered in the name of a nominee of Depository Trust Company (“DTC”) in New York, New York. In general, beneficial ownership interests in the Mandatory Convertible Preferred Shares will be shown on, and transfers of these beneficial ownership interests will be effected only through, records maintained by DTC and its direct and indirect participants.

Immediately after the consummation of this offering, we will have 4,600,000 Mandatory Convertible Preferred Shares issued and outstanding (or 5,060,000 if the underwriters exercise their overallotment option in full). Immediately after the completion of the Ordinary Shares Offering, we will have 279.5 million of our ordinary shares issued and outstanding. The number of our ordinary shares outstanding immediately after the Ordinary Shares Offering that appears in the preceding sentence is based on 266.3 million of our ordinary shares outstanding as of February 24, 2015 plus 13,194,445 of our ordinary shares that we are offering pursuant to the Ordinary Shares Offering, but excluding:

•	1,319,444 of our ordinary shares issuable on the exercise of the underwriters’ overallotment option in the Ordinary Shares Offering;

•	the estimated issuance of 110 million ordinary shares in the Ordinary Shares Offering to pay the aggregate Stock Consideration Portion of the Acquisition;

•

up to 13,038,700 of our ordinary shares (up to 14,342,570 of our ordinary shares if the underwriters in this offering exercise their overallotment option in full), in each case assuming mandatory conversion based on an applicable market value of our ordinary shares greater than the threshold appreciation price of the Mandatory Convertible Preferred Shares of $352.80 and subject to anti-dilution, make-whole and other adjustments, that would be issuable upon conversion of Mandatory Convertible Preferred Shares issued in this offering; and

•	an aggregate of approximately 15.2 million of our ordinary shares reserved for issuance under our various share compensation plans as of December 31, 2014.

Risk factors

See “Risk factors” beginning on page S-25 of this prospectus supplement and page 8 of the accompanying prospectus for a discussion of factors to which you should refer and carefully consider prior to making an investment in the Mandatory Convertible Preferred Shares.

Summary historical and pro forma financial data

The following table sets forth the summary historical and pro forma financial data of Actavis plc. The following summary selected historical financial data should be read in conjunction with “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto of Actavis plc, which are incorporated by reference in this prospectus supplement. The following table sets forth summary selected financial data of Actavis plc as of and for the years ended December 31, 2014 and 2013. The financial data as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013 have been derived from the audited financial statements of Actavis plc. The unaudited pro forma financial information of Actavis plc is based upon the historical financial statements of Actavis plc and Allergan for the year ended December 31, 2014, each of which are incorporated by reference herein, adjusted to give effect to the transactions described under “Unaudited pro forma combined financial information” included in this prospectus supplement.

	Years ended December 31,
			Pro Forma
(In millions, except per share amounts)	2013	2014	2014
Net revenues	$8,677.6	$13,062.3	$22,595.5

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	4,690.7	6,303.8	7,602.4
Research and development	616.9	1,085.9	2,802.1
Selling and marketing	1,020.3	1,850.0	4,872.1
General and administrative	1,027.5	1,743.2	3,159.4
Amortization	842.7	2,597.5	7,668.5
Goodwill impairments	647.5	17.3	17.3
In-process research and development impairments	4.9	424.3	424.3
Loss on assets held for sale	42.7	190.8	190.8
Assets sales, impairments, and contingent consideration adjustment, net	207.6	117.2	145.4

Total operating expenses	9,100.8	14,330.0	26,882.3

Operating income (loss)	(423.2)	(1,267.7)	(4,286.8)

Interest income	4.8	8.9	30.4
Interest expense	(239.8)	(411.8)	(1,605.0)
Other income (expense), net	19.8	(41.5)	52.3

Total other income (expense), net	(215.2)	(444.4)	(1,522.3)

(Loss) before income taxes and noncontrolling interest	(638.4)	(1,712.1)	(5,809.1)
(Benefit) / provision for income taxes	112.7	(81.9)	(734.0)

Net (loss)	(751.1)	(1,630.2)	(5,075.1)
(Income) / loss attributable to noncontrolling interest	0.7	(0.3)	(4.9)

Net (loss) attributable to shareholders	$(750.4)	$(1,630.5)	$(5,080.0)

Dividends on preferred stock	—	—	(253.0)

Net (loss) attributable to ordinary shareholders	$(750.4)	$(1,630.5)	($5,333.0)

(Loss) per share attributable to ordinary shareholders:
Basic	$(5.27)	$(7.42)	$(13.75)

Diluted	$(5.27)	$(7.42)	$(13.75)

Weighted average shares outstanding:
Basic	142.3	219.7	387.9

Diluted	142.3	219.7	387.9

	At December 31,
			Pro forma
(in millions)	2013	2014	2014
Current assets	$4,434.7	$6,881.7	$11,509.3
Working capital, excluding assets and liabilities held for sale	1,115.4	939.8	3,713.3
Total assets	22,725.9	52,529.1	139,929.7
Total debt and capital leases	9,052.0	15,543.7	45,211.3
Total equity	9,537.1	28,335.5	70,643.9

Risk factors

Investing in the Mandatory Convertible Preferred Shares involves risk. We and our subsidiaries are subject to various regulatory, operating and other risks as a result of the nature of our operations and the marketplace in which we operate. Many of these risks are beyond our control and several pose significant challenges to our business, operations, revenues, net income and cash flows. Before you decided to buy any Mandatory Convertible Preferred Shares, you should carefully consider the risks described below, which include risks associated with our acquisition of Allergan, together with the risk factors described in the accompanying prospectus and with all the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks described herein and therein are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business. If any of the risks actually occur, our business, financial condition or results of operations could suffer. In that event, you may lose all or part of your investment in the Mandatory Convertible Preferred Shares.

For more information about the risks, uncertainties and assumptions relating to us and our business, we refer you to the discussion under the caption “Risk factors” included in our Annual Report on Form10-K for the year ended December 31, 2014, as updated by annual, quarterly and other reports and documents we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

For more information about the risks, uncertainties and assumptions relating to Allergan and its business, we refer you to the discussion under the caption “Risk factors” included in Allergan’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks relating to the Mandatory Convertible Preferred Shares and ordinary shares

You will bear the risk of a decline in the market price of our ordinary shares between the pricing date for the Mandatory Convertible Preferred Shares and the mandatory conversion date.

The number of our ordinary shares that you will receive upon mandatory conversion of the Mandatory Convertible Preferred Shares is not fixed but instead will depend on the applicable market value of our ordinary shares, which is the average VWAP per ordinary share over the 20 consecutive trading day period beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date. The aggregate market value of our ordinary shares that you would receive upon mandatory conversion may be less than the aggregate liquidation preference of the Mandatory Convertible Preferred Shares. Specifically, if the applicable market value of our ordinary shares is less than the initial price of $288.00, the market value of our ordinary shares that you would receive upon mandatory conversion of each Mandatory Convertible Preferred Shares will be less than the $1,000.00 liquidation preference, and an investment in the Mandatory Convertible Preferred Shares would result in a loss. Accordingly, you will bear the risk of a decline in the market price of our ordinary shares. Any such decline could be substantial.

The opportunity for equity appreciation provided by your investment in the Mandatory Convertible Preferred Shares is less than that provided by a direct investment in our ordinary shares.

The market value of our ordinary shares that you would receive upon mandatory conversion of each Mandatory Convertible Preferred Share on the mandatory conversion date will only exceed the liquidation preference of $1,000.00 per Mandatory Convertible Preferred Share if the applicable market value of our ordinary shares exceeds the threshold appreciation price of $352.80. The threshold appreciation price represents an appreciation of 22.50% over the initial price. In this event, you would receive on the mandatory conversion date approximately 81.6327% (which percentage is equal to the initial price divided by the threshold appreciation price) of the value of our ordinary shares that you would have received if you had made a direct investment in our ordinary shares on the date of this prospectus supplement. This means that the opportunity for equity appreciation provided by an investment in the Mandatory Convertible Preferred Shares is less than that provided by a direct investment in our ordinary shares.

In addition, if the market value of our ordinary shares appreciates and the applicable market value of our ordinary shares is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of our ordinary shares that you would receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the Mandatory Convertible Preferred Shares, and you will realize no equity appreciation on our ordinary shares.

Our ability to declare and pay cash dividends on the Mandatory Convertible Preferred Shares may be limited.

Our declaration and payment of cash dividends on the Mandatory Convertible Preferred Shares in the future will be determined by our board of directors (or an authorized committee thereof) in its sole discretion and will depend on business conditions, our financial condition, earnings and liquidity and other factors. See “—Risks Relating to Our Business” for a discussion of some of these factors.

The agreements governing any of our and our subsidiaries’ existing or future indebtedness may limit our ability to declare and pay cash dividends on our ordinary shares and the Mandatory Convertible Preferred Shares. In the event that the agreements governing any such indebtedness restrict our ability to declare and pay dividends in cash on the Mandatory Convertible Preferred Shares, we may be unable to declare and pay dividends in cash on the Mandatory Convertible Preferred Shares unless we can repay or refinance the amounts outstanding under such agreements.

In addition, under Irish law, our board of directors (or an authorized committee thereof) may only declare and pay dividends on shares of our share capital out of our “distributable reserves”. Distributable reserves generally means the excess of our accumulated realized profits over our accumulated realized losses, and also includes distributable reserves created by way of a reduction of capital, as reflected in our most recent unconsolidated accounts presented to our shareholders at our annual general meeting or such other interim financial statements prepared for such purpose. In addition, under Irish law, we can only make a distribution or pay a dividend to the extent our net assets are equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves and the distribution or dividend would not reduce our net assets below such aggregate amount. Undistributable reserves include our share premium account and the amount by which our accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed our accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of our capital. While as of December 31, 2014 we did not have distributable reserves out of which to pay cash dividends on the Mandatory Convertible Preferred Shares, we have filed a petition with the Irish High Court to confirm the creation of approximately $5.79 billion of distributable reserves by reducing some of the share premium created by the issuance of our ordinary shares in connection with the Warner Chilcott Acquisition. We expect to receive approval of the Irish High Court in advance of the first dividend payment on the Mandatory Convertible Preferred Shares. We are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves; however, the issuance of the required order is a matter for the discretion of the Irish High Court. In the event that distributable reserves are not created, no distributions (whether by way of dividends, redemptions or otherwise) will be permitted under Irish law until such time as the Company has created sufficient distributable reserves from its trading activities. Further, even if we are permitted under our contractual obligations and Irish law to declare and pay cash dividends on the Mandatory Convertible Preferred Shares, we may not have sufficient cash to declare and pay dividends in cash on the Mandatory Convertible Preferred Shares. In such circumstances, we may elect to deliver our ordinary shares to satisfy our obligations under the Mandatory Convertible Preferred Shares instead of paying a cash dividend or distribution. Delivering ordinary shares amounts to a capitalization of our reserves as opposed to a distribution under Irish law.

If upon (i) mandatory conversion, (ii) an early conversion at the option of a holder or (iii) an early conversion upon a fundamental change, we have not declared and paid all or any portion of the accumulated dividends payable on the Mandatory Convertible Preferred Shares for specified periods, converting holders will receive an additional number of our ordinary shares having a market value generally equal to the amount of such undeclared, accumulated and unpaid dividends, subject to the limitations described under “Description of Mandatory Convertible Preferred Shares—Mandatory conversion”, “Description of Mandatory Convertible Preferred Shares—Conversion at the option of the holder” and “Description of Mandatory Convertible Preferred Shares—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”, respectively. In the case of mandatory conversion or conversion upon a fundamental change, if these limits to the adjustment of the conversion rate are reached, we will pay the shortfall in cash if we have sufficient distributable reserves, are otherwise legally permitted to do so and are not restricted by the terms of our indebtedness at that time. We will not have an obligation to pay the shortfall in cash if these limits to the adjustment of the conversion rate are reached in the case of an early conversion at the option of the holder.

Recent regulatory actions may adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Shares.

Investors in, and potential purchasers of, the Mandatory Convertible Preferred Shares who employ, or seek to employ, a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Shares may be adversely impacted by regulatory developments that may limit or restrict such a strategy. The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that restrict and otherwise regulate short selling and over-the-counter swaps and security-based swaps, which restrictions and regulations may adversely affect the ability of investors in, or potential purchasers of, the Mandatory Convertible Preferred Shares to conduct a convertible arbitrage strategy with respect to the Mandatory Convertible Preferred Shares. This could, in turn, adversely affect the trading price and liquidity of the Mandatory Convertible Preferred Shares.

The adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount upon the occurrence of certain fundamental changes may not adequately compensate you.

If a fundamental change (as defined in “Description of Mandatory Convertible Preferred Shares—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”) occurs on or prior to the mandatory conversion date, holders will be entitled to convert their Mandatory Convertible Preferred Shares during the fundamental change conversion period at the fundamental change conversion rate (in each case as defined in “Description of Mandatory Convertible Preferred Shares—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”). The fundamental change conversion rate represents an adjustment to the conversion rate otherwise applicable unless the fundamental change share price (as defined in “Description of Mandatory Convertible Preferred Shares—Conversion at the Option of the Holder upon Fundamental Change; Fundamental Change Dividend Make-whole Amount”) is less than $100.00 or above $1,200.00 (in each case, subject to adjustment). In addition, with respect to any Mandatory Convertible Preferred Shares converted during the fundamental change conversion period, you will also receive, among other consideration, a fundamental change dividend make-whole amount in cash (provided we have sufficient distributable reserves), ordinary shares or a combination thereof. Although this adjustment to the conversion rate and the payment of the fundamental change dividend make-whole amount are designed to compensate you for the lost option value of the Mandatory Convertible Preferred Shares and lost dividends as a result of a fundamental change, they are only an approximation of such lost value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash or by delivering our ordinary shares or any combination thereof) could possibly be construed as a penalty under Irish law and therefore be deemed invalid.

Investors will not have any rights to require us to redeem the Mandatory Convertible Preferred Shares in the event that an acquisition termination event occurs or the Acquisition is not completed by November 30, 2015.

Investors will not have any rights to require us to redeem the Mandatory Convertible Preferred Shares if an acquisition termination event occurs or the Acquisition is not completed by 5:00 p.m. (New York City time) on November 30, 2015. Further, investors will not have any right to require us to redeem the Mandatory Convertible Preferred Shares if, subsequent to the completion of this offering, we or Allergan experience any changes in our business or financial condition or if the terms of the Acquisition or the financing thereof change. Even if we redeem the Mandatory Convertible Preferred Shares, investors may not obtain their expected return and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return.

Actavis plc may fail to realize all of the anticipated benefits of the Acquisition or those benefits may take longer to realize than expected. Actavis plc may also encounter significant difficulties in integrating the two businesses.

The ability of Actavis plc to realize the anticipated benefits of the Acquisition will depend, to a large extent, on Actavis plc’s ability to integrate the two businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, Actavis plc and Allergan will be required to devote significant management attention and resources prior to closing to prepare for integrating, and Actavis plc will be required to devote significant management attention and resources post-closing to integrate, the business practices and operations of Actavis plc and Allergan. The integration process may disrupt the businesses and, if implemented ineffectively, would restrict the realization of the full expected benefits. The failure to meet the challenges involved in integrating the two businesses and to realize the anticipated benefits of the transactions could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the combination;

•	difficulties in the integration of operations and systems;

•	conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•

potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Acquisition, including possible adverse tax consequences to the Actavis plc group pursuant to the anti-inversion rules under section 7874 of the Internal Revenue Code of 1986, as amended, as a result of the Acquisition or otherwise;

•	challenges in attracting and retaining key personnel; and

•	coordinating a geographically dispersed organization.

Many of these factors will be outside of the control of Actavis plc or Allergan and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of Actavis plc and Allergan are integrated successfully, the full benefits of the transactions may not be realized, including the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of Actavis plc and Allergan. All of these factors could cause dilution to the earnings per share of Actavis plc, decrease or delay the expected accretive effect of the transactions, and negatively impact the price of our ordinary shares. As a result, it cannot be assured that the combination of Actavis plc and Allergan will result in the realization of the full benefits anticipated from the transactions.

Actavis plc and Allergan will incur direct and indirect costs as a result of the Acquisition.

Actavis plc and Allergan will incur substantial expenses in connection with and as a result of completing the Acquisition and, over a period of time following the completion of the Acquisition, Actavis plc further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Actavis plc and Allergan. While Actavis plc has assumed that a certain level of transaction expenses will be incurred, factors beyond Actavis plc’s control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately.

If the Acquisition is consummated, Actavis plc will incur a substantial amount of debt to finance the aggregate Cash Consideration Portion and certain other amounts to be paid in connection with the Acquisition, which could adversely affect Actavis plc’s business, including by restricting its ability to engage in additional transactions or incur additional indebtedness or resulting in a downgrade or other adverse action with respect to Actavis plc’s credit rating.

In connection with the Acquisition, Actavis plc expects that one or more of its subsidiaries, including Actavis Funding SCS, will (i) borrow up to $5.5 billion under the Term Facilities, (ii) issue and sell up to $22.0 billion of Senior Notes, (iii) borrow up to $4.698 billion under the Cash Bridge Facility and (iv) if and to the extent the Senior Notes, our ordinary shares or the Mandatory Convertible Preferred Shares are not issued and sold, borrow up to $30.9 billion under the Bridge Facility. Following the completion of the Acquisition, the combined company will have a significant amount of debt outstanding. On a pro forma basis, giving effect to the incurrence of debt, the consolidated debt of Actavis plc would have been approximately $45.2 billion as of December 31, 2014. Actavis plc’s net consolidated borrowing costs, which cannot be predicted at this time, will depend on rates in effect from time to time, the structure of the indebtedness, taxes and other factors.

This substantial level of debt could have important consequences to Actavis plc’s business, including, but not limited to:

•	reducing the benefits Actavis plc expects to receive from the Acquisition;

•	making it more difficult for Actavis plc to satisfy its obligations;

•	limiting Actavis plc’s ability to borrow additional funds and increasing the cost of any such borrowing;

•	increasing Actavis plc’s vulnerability to, and reducing its flexibility to respond to, general adverse economic and industry conditions;

•	limiting Actavis plc’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	placing Actavis plc at a competitive disadvantage as compared to its competitors, to the extent that they are not as highly leveraged; and

•	restricting Actavis plc from pursuing certain business opportunities.

Actavis plc’s credit ratings impact the cost and availability of future borrowings and, accordingly, Actavis plc’s cost of capital. Actavis plc’s ratings at any time will reflect each rating organization’s then opinion of Actavis’ financial strength, operating performance and ability to meet its debt obligations. Following the announcement of the Acquisition, Standard & Poor’s Rating Services, Moody’s Investor Service, Inc. and Fitch Ratings, Inc. each reaffirmed its respective ratings of Actavis plc. However, there can be no assurance that Actavis plc will achieve a particular rating or maintain a particular rating in the future. Any reduction in Actavis plc’s credit ratings may limit Actavis plc’s ability to borrow at interest rates consistent with the interest rates that have been available to Actavis plc prior to the Acquisition. If Actavis plc’s credit ratings are downgraded or put on watch for a potential downgrade, Actavis plc may not be able to sell additional debt securities or borrow money in the amounts, at the times or interest rates or upon the more favorable terms and conditions that might be available if Actavis plc’s current credit ratings are maintained. Any impairment of Actavis plc’s ability to obtain future financing on favorable terms could have an adverse effect on Actavis plc’s ability to refinance the Bridge Facility, if drawn, with the issuance of debt securities or alternatives to the Bridge Facility on terms more favorable than under the Bridge Facility, or to refinance, to the extent the Cash Bridge Facility is not otherwise repaid using Allergan’s cash on hand, the Cash Bridge Facility.

Actavis plc expects that, for a period of time following the consummation of the Acquisition, Actavis plc will have significantly less cash on hand than the sum of cash on hand of Actavis plc and Allergan prior to the Acquisition. This reduced amount of cash could adversely affect Actavis plc’s ability to grow.

Actavis plc is expected to have, for a period of time following the consummation of the Acquisition, significantly less cash and cash equivalents on hand than the approximately $5.16 billion of combined cash and cash equivalents of the two companies as of December 31, 2014. On a pro forma basis, giving effect to the Acquisition as if it had been consummated on December 31, 2014, Actavis plc would have had $1.93 billion of cash and cash equivalents. Although the management of Actavis plc believes that it will have access to cash sufficient to meet Actavis plc’s business objectives and capital needs, the lessened availability of cash and cash equivalents for a period of time following the consummation of the Acquisition could constrain Actavis plc’s ability to grow its business. Actavis plc’s more leveraged financial position following the Acquisition could also make it vulnerable to general economic downturns and industry conditions, and place it at a competitive disadvantage relative to its competitors that have more cash at their disposal. In the event that Actavis plc does not have adequate capital to maintain or develop its business, additional capital may not be available to Actavis plc on a timely basis, on favorable terms, or at all.

The Merger Agreement may be terminated in accordance with its terms and the Acquisition may not be completed.

The Merger Agreement contains a number of conditions that must be fulfilled to complete the Acquisition. Those conditions include: the approval of the Merger Agreement and Plan of Merger, dated as of November 16, 2014, as it may be amended from time to time, by and among Actavis plc, Avocado Acquisition Inc. and Allergan (the “Merger Proposal”), by Allergan stockholders; the approval of Actavis plc’s proposal for the issuance of Actavis plc ordinary shares pursuant to the Merger Agreement (the “Actavis Share Issuance Proposal”) by Actavis plc’s shareholders; receipt of requisite regulatory and antitrust approvals; absence of orders prohibiting the closing of the Acquisition; approval of the Actavis plc’s ordinary shares to be issued to Allergan stockholders for listing on the NYSE; the continued accuracy of the representations and warranties of both parties subject to specified materiality standards; the performance by both parties of their covenants and agreements and that, since the date of the Merger Agreement, no material adverse effect of Allergan or Actavis plc has occurred and is continuing. These conditions to the closing of the Acquisition may not be fulfilled and, accordingly, the Acquisition may not be completed. In addition, if the Acquisition is not completed by September 30, 2015 (subject to extension to November 16, 2015, if the only conditions not satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Acquisition, which conditions are capable of being satisfied) are conditions relating to certain required filings and clearances under antitrust laws, the absence of certain proceedings under certain antitrust laws and the absence of any orders, judgments or decrees under certain antitrust laws), either Actavis plc or Allergan may choose not to proceed with the Acquisition. In addition, Actavis plc or Allergan may elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the consummation of the Acquisition, whether before or after Allergan stockholder approval or Actavis plc shareholder approval.

While we intend to use the proceeds of this offering to fund the Acquisition, this offering is not contingent on the completion of the Acquisition. If we fail to consummate the Acquisition we may decide not to redeem the Mandatory Convertible Preferred Shares in our sole discretion, and we will not be obligated to return any of the proceeds from this offering to investors under any circumstances. If we do not redeem the Mandatory Convertible Preferred Shares, the Mandatory Convertible Preferred Shares will become permanent capital of Actavis plc and, if the Acquisition is not consummated, holders of the Mandatory Convertible Preferred Shares will be exposed to the risks faced by the Company’s existing business without any of the potential benefits from the Acquisition. In these circumstances, such holders will also be relying on the judgment of our management and board of directors with regard to the use of the proceeds from this offering, and will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. In these circumstances it is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us or our securityholders.

Actavis plc’s and Allergan’s actual financial positions and results of operations may differ materially from the unaudited pro forma financial data included in this prospectus supplement.

The pro forma financial information contained in this prospectus supplement is presented for illustrative purposes only and may not be an indication of what Actavis plc’s financial position or results of operations would have been had the transactions been completed on the dates indicated. The pro forma financial information has been derived from the audited and unaudited historical financial statements of Actavis plc, certain companies previously acquired by Actavis plc, and Allergan and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transactions. The assets and liabilities of Allergan have been measured at fair value based on various preliminary estimates using assumptions that Actavis plc’s management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations. In addition, Actavis plc, Allergan and their respective affiliates are involved in various disputes, governmental and/or regulatory inspections, investigations and proceedings, and litigation matters that arise from time to time, and it is possible that an unfavorable resolution of these matters will adversely affect Actavis plc or Allergan and their respective results of operations, financial condition and cash flows. They and their respective affiliates also engage from time to time in settlement discussions regarding such proceedings, including matters involving federal and state authorities. The impact of such settlements could be material to their results of operation, however, there can be no assurance that any such ongoing settlement discussions will result in actual settlements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect Actavis plc’s financial condition or results of operations following the closing. Any potential decline in Actavis plc’s financial condition or results of operations may cause significant variations in the share price of Actavis plc.

We would be adversely affected if, either based on current law or in the event of a change in law, the Internal Revenue Service did not agree that Actavis plc is a foreign corporation for U.S. federal tax purposes. In addition, future changes to international tax laws not specifically related to inversions could adversely affect us.

Actavis plc believes that, under current law, it is treated as a foreign corporation for U.S. federal tax purposes, because it is an Irish incorporated entity. However, the IRS may assert that Actavis plc should be treated as a U.S. corporation for U.S. federal tax purposes pursuant to Section 7874. Under Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will be treated as a U.S. corporation for U.S. federal tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring all the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the U.S. acquired corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to such expanded affiliated group’s worldwide activities. For purposes of Section 7874, multiple acquisitions of U.S. corporations by a foreign corporation, if treated as part of a plan or series of related transactions, may be treated as a single acquisition. If multiple acquisitions of U.S. corporations are treated as a single acquisition, all shareholders of the acquired U.S. corporations would be aggregated for purposes of the test set forth above concerning such shareholders holding at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisitions by reason of holding shares in the acquired U.S. corporations.

Actavis plc believes that the test set forth above to treat Actavis plc as a foreign corporation was satisfied in connection with the acquisition of Actavis, Inc., a Nevada corporation, and Warner Chilcott plc, a company incorporated under the laws of Ireland (the “Warner Chilcott Transaction”) on October 1, 2013. However, the law and Treasury regulations promulgated under Section 7874 are relatively new and somewhat unclear, and thus it cannot be assured that the IRS will agree that the ownership requirements to treat Actavis plc as a foreign corporation were met. Moreover, even if such ownership requirements were met in the Warner Chilcott Transaction and the subsequent acquisition of all of the common stock of Forest Laboratories Inc., a company incorporated under the laws of the State of Delaware (the “Forest Transaction”), the IRS may assert that, even though the Acquisition is a separate transaction from the Warner Chilcott Transaction and the Forest Transaction, the Acquisition should be integrated with the Warner Chilcott Transaction and the Forest Transaction as a single transaction. In the event the IRS were to prevail with such assertion, Actavis plc would be treated as a U.S. corporation for U.S. federal tax purposes and significant adverse tax consequences would result for Actavis plc.

In addition, changes to the inversion rules in Section 7874 or the U.S. Treasury Regulations promulgated thereunder or other IRS guidance could adversely affect Actavis plc’s status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application to Actavis plc,

Allergan, their respective stockholders, shareholders and affiliates, and/or the Acquisition. For example, in March 2014, the President of the United States proposed legislation that would amend the anti-inversion rules. In September 2014, the U.S. Treasury and the IRS issued additional guidance stating that they intend to issue regulations that will address certain inversion transactions.

Even if Actavis plc is treated as a foreign corporation for U.S. federal tax purposes, Actavis plc might be adversely impacted by recent proposals that have aimed to make other changes in the taxation of multinational corporations. For example, the Organisation for Economic Co-operation and Development has released proposals to create an agreed set of international rules for fighting base erosion and profit shifting. As a result, the tax laws in the United States, Ireland, and other countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect Actavis plc and its affiliates (including Allergan and its affiliates after the Acquisition).

Moreover, U.S. and foreign tax authorities may carefully scrutinize companies that result from cross-border business combination, such as Actavis plc, which may lead such authorities to assert that Actavis plc owes additional taxes.

Section 7874 likely will limit Actavis plc’s and its U.S. affiliates’ ability to utilize certain U.S. tax attributes of Allergan and its U.S. affiliates to offset certain U.S. taxable income, if any, generated by the Acquisition or certain specified transactions for a period of time following the Acquisition.

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions. Based on the limited guidance available, Actavis plc believes that this limitation applies to Actavis plc and its U.S. affiliates following the Warner Chilcott Transaction and as a result, Actavis plc currently does not expect that it or its U.S. affiliates (including Allergan and its U.S. affiliates after the Acquisition) will be able to utilize certain U.S. tax attributes of Allergan and its U.S. affiliates to offset their U.S. taxable income, if any, resulting from certain specified taxable transactions.

The Mandatory Convertible Preferred Shares are subject to redemption at our option upon the occurrence of an acquisition termination event or if the Acquisition is not completed on or prior to 5:00 p.m. (New York City time) on November 30, 2015.

If the Acquisition is not completed on or before 5:00 p.m. (New York City time) on November 30, 2015, or if an acquisition termination event (as defined herein) occurs, we will be entitled, but not required, to redeem the Mandatory Convertible Preferred Shares, in whole but not in part, at a redemption price equal to $1,010 per Mandatory Convertible Preferred Share plus accumulated and unpaid dividends to the date of redemption or, in certain circumstances, at an early redemption price that includes a make-whole adjustment. Although the redemption price is designed to compensate you for the lost option value of your Mandatory Convertible Preferred Shares and lost dividends as a result of the acquisition termination redemption, it is only an approximation of such lost value and may not adequately compensate you for your actual loss.

The proceeds of this offering will not be deposited into an escrow account pending any acquisition termination redemption of the Mandatory Convertible Preferred Shares. Our ability to pay the redemption price to holders of the Mandatory Convertible Preferred Shares in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Mandatory Convertible Preferred Shares following our election to redeem the Mandatory Convertible Preferred Shares. Furthermore, as any redemption of Mandatory Convertible Preferred Shares would be a distribution under Irish law, we may only pay the redemption price to holders of the Mandatory Convertible Preferred Shares in connection with an acquisition termination redemption to the extent we have sufficient distributable reserves to do so.

The conversion rate of the Mandatory Convertible Preferred Shares may not be adjusted for all dilutive events that may adversely affect the market price of the Mandatory Convertible Preferred Shares or our ordinary shares issuable upon conversion of the Mandatory Convertible Preferred Shares.

The number of our ordinary shares that you are entitled to receive upon conversion of the Mandatory Convertible Preferred Shares is subject to adjustment for share splits and combinations, share dividends and certain other transactions described in “Description of Mandatory Convertible Preferred Shares”. See “Description of Mandatory Convertible Preferred Shares—Anti-dilution adjustments” for further discussion of anti-dilution adjustments. However, other events, such as employee and director option grants or offerings of our ordinary shares or securities convertible into our ordinary shares (other than those set forth in “Description of Mandatory Convertible Preferred Shares—Anti-dilution adjustments”) for cash or in connection with acquisitions, which may adversely affect the market price of our ordinary shares, may not result in any adjustment. Further, if any of these other events adversely affects the market price of our ordinary shares, it may also adversely affect the market price of the Mandatory Convertible Preferred Shares. In addition, the terms of the Mandatory Convertible Preferred Shares do not restrict our ability to offer ordinary shares or securities convertible into ordinary shares in the future or to engage in other transactions that could dilute our ordinary shares. We have no obligation to consider the interests of the holders of the Mandatory Convertible Preferred Shares in engaging in any such offering or transaction.

You will have no rights with respect to our ordinary shares until the Mandatory Convertible Preferred Shares are converted, but you may be adversely affected by certain changes made with respect to our ordinary shares.

You will have no rights with respect to our ordinary shares, including voting rights, rights to respond to tender offers for our ordinary shares, if any, and rights to receive dividends or other distributions on our ordinary shares, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of the Mandatory Convertible Preferred Shares, but your investment in the Mandatory Convertible Preferred Shares may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of ordinary shares only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our Articles requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, unless the proposed amendment will adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Shares (in which case the holders of at least two-thirds of the outstanding Mandatory Convertible Preferred Shares and all other series of voting preferred shares entitled to vote thereon, voting together as a single class, must consent, in person or by proxy, either in writing or at an annual or special meeting of such shareholders, to the amendment), although you will nevertheless be subject to any changes in the powers, preferences or rights of our ordinary shares. See “Description of ordinary shares” for further discussion of our ordinary shares.

You will have no voting rights except under limited circumstances.

You will have no voting rights, except with respect to certain amendments to the terms of the Mandatory Convertible Preferred Shares, in the case of certain dividend arrearages and certain other limited circumstances and as specifically required by Irish law. You will have no right to vote for any members of our board of directors except in the case of certain dividend arrearages.

If dividends on any Mandatory Convertible Preferred Shares (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of our ordinary shares sufficient to discharge our obligations in respect thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods, the holders of Mandatory Convertible Preferred Shares, voting together as a single class with holders of any and all other series of our preferred shares then outstanding ranking equally with the Mandatory Convertible Preferred Shares either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and having similar voting rights, will be entitled to elect a total of two additional members of our board of directors, subject to the terms and limitations described in the section of this prospectus supplement entitled “Description of Mandatory Convertible Preferred Shares—Voting rights”.

In certain circumstances where the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Shares are adversely affected thereby, holders of the Mandatory Convertible Preferred Shares will have the right to vote with respect to certain amendments to our Articles or in connection with certain reclassifications, mergers or consolidation transactions. See “Description of Mandatory Convertible Preferred Shares—Voting rights”.

The Mandatory Convertible Preferred Shares will rank junior to all of our consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the Mandatory Convertible Preferred Shares only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on any or all of the Mandatory Convertible Preferred Shares then outstanding. As of December 31, 2014, we had a total of approximately $15.5 billion of outstanding debt and, on an as-adjusted basis after giving effect to the Acquisition and the proposed Debt Financing, other than the Cash Bridge Facility, would have had approximately $45.2 billion of outstanding debt, in each case including long-term debt and short-term debt. We have the ability to, and may incur, additional debt in the future.

You may be subject to tax with respect to the Mandatory Convertible Preferred Shares even though you do not receive a corresponding cash distribution.

The conversion rate of the Mandatory Convertible Preferred Shares is subject to adjustment in certain circumstances. See “Description of Mandatory Convertible Preferred Shares—Anti-dilution adjustments”. If, as a result of an adjustment (or failure to make an adjustment), your proportionate interest in our assets or earnings and profits is increased, you may be deemed to have received for U.S. federal or Irish income tax purposes a taxable distribution without the receipt of any cash. In addition, we may satisfy our obligations under the Mandatory Convertible Preferred Shares by delivering ordinary shares to holders of the Mandatory Convertible Preferred Shares. Any such delivery of ordinary shares would be taxable to the same extent as a cash distribution of the same amount. In these circumstances and possibly others, a holder of Mandatory Convertible Preferred Shares may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense. See “Certain United States federal income tax considerations” and “Certain Irish tax considerations” for a further discussion of the U.S. federal tax implications and Irish tax implications for U.S. shareholders and Irish resident or ordinarily resident shareholders.

Certain rights of the holders of the Mandatory Convertible Preferred Shares and certain contractual and statutory provisions could delay or prevent an otherwise beneficial takeover or takeover attempt of us and, therefore, the ability of holders of Mandatory Convertible Preferred Shares to exercise their rights associated with a potential fundamental change.

Certain rights of the holders of the Mandatory Convertible Preferred Shares could make it more difficult or more expensive for a third party to acquire us. For example, if a fundamental change were to occur on or prior to March 1, 2018, holders of the Mandatory Convertible Preferred Shares may have the right to convert their Mandatory Convertible Preferred Shares, in whole or in part, at an increased conversion rate and will also be entitled to receive a fundamental change dividend make-whole amount equal to the present value of all remaining dividend payments on their Mandatory Convertible Preferred Shares. See “Description of Mandatory Convertible

Preferred Shares—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”. These features of the Mandatory Convertible Preferred Shares could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

In addition, our Articles contain provisions that could have the effect of deterring certain takeover practices, takeover bids and unsolicited offers. These provisions include, amongst others:

•

provisions of our Articles which allow our board of directors to adopt a shareholder rights plan (commonly known as a “poison pill”) upon such terms and conditions as the board of directors deems expedient and in our best interests;

•	rules regarding how our shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of our board of directors to issue preferred shares, such as the Mandatory Convertible Preferred Shares, without shareholder approval in certain circumstances, subject to applicable law; and

•	the ability of our board of directors to fill vacancies on our board of directors in certain circumstances.

These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if a takeover offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our board of directors determines is not in our or our shareholders best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, certain mandatory provisions of Irish law could prevent or delay an acquisition of us. For example, Irish law does not currently permit shareholders of an Irish public limited company to take action by written consent with less than unanimous consent. We are also subject to various provisions of Irish law relating to mandatory bids, voluntary bids, requirements to make a cash offer and minimum price requirements, as well as substantial acquisition rules and rules requiring the disclosure of interests in our ordinary shares in certain circumstances. Also, as an Irish company, we may only alter our memorandum and articles of association with the approval of holders of at least three-quarters of our ordinary shares present and voting in person or by proxy at a general meeting of the Company, subject to any specific voting rights of holders of the Mandatory Convertible Preferred Shares.

An active trading market for the Mandatory Convertible Preferred Shares does not exist and may not develop.

The Mandatory Convertible Preferred Shares are a new issue of securities with no established trading market. We intend to apply to have the Mandatory Convertible Preferred Shares listed on the New York Stock Exchange under the symbol “ACTPRA”. Even if the Mandatory Convertible Preferred Shares are approved for listing on the New York Stock Exchange, such listing does not guarantee that a trading market for the Mandatory Convertible Preferred Shares will develop or, if a trading market for the Mandatory Convertible Preferred Shares does develop, the depth or liquidity of that market or the ability of the holders to sell the Mandatory Convertible Preferred Shares, or to sell the Mandatory Convertible Preferred Shares at a favorable price.

The price of the Mandatory Convertible Preferred Shares and ordinary shares may be volatile.

We expect that generally the market price of our ordinary shares will affect the market price of the Mandatory Convertible Preferred Shares more than any other single factor. The market price of our ordinary shares may be influenced by many factors, some of which are beyond our control, including those described in this “Risk factors” section and the following:

•	the factors described above under the heading “Cautionary note regarding forward-looking statements”;

•	actual or anticipated fluctuations in our operating results or our competitors’ operating results;

•	announcements by us or our competitors of new products, capacity changes, significant contracts, acquisitions or strategic investments;

•	our growth rate and our competitors’ growth rates;

•	the financial market and general economic conditions;

•	changes in stock market analyst recommendations regarding us, our competitors or the pharmaceutical industry generally, or lack of analyst coverage of our ordinary shares;

•	sales of our ordinary shares by our executive officers, directors and significant shareholders or any sales of substantial amounts of our ordinary shares;

•	satisfaction of our dividend obligations in respect of the Mandatory Convertible Preferred Shares by delivery of our ordinary shares;

•	developments indicating the Acquisition will or will not occur or if an acquisition termination event occurs;

•	changes in accounting principles; and

•	changes in tax laws and regulations.

In addition, we expect that the market price of the Mandatory Convertible Preferred Shares will be influenced by yield and interest rates in the capital markets, the time remaining to the mandatory conversion date, our creditworthiness and the occurrence of certain events affecting us that do not require an adjustment to the conversion rate. Fluctuations in yield rates in particular may give rise to arbitrage opportunities based upon changes in the relative values of our ordinary shares and Mandatory Convertible Preferred Shares. Any such arbitrage could, in turn, cause a decrease in the market prices of our ordinary shares and the Mandatory Convertible Preferred Shares.

The Acquisition may not be accretive and may cause dilution to our earnings per share, which may negatively affect the market price of our ordinary shares and the Mandatory Convertible Preferred Shares.

Although we currently anticipate that the Acquisition will be accretive to earnings per share (on an adjusted earnings basis that is not pursuant to generally accepted accounting principles (“GAAP”)) from and after the Acquisition, this expectation is based on preliminary estimates, which may change materially.

Our issuance of approximately 110 million ordinary shares to Allergan stockholders to pay the Stock Consideration Portion and certain other amounts to be paid in connection with the Acquisition, assumption of Allergan equity-based awards at the closing of the Acquisition and issuance of ordinary shares at the closing of the Ordinary Shares Offering to finance a portion of the Cash Consideration Portion and certain other amounts to be paid in connection with the Acquisition may cause dilution to our earnings per share or decrease or delay the expected accretive effect of the Acquisition and cause a decrease in the market price of our ordinary shares and the Mandatory Convertible Preferred Shares.

In addition, we could encounter additional transaction-related costs or other factors such as the failure to realize all of the benefits anticipated in the Acquisition. All of these factors could cause a reduction in our earnings per share or decrease or delay the expected accretive effect of the Acquisition and cause a decrease in the market price of our ordinary shares.

The market price for our ordinary shares and the Mandatory Convertible Preferred Shares following the closing of the Acquisition may be affected by factors different from those that historically have affected or may currently affect our ordinary shares.

Upon completion of the Acquisition, holders of our ordinary shares will become holders of shares in the combined company. The results of operation of the combined company may be affected by factors different from those currently affecting us. For a discussion of our business and of Allergan’s business and of important factors to consider in connection with those businesses, see the discussion under the caption “Risk factors” in each of our and Allergan’s Annual Reports on Form 10-K for the year ended December 31, 2014, which are incorporated by reference herein.

Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales may occur, could cause the market price of our ordinary shares, and thus the Mandatory Convertible Preferred Shares, to decline.

Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales may occur, or the conversion of the Mandatory Convertible Preferred Shares or the payment of dividends on the Mandatory Convertible Preferred Shares in the form of our ordinary shares, or the perception that such conversions or dividends could occur, could cause the market price of our ordinary shares and thus, the market price of the Mandatory Convertible Preferred Shares, to decline. This could also impair our ability to raise additional capital through the sale of our equity securities.

The availability of our ordinary shares for sale in the future could reduce the market price of our ordinary shares.

In the future we may issue additional securities to raise capital. We may also acquire interests in other companies using our ordinary shares or a combination of cash and our ordinary shares. We may also issue securities convertible into our ordinary shares in addition to the Mandatory Convertible Preferred Shares offered hereby. Any of these events may dilute your ownership interest in us and have an adverse impact on the price of our ordinary shares.

We may issue additional series of preferred shares that rank on a parity with the Mandatory Convertible Preferred Shares as to dividend payments and liquidation preference and that vote with the Mandatory Convertible Preferred Shares on most issues on which the preferred shares are permitted to vote, which may negatively affect your investment.

Without giving effect to the Mandatory Convertible Preferred Shares that we are offering hereby, we have the authority under our Articles to issue 10,000,000 serial preferred shares. Our Articles do not prohibit us from issuing additional series of preferred shares that would rank on a parity with the Mandatory Convertible Preferred Shares. The issuance of any such series of preferred shares could have the effect of reducing the amounts available to the holders of the Mandatory Convertible Preferred Shares in the event of our liquidation. If we do not have sufficient funds to pay dividends on the outstanding Mandatory Convertible Preferred Shares and such other series of preferred shares, it would also reduce amounts available to the holders of the Mandatory Convertible Preferred Shares for the payment of dividends. Except with respect to changes to our Articles that adversely affect only one series of our preferred shares, the holders of the Mandatory Convertible Preferred Shares and any other series of preferred shares that we issue vote together, as a class, on the issues on which our preferred shares have the right to vote, including our consolidation or merger with another corporation. The interests of the holders of any other series of preferred shares that we issue may be different from the interests of the holders of the Mandatory Convertible Preferred Shares.

Mandatory Convertible Preferred Shares and our ordinary shares received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (which we refer to as “CAT”) (currently levied at a rate of 33% above certain tax-free thresholds) could apply to a gift or inheritance of Mandatory Convertible Preferred Shares or a gift or inheritance of ordinary shares irrespective of the place of residence, ordinary residence, or domicile of the parties. This is because Mandatory Convertible Preferred Shares and our ordinary shares will be regarded as property situated in Ireland for CAT purposes. The person who receives the gift or inheritance has primary liability for CAT. See “Certain Irish tax considerations—Capital acquisitions tax (CAT)” beginning on page S-103 of this prospectus supplement.

Transfers of Mandatory Convertible Preferred Shares or our ordinary shares, other than by means of the transfer of book-entry interests in DTC, may be subject to Irish stamp duty.

Transfers of Mandatory Convertible Preferred Shares or our ordinary shares effected by means of the transfer of book-entry interests in DTC should not be subject to Irish stamp duty. However, if you hold your Mandatory Convertible Preferred Shares or our ordinary shares directly rather than beneficially through DTC, any transfer of your Mandatory Convertible Preferred Shares or ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). A person who directly holds Mandatory Convertible Preferred Shares or our ordinary shares may transfer those shares into his or her own broker account to be held through DTC (or vice versa) without giving rise to Irish stamp duty provided that there is no change in the ultimate beneficial ownership of the Mandatory Convertible Preferred Shares or ordinary shares, as the case may be, as a result of the transfer and the transfer is not in contemplation of a sale of the shares by a beneficial owner to a third party. Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your Mandatory Convertible Preferred Shares or ordinary shares, as the case may be. See “Certain Irish tax considerations—Stamp duty” beginning on page S-98 of this prospectus supplement.

In certain limited circumstances, dividends we pay may be subject to Irish dividend withholding tax.

In certain limited circumstances, Irish dividend withholding tax (which we refer to as “DWT”) (currently at a rate of 20%) may arise in respect of dividends paid on Mandatory Convertible Preferred Shares or our ordinary shares. A number of exemptions from DWT exist pursuant to which persons resident in the United States and persons resident in the countries listed under “Certain Irish tax considerations—Withholding tax on dividends (DWT)” beginning on page S-99 of this prospectus supplement (which we refer to as the “Relevant Territories”) may be entitled to exemptions from DWT.

See “Certain Irish tax considerations—Withholding tax on dividends (DWT)” beginning on page S-99 of this prospectus supplement and, in particular, please note the requirement to complete certain relevant Irish Revenue Commissioners DWT forms (which we refer to as “DWT Forms”) in order to qualify for many of the exemptions.

Dividends paid in respect of Mandatory Convertible Preferred Shares or our ordinary shares that are held through DTC should not be subject to DWT where the address of the beneficial owner of such shares in the records of the broker holding such shares is recorded as being in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by us). Similarly, dividends paid in respect of Mandatory Convertible Preferred Shares or our ordinary shares that are held outside of DTC and are owned by a resident of the United States will not be subject to DWT if such person has provided a completed IRS Form 6166 or a valid DWT Form to our transfer agent to confirm its U.S. residence and claim an exemption. Holders of Mandatory Convertible Preferred Shares resident in other Relevant Territories may also be eligible for exemption from DWT on dividends paid in respect of their Mandatory Convertible Preferred Shares or our ordinary shares provided they have furnished valid DWT Forms to their brokers (in respect of such shares held through DTC) (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by us) or to our transfer agent (in respect of such shares held outside of DTC). See “Certain Irish tax considerations—Withholding tax on dividends (DWT)” on page S-99 of this prospectus supplement. However, other holders of Mandatory Convertible Preferred Shares or our ordinary shares may be subject to DWT, which if you are such a shareholder could adversely affect the price of your shares.

Dividends received by Irish resident shareholders and certain other shareholders may be subject to Irish income tax.

Holders of Mandatory Convertible Preferred Shares or our ordinary shares who are neither resident nor ordinarily resident in Ireland and are entitled to an exemption from DWT generally have no liability to Irish income tax (and, in the case of an individual, the universal social charge) on dividends received from us, unless such persons hold their Mandatory Convertible Preferred Shares or our ordinary shares through a branch or agency in Ireland through which a trade is carried on. Holders of Mandatory Convertible Preferred Shares or our ordinary shares who are not resident nor ordinarily resident in Ireland but who are not entitled to an exemption from DWT generally have no further liability to Irish income tax (and, in the case of an individual, the universal social charge). The DWT we deduct discharges the liability to income tax and the universal social charge. An exception to this position may apply where such persons hold their Mandatory Convertible Preferred Shares or our ordinary shares through a branch or agency in Ireland through which a trade is carried on.

Holders of Mandatory Convertible Preferred Shares or our ordinary shares who are resident or ordinarily resident in Ireland may be subject to Irish tax (and, in the case of an individual, the universal social charge) on dividends received from us. Dividends paid on preferred shares issued by an Irish resident company to a holder which is within the charge to Irish corporation tax may, in certain circumstances, be subject to Irish corporation tax under Schedule D Case IV (currently at a rate of 25%).

It is recommended that you consult your own tax advisor as to the tax consequences of holding Mandatory Convertible Preferred Shares in, and receiving dividends from, us.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $4,480,888,800 (or approximately $4,929,677,680 if the underwriters exercise their overallotment option in full). We expect to use the net proceeds of this offering, together with the net proceeds of the Ordinary Shares Offering and the proposed Debt Financing, to finance the Cash Consideration Portion of the Acquisition and to pay related fees and expenses. In the event that we do not consummate the Acquisition on or prior to November 30, 2015 or the Agreement is terminated at any time prior to such date, then we expect to use the net proceeds from this offering to redeem the Mandatory Convertible Preferred Shares as described under “Description of Mandatory Convertible Preferred Shares—Acquisition Termination Redemption.” This offering is not contingent upon the completion of the Acquisition, which, if completed, will occur subsequent to the closing of this offering. We cannot assure you that the Acquisition will be completed or, if completed, that it will be completed within the time period or on the terms and with the anticipated benefits contemplated by this prospectus supplement.

The following table outlines the expected sources and uses of funds for the Acquisition. The table assumes that the Acquisition and the financing transactions are completed simultaneously, although a portion of the financing transactions are expected to occur before completion of the Acquisition.

Amounts in the following table are estimated as of December 31, 2014, except offering-specific figures. The actual amounts may vary from the estimated amounts set forth in the following table.

Sources of funds		Uses of funds
(Dollars in millions)
Cash	$0	Allergan Acquisition consideration	$72,820
Stock consideration issued directly to Allergan shareholders	$34,184	Transaction fees and expenses, including discounts, commissions and financing(4)	$502
Mandatory Convertible Preferred Shares Offering(1)	$4,600	Assumption of existing Allergan debt(3)	$2,168
Ordinary Shares Offering(1)	$3,800
Senior Notes(1)	$22,000
Term Facilities(2)	$5,500
Cash Bridge Facility(2)	$3,238
Assumption of existing debt from Allergan(3)	$2,168

Total sources of funds	$75,490	Total uses of funds	$75,490

(1)	Before discounts, commissions and expenses.
(2)	Before financing fees and expenses.
(3)	Includes fair market value adjustment to the Allergan debt as of December 31, 2014.
(4)	Represents fees and expenses incurred after December 31, 2014.

The estimated net proceeds from this offering have been calculated based on the actual public offering price of $1,000 per Mandatory Convertible Preferred Share.

To the extent that the aggregate net proceeds from this offering and the Ordinary Shares Offering are less than the aggregate amount set forth in the foregoing table, we intend to increase the amount of debt borrowed in the proposed Debt Financing (which may include borrowings under the Bridge Facility) in order to finance the Cash Consideration Portion of the Acquisition.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2014:

•	on an actual basis;

•

on an as adjusted basis after giving effect to this offering (but not the application of the net proceeds therefrom) based on the actual public offering price of $1,000 per Mandatory Convertible Preferred Share;

•

on an as further adjusted basis to also give effect to the Ordinary Shares Offering (but not the application of the net proceeds therefrom), based on the actual public offering price of $288.00 per ordinary share;

•

on an as further adjusted basis to also give effect to the proposed Debt Financing, other than the Cash Bridge Facility and assuming no borrowings under the Bridge Facility (but not the application of the net proceeds therefrom); and

•

on a pro forma basis to give effect to the consummation of the Acquisition and the application of the net proceeds from this offering, the Ordinary Shares Offering and the proposed Debt Financing, other than the Cash Bridge Facility.

The following data are qualified in their entirety by our financial statements and other information incorporated by reference herein. You should read this table in conjunction with “Summary—The Allergan acquisition”, “Risk factors” and “Use of proceeds”. Investors in the Mandatory Convertible Preferred Stock should not place undue reliance on the as adjusted information included in this prospectus supplement because this offering is not contingent upon any of the transactions reflected in the adjustments included in the following information.

	As of December 31, 2014
	Actual	As Adjusted for this Offering	As Adjusted for the Ordinary Shares Offering	As Adjusted for the proposed Debt Financing	Pro Forma for the Acquisition
	(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$250.0	$4,730.9	$8,431.3	$35,778.8	$1,925.4

Capital Leases	$16.7	$16.7	$16.7	$16.7	$16.7

Long-term debt, including the current portion of long-term debt:
ACT Term Loan Agreement	$2,832.6	$2,832.6	$2,832.6	$2,832.6	$2,832.6
Revolving borrowings	255.0	255.0	255.0	255.0	255.0
Term Facilities	—	—	—	5,500.0	5,500.0
New Notes	—	—	—	22,000.0	22,000.0
Allergan existing debt facilities	—	—	—	—	2,167.6
Warner Chilcott Term Loan Agreement	1,251.6	1,251.6	1,251.6	1,251.6	1,251.6
1.300% Senior Notes due 2017	500.0	500.0	500.0	500.0	500.0
1.875% Senior Notes due 2017	1,200.0	1,200.0	1,200.0	1,200.0	1,200.0
4.375% Senior Notes due 2019	1,050.0	1,050.0	1,050.0	1,050.0	1,050.0
2.450% Senior Notes due 2019	500.0	500.0	500.0	500.0	500.0
6.125% Senior Notes due 2019	400.0	400.0	400.0	400.0	400.0
4.875% Senior Notes due 2021	750.0	750.0	750.0	750.0	750.0

	As of December 31, 2014
	Actual	As Adjusted for this Offering	As Adjusted for the Ordinary Shares Offering	As Adjusted for the proposed Debt Financing	Pro Forma for the Acquisition
	(audited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
5.000% Senior Notes due 2021	1,200.0	1,200.0	1,200.0	1,200.0	1,200.0
3.250% Senior Notes due 2022	1,700.0	1,700.0	1,700.0	1,700.0	1,700.0
3.850% Senior Notes due 2024	1,200.0	1,200.0	1,200.0	1,200.0	1,200.0
4.625% Senior Notes due 2042	1,000.0	1,000.0	1,000.0	1,000.0	1,000.0
4.850% Senior Notes due 2044	1,500.0	1,500.0	1,500.0	1,500.0	1,500.0
Unamortized Discount of notes above	239.9	239.9	239.9	239.9	239.9
Additional Debt Financing	(52.1)	(52.1)	(52.1)	(52.1)	(52.1)

Total long-term debt	$15,527.0	$15,527.0	$15,527.0	$43,027.0	$45,194.6

Equity:
Mandatory Convertible Preferred Shares	$—	4,480.9	4,480.9	$4,480.9	$4,480.9
Ordinary Shares $0.0001 par value per share; 1.0 billion shares authorized, 265.9 million shares issued and outstanding; 241.0 million issued and outstanding as adjusted for this offering	—	—	—	—	—
Additional paid-in capital	28,994.7	28,994.7	32,695.1	32,695.1	66,879.4
Member’s capital	—	—	—	—	—
(Accumulated deficit) / retained earnings	(198.2)	(198.2)	(198.2)	(198.2)	(265.4)
Accumulated other comprehensive (loss)	(465.4)	(465.4)	(465.4)	(465.4)	(465.4)

Total stockholders’ equity:	28,331.1	32,812.0	36,512.4	36,512.4	70,629.5

Noncontrolling interest	4.4	4.4	4.4	4.4	14.4

Total equity	28,335.5	32,816.4	36,516.8	36,516.8	70,643.9

Total capitalization	$43,862.5	$48,343.4	$52,043.8	$79,543.8	$115,838.5

Price range of ordinary shares and dividend policy

Our ordinary shares are listed on the New York Stock Exchange under the symbol “ACT”. The following table sets forth, for the periods indicated, the high and low last sale prices per ordinary share as reported on the New York Stock Exchange and dividends paid per ordinary share.

	High	Low

Fiscal year ended December 31, 2015
First quarter (through February 24, 2015)	$296.77	$253.00

Fiscal year ended December 31, 2014
First quarter	$230.77	$166.38
Second quarter	$226.23	$184.71
Third quarter	$249.94	$201.91
Fourth quarter	$272.75	$208.64

Fiscal year ended December 31, 2013
First quarter	$92.37	$82.02
Second quarter	$133.00	$91.88
Third quarter	$145.50	$121.22
Fourth quarter	$170.51	$136.52

Fiscal year ending December 31, 2012
First quarter	$67.50	$55.00
Second quarter	$77.73	$65.70
Third quarter	$86.07	$73.39
Fourth quarter	$91.47	$81.73

On February 24, 2015, the last reported sale price of our ordinary shares on the New York Stock Exchange was $289.11 per share. As at February 24, 2015 there were 266,335,650 of our ordinary shares issued and outstanding.

We have not paid any cash dividends since our initial public offering in February 1993.

Our ability to declare and pay dividends may be limited by the terms of our debt instruments under certain circumstances.

Unaudited pro forma combined financial information

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of (i) the assumed issuance of $22.0 billion aggregate principle amount of notes (the “Senior Notes”), (ii) the issuance of $3.8 billion of ordinary shares (the “Ordinary Shares”), (iii) the issuance of $4.6 billion of mandatorily convertible preferred shares (the “Mandatory Convertible Preferred Shares”), (iv) the borrowing under the Term Loan Credit Agreement (the “Term Facilities” and together with the Senior Notes, the Ordinary Shares and the Mandatory Convertible Preferred Shares, the “Debt and Equity Financing”) of $5.5 billion (v) the acquisition of Allergan Inc. (“Allergan”) by the Company, which was announced on November 17, 2014 (the “Acquisition”), (vi) the acquisition of Forest Laboratories, Inc. (“Forest”) by the Company which closed on July 1, 2014, (the “Forest Transaction”), (vii) the acquisition of Aptalis Holdings Inc. (“Aptalis”) by Forest, which closed on January 31, 2014 (the “Aptalis Transaction”), and (viii) the related financings and assumed financings to fund the acquisitions in (vi) and (vii) based on the historical financial position and results of operations of Actavis.

Warner Chilcott Limited is an indirect wholly-owned subsidiary of Actavis plc, the ultimate parent of the group. The results of Warner Chilcott Limited are consolidated into the results of Actavis plc. Due to the deminimis activity between Actavis plc and Warner Chilcott Limited, references throughout this filing relate to both Actavis plc and Warner Chilcott Limited, unless otherwise indicated. References in this section to “we,” “our,” “us,” “Actavis,” or the “Company” refer to both Actavis plc and Warner Chilcott Limited. As related to the Unaudited Pro Forma Combined Financial Information, except where otherwise indicated all adjustments (in millions) are applicable to both Warner Chilcott Limited and Actavis plc.

The following historical pro forma combined balance sheet as of December 31, 2014 is based upon and derived from the historical financial information of the Company and Allergan.

The fiscal years of the Company and Allergan ended on December 31. The fiscal years of Forest and Aptalis ended on March 31 and September 30, respectively. The following unaudited pro forma combined statement of operations for the year ended December 31, 2014 was prepared based on (i) the historical consolidated statement of operations of the Company for the year ended December 31, 2014, (ii) the historical consolidated statement of earnings of Allergan for the year ended December 31, 2014, (iii) the historical consolidated statement of operations of Forest for the six months ended June 30, 2014, which was derived by subtracting the consolidated statement of operations for the nine months ended December 31, 2013 and adding the consolidated statement of operations for the fiscal year ended March 31, 2014 from and to the consolidated statement of operations for the three months ended June 30, 2014, and (iv) the historical consolidated statement of operations of Aptalis for the one month ended January 31, 2014.

The Acquisition, the Forest Transaction and the Aptalis Transaction have been accounted for as business combinations using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations,” (“ASC 805”). The unaudited pro forma combined financial information set forth below primarily give effect to the following:

•	Effect of application of the acquisition method of accounting in connection with the acquisitions referred to above;

•	Effect of issuing the Senior Notes to partially fund the Acquisition;

•	Effect of issuing the Ordinary Shares to partially fund the Acquisition;

•	Effect of issuing the Mandatory Convertible Preferred Shares to partially fund the Acquisition;

•	Effect of borrowing under the Term Facilities; and

•	Effect of transaction costs in connection with the acquisitions and financings.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that Actavis management believes are reasonable under the circumstances. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. Under ASC 805, assets acquired and liabilities assumed are recorded at fair value. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed from the Acquisition are based on a preliminary estimate of fair value as of December 31, 2014. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets and certain other assets and liabilities. Such a valuation requires estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins. Actavis’ management believes the fair values recognized for the assets to be acquired and the liabilities to be assumed are based on reasonable estimates and assumptions. Preliminary fair value estimates may change as additional information becomes available.

The unaudited pro forma combined statements of operations for the fiscal year ended December 31, 2014 assume all of the transactions were completed on January 1, 2014. The unaudited pro forma combined balance sheet as of December 31, 2014 assumes all of the transactions occurred on December 31, 2014, except for the acquisitions of Forest and Aptalis and their related financings, which are already reflected in Actavis’ historical balance sheet as of December 31, 2014. The unaudited pro forma combined financial information has been prepared by Actavis management in accordance with SEC Regulation S-X Article 11 for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the transactions been completed as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Actavis will experience after the transactions are completed. In addition, the accompanying unaudited pro forma combined statements of operations do not include any pro forma adjustments to reflect expected cost savings or restructuring actions which may be achievable or the impact of any non-recurring activity and one-time transaction related costs.

Certain financial information of Allergan, Forest and Aptalis, as presented in their respective consolidated financial statements, has been reclassified to conform to the historical presentation in Actavis’ consolidated financial statements for purposes of preparation of the unaudited pro forma combined financial information.

Actavis plc

Unaudited pro forma combined balance sheet

As of December 31, 2014

(In millions)	Historical Actavis plc	Historical Allergan (after conforming reclassifications)	Acquisition adjustments	Debt and Equity Financing adjustments	Footnote reference	Actavis plc pro forma

ASSETS

Current assets:
Cash and cash equivalents	$250.0	$4,911.4	$(38,764.8)	$35,528.8	6h, 6l	$1,925.4
Marketable securities	1.0	55.0	—	—		56.0
Accounts receivable, net	2,372.3	914.5	—	—		3,286.8
Inventories	2,075.5	296.0	979.3	—	6c	3,350.8
Prepaid expenses and other current assets	733.4	350.8	—	12.2		1,096.4
Current assets held for sale	949.2	—	—	—		949.2
Deferred tax assets	500.3	344.4	—	—		844.7

Total current assets	6,881.7	6,872.1	(37,785.5)	35,541.0		11,509.3

Property, plant and equipment, net	1,594.7	1,006.3	—	—		2,601.0

Investments and other assets	235.4	271.9	(8.6)	140.3	6e, 6m	639.0

Deferred tax assets	107.4	437.6	—	—		545.0

Product rights and other intangibles	19,188.4	1,786.5	53,235.5	—	6c	74,228.4

Goodwill	24,521.5	2,392.9	23,492.6	—	6d	50,407.0

Total assets	$52,529.1	$12,767.3	$38,952.0	$35,681.3		$139,929.7

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,170.6	$1,480.3	$—	$—		$5,650.9
Income taxes payable	50.4	—	—	—		50.4
Current portion of long-term debt and capital leases	697.4	72.1	—	68.7	6n	838.2
Deferred revenue	27.0	4.9	—	—		31.9
Current liabilities held for sale	25.9	—	—	—		25.9
Deferred tax liabilities	47.3	0.9	227.2	—	6g	275.4

Total current liabilities	5,018.6	1,558.2	227.2	68.7		6,872.7

(In millions)	Historical Actavis plc	Historical Allergan (after conforming reclassifications)	Acquisition adjustments	Debt and Equity Financing adjustments	Footnote reference	Actavis plc pro forma
Long-term debt and capital leases	14,846.3	2,085.3	10.2	27,431.3	6f, 6o	44,373.1
Deferred revenue	38.8	72.8	—	—		111.6
Other long-term liabilities	335.8	841.3	—	—		1,177.1
Other taxes payable	892.2	96.0	—	—		988.2
Deferred tax liabilities	3,061.9	350.7	12,350.5	—	6g	15,763.1

Total liabilities	24,193.6	5,004.3	12,587.9	27,500.0		69,285.8

Commitments and contingencies

Equity:
Preferred Shares	—	—	—	4,480.9	6q	4,480.9
Common stock	—	3.1	(3.1)	—	6i, 6p	—
Additional paid-in capital	28,994.7	3,353.7	30,830.6	3,700.4	6i, 6p	66,879.4
(Accumulated deficit) / retained earnings	(198.2)	5,894.8	(5,962.0)	—	6j	(265.4)
Accumulated other comprehensive (loss) income	(465.4)	(408.6)	408.6	—	6k	(465.4)
Treasury shares, at cost	—	(1,090.0)	1,090.0	—	6k	—

Total stockholders’ equity	28,331.1	7,753.0	26,364.1	8,181.3		70,629.5
Noncontrolling interest	4.4	10.0	—	—		14.4

Total equity	28,335.5	7,763.0	26,364.1	8,181.3		70,643.9

Total liabilities and equity	$52,529.1	$12,767.3	$38,952.0	$35,681.3		$139,929.7

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

Actavis plc

Unaudited pro forma combined statement of operations

For the year ended December 31, 2014

(In millions, except for per share data)	Historical Actavis plc	Historical Forest (after conforming reclassifications)	Aptalis Transaction and financing adjustments	Footnote reference	Forest subtotal - after the Aptalis Transaction	Forest Transaction adjustments	Forest financing adjustments	Footnote reference	Pro forma for Forest Transaction
Net revenues	$13,062.3	$2,258.9	$65.6	7s	$2,324.5	$(16.7)	$—	7h	$2,307.8

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	6,303.8	543.2	19.5	7s	562.7	(16.7)	—	7h	546.0
Research and development	1,085.9	360.2	12.9	7s	373.1	45.7	—	7i	418.8
Selling and marketing	1,850.0	699.9	9.6	7s	709.5	60.5	—	7i	770.0
General and administrative	1,743.2	434.4	107.5	7o, 7s	541.9	24.7	—	7j	566.6
Amortization	2,597.5	81.8	24.3	7p, 7s	106.1	849.2	—	7k	955.3
Goodwill impairment	17.3	—	—		—	—	—		—
In-process research and development impairments	424.3	—	—		—	—	—		—
Loss on assets held for sale	190.8	—	—		—	—	—		—
Asset sales, impairments, and contingent consideration adjustment, net	117.2	—	0.2	7s	0.2	—	—		0.2

Total operating expenses	14,330.0	2,119.5	174.0		2,293.5	963.4	—		3,256.9

Operating (loss) / income	(1,267.7)	139.4	(108.4)		31.0	(980.1)	—		(949.1)

Non-Operating income (expense):
Interest income	8.9	13.8	—		13.8	—	—		13.8
Interest expense	(411.8)	(87.1)	(7.1)	7q, 7s	(94.2)	—	(81.2)	7m	(175.4)
Other income (expense), net	(41.5)	4.3	—		4.3	—	—		4.3

Total other income (expense), net	(444.4)	(69.0)	(7.1)		(76.1)	—	(81.2)		(157.3)

(Loss) / income before income taxes and noncontrolling interest	(1,712.1)	70.4	(115.5)		(45.1)	(980.1)	(81.2)		(1,106.4)
Provision / (benefit) for income taxes	(81.9)	(74.7)	15.0	7r, 7s	(59.7)	(127.3)	—	7l, 7n	(187.0)

Net (loss) / income	(1,630.2)	145.1	(130.5)		14.6	(852.8)	(81.2)		(919.4)
(Income) attributable to noncontrolling interest	(0.3)	—	—		—	—	—		—

Net (loss) / income attributable to shareholders	(1,630.5)	145.1	(130.5)		14.6	(852.8)	(81.2)		(919.4)
Dividends on preferred stock	—	—	—		—	—	—		—

Net (loss) / income attributable to ordinary shareholders	$(1,630.5)	$145.1	$(130.5)		$14.6	$(852.8)	$(81.2)		$(919.4)

(Loss) per share attributable to ordinary shareholders:
Basic	$(7.42)

Diluted	$(7.42)

Weighted average shares outstanding :
Basic	219.7

Diluted	219.7

(In millions, except for per share data)	Historical Allergan (after conforming reclassifications)	Acquisition adjustments	Debt and Equity Financing adjustments	Footnote reference	Actavis plc pro forma
Net revenues	$7,237.9	$(12.5)	$—	7a	$22,595.5

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	754.2	1.6	—	7a, 7b	7,602.4
Research and development	1,251.8	45.6	—	7b	2,802.1
Selling and marketing	2,179.5	72.6	—	7b	4,872.1
General and administrative	902.7	53.1	—	7b, 7c	3,159.4
Amortization	112.4	4,003.3	—	7d	7,668.5
Goodwill impairment	—	—	—		17.3
In-process research and development impairments	—	—	—		424.3
Loss on assets held for sale	—	—	—		190.8
Asset sales, impairments, and contingent consideration adjustment, net	28.0	—	—		145.4

Total operating expenses	5,228.6	4,066.8	—		26,882.3

Operating (loss) / income	2,009.3	4,079.3	—		(4,286.8)

Non-Operating income (expense):
Interest income	7.7	—	—		30.4
Interest expense	(69.4)	—	(948.4)	7f	(1,605.0)
Other income (expense), net	41.7	47.8	—	7c	52.3

Total other income (expense), net	(20.0)	47.8	(948.4)		(1,522.3)

(Loss) / income before income taxes and noncontrolling interest	1,989.3	(4,031.5)	(948.4)		(5,809.1)
Provision / (benefit) for income taxes	456.7	(921.8)	—	7e, 7g	(734.0)

Net (loss) / income	1,532.6	(3,109.7)	(948.4)		(5,075.1)
(Income) attributable to noncontrolling interest	(4.6)	—	—		(4.9)

Net (loss) / income attributable to shareholders	1,528.0	(3,109.7)	(948.4)		(5,080.0)
Dividends on preferred stock	—	—	(253.0)		(253.0)

Net (loss) / income attributable to ordinary shareholders	$1,528.0	$(3,109.7)	$(1,201.4)		$(5,333.0)

(Loss) per share attributable to ordinary shareholders:
Basic					$(13.75)

Diluted					$(13.75)

Weighted average shares outstanding :
Basic					387.9

Diluted					387.9

See the accompanying notes to the unaudited pro forma combined financial information, which are an integral part of these pro forma financial statements.

1. Description of transactions

The Acquisition:    On November 16, 2014, Actavis entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Avocado Acquisition Inc. (“Merger Sub”), a wholly owned subsidiary of Actavis plc, and Allergan, that provides for the acquisition of Allergan by Actavis. Pursuant to the Merger Agreement, Merger Sub will merge with and into Allergan, with Allergan continuing as the surviving corporation. Following the Acquisition, Allergan will be an indirect wholly owned subsidiary of Actavis. At the effective time of the Acquisition, each share of Allergan’s common stock issued and outstanding immediately prior to the Acquisition (other than excluded shares and dissenting shares) will be converted into the right to receive (i) $129.22 in cash (the “Cash Consideration Portion”), without interest, and (ii) 0.3683 of an ordinary share of Actavis plc.

Actavis plans to pay the aggregate Cash Consideration Portion with the anticipated proceeds of the Debt and Equity Financing, which may consist of any of the following: (i) up to $22.0 billion in aggregate principal amount of the Senior Notes, (ii) $3.8 billion in Ordinary Shares issuance, (iii) $4.6 billion in Mandatory Convertible Preferred Shares issuance, (iv) up to $5.5 billion under the Term Facilities, (v) up to $4.698 billion in loans under a 60-day senior unsecured bridge loan (the “Cash Bridge Facility”) and (vi) if and to the extent all or part of the Senior Notes, the Ordinary Shares or the Mandatory Convertible Preferred Shares are not issued and sold, up to $30.9 billion in loans under the 364-day senior unsecured bridge facility (the ”Bridge Facility”).

On December 17, 2014, the Company entered into a credit agreement with respect to the Bridge Facility (the “Bridge Credit Agreement”) and term loan credit agreement with respect to the Term Facilities (the “Term Loan Credit Agreement”). On November 16, 2014, Actavis obtained a commitment letter (the “Commitment Letter”) from certain financial institutions party thereto (the “Commitment Parties”) pursuant to which the Commitment Parties agreed to provide, subject to certain conditions, the entire principal amount of the Cash Bridge Facility and commitments for certain other portions of the debt financing for the Acquisition that have been replaced by the Bridge Credit Agreement and the Term Loan Credit Agreement. The commitments under the Commitment Letter with respect to the Cash Bridge Facility remain outstanding.

Forest Transaction:    On July 1, 2014, the Company acquired Forest for $30.9 billion, including outstanding indebtedness assumed of $3.3 billion, equity consideration of $20.6 billion, which included the assumption of outstanding Forest equity awards, and cash consideration of $7.1 billion. Under the terms of the Forest Transaction, Forest stockholders and holders of Forest equity awards received 89.8 million of Actavis plc ordinary shares, 6.1 million of Actavis plc non-qualified stock options and 1.1 million of Actavis plc share units. Included in the consideration is the portion of outstanding equity awards deemed to have been earned as of July 1, 2014 of $568.1 million (amount deemed not to have been earned as of July 1, 2014 was $570.4 million).

The Company’s historical consolidated statement of operations for the year ended December 31, 2014 includes results of operations of Forest since July 1, 2014.

Aptalis Transaction:    On January 31, 2014, Forest acquired Aptalis in a series of merger transactions for an aggregate purchase price equal to the total enterprise value of Aptalis, plus the aggregate exercise price applicable to Aptalis’ outstanding options and other equity awards, plus the amount of closing date cash, minus Aptalis’ existing indebtedness, minus certain selling stockholders’ expenses.

2. Basis of presentation

The historical consolidated financial information of the Company has been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are (i) directly attributable to the transactions, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statements of operations, are expected to have a continuing impact on the results of operations.

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, which requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurement,” (referred to in this registration statement/prospectus as “ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

3. Accounting policies

Following the Acquisition, the Company will conduct a review of accounting policies of Allergan in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences among the accounting policies of the Company and Allergan that, when conformed, could have a material impact on this unaudited pro forma combined financial information. During the preparation of this unaudited pro forma combined financial information, the Company was not aware of any material differences between accounting policies of the Company and Allergan, except for certain reclassifications necessary to conform to the Company’s financial presentation, and accordingly, this unaudited pro forma combined financial information does not assume any material differences in accounting policies among the Company and Allergan.

4. Historical Allergan

Financial information of Allergan in the “Historical Allergan (after conforming reclassifications)” column in the unaudited pro forma combined balance sheet represents the historical consolidated balance sheet of Allergan as of December 31, 2014. Financial information presented in the “Historical Allergan (after conforming reclassifications)” column in the unaudited pro forma combined statement of operations represents the historical consolidated statement of earnings of Allergan for the year ended December 31, 2014. Such financial information has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below (in millions). Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Allergan.

Reclassification and classification of the unaudited combined pro forma balance sheet as of December 31, 2014

	Before reclassification		Reclassification		After reclassification

Marketable securities	$55.0	(i)			$55.0
Prepaid expenses and other current assets	694.3		(343.5)	(ii)	350.8
Deferred tax assets—short term			344.4	(ii,iii)	344.4
Deferred tax assets—long-term	86.9		350.7	(iii)	437.6
Accounts payable and accrued expenses	1,485.2	(v)	(4.9)	(iv)	1,480.3
Deferred tax liabilities—short-term			0.9	(iii)	0.9
Deferred tax liabilities—long-term			350.7	(iii)	350.7
Deferred revenue			72.8	(vii)	72.8
Other taxes payable			96.0	(vi)	96.0
Other long-term liabilities	1,010.1		(168.8)	(vi,vii)	841.3

(i)	Includes “Short-term investments” consisting of commercial paper and foreign time deposits with original maturities over 92 days.

(ii)	Represents the reclassification of “Short-term deferred tax assets” from the “Prepaid expenses and other current assets” line item in the table set forth above.

(iii)	Represent the gross-up and reversal of short-term and long-term deferred tax netting.

(iv)	Represents the reclassification of “Deferred revenue” from “Other accrued expenses.”

(v)	Includes “Accounts payable” of $287.4 million, “Accrued compensation” of $292.8 million and “Other accrued expenses” of $905.0 million.

(vi)	Represents the reclassification of “Other liabilities payable.”

(vii)	Represents the reclassification of “Long-term deferred revenue.”

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the year ended December 31, 2014

	Before reclassification		Reclassification		After reclassification

Net revenue	$7,237.9	(i)			$7,237.9
Cost of sales	842.4		$(88.2	)(vi,vii)	754.2
Selling and marketing			2,179.5	(v-vii)	2,179.5
General and administrative	2,837.2	(ii)	(1,934.5	)(iv-vi)	902.7
Research and development	1,191.6		60.2	(vi)	1,251.8
Asset sales, impairments, contingent consideration adjustments, net	245.0	(iii)	(217.0	)(iv)	28.0

(i)	Includes “Total revenue” of $7,237.9 million.

(ii)	Includes “Selling, general and administrative” of $2,837.2 million.

(iii)	Includes “Restructuring charges” of $245.0 million.

(iv)	Represents the reclassification of “Selling, general and administrative” of $28.0 million related to the loss on disposals of fixed assets.

(v)	Represents the reclassification of “Selling, general and administrative” of $2,004.2 million relating to selling and marketing activities.

(vi)	Represents the allocation of restructuring charges of $245.0 million to “Cost of sales” of $12.7 million, “Selling and marketing” of $74.4 million, “General and administrative” of $97.7 million and “Research and development” of $60.2 million.

(vii)	Represents the reclassification of “Cost of sales” from $100.9 million related to product distribution to customers for select fees treated by Actavis as selling expenses.

5. Historical Forest

Financial information presented in the “Historical Forest (after conforming reclassifications)” column in the unaudited pro forma combined statement of operations of Forest for the year ended December 31, 2014, is for the six months Forest was a stand-alone entity and was derived by subtracting the consolidated statement of operations for the nine months ended December 31, 2013 and adding the consolidated statement of operations for the fiscal year ended March 31, 2014 from and to the consolidated statement of operations for the three months ended June 30, 2014 as follows (in millions):

	(E) Year ended March 31, 2014	(F) Nine months ended December 31, 2013	(G) Three months ended June 30, 2014	(H)=(E)-(F)+(G) Six months ended June 30, 2014
Total revenue	$3,646.9	$2,554.7	$1,166.7	$2,258.9
Cost of goods sold	760.6	511.4	319.1	568.3

Gross profit	2,886.3	2,043.3	847.6	1,690.6

Operating expenses
Selling, general and administrative	1,986.2	1,307.4	512.2	1,191.0
Research and development	788.3	596.3	168.2	360.2

Total operating expenses	2,774.5	1,903.7	680.4	1,551.2

Operating income	111.8	139.6	167.2	139.4
Interest and other income (expense), net	(30.2)	12.6	(26.2)	(69.0)

Income before income taxes	81.6	152.2	141.0	70.4
Income tax (benefit) expense	(83.7)	41.0	50.0	(74.7)

Net income	$165.3	$111.2	$91.0	$145.1

Financial information of Forest subsequent to July 1, 2014 is included in the results of the Company.

Financial information presented in the “Historical Forest (after conforming reclassifications)” column in the unaudited pro forma statement of operations for the year ended December 31, 2014, of which six months represents the Forest results, has been reclassified or classified to conform to the historical presentation in the Company’s consolidated financial statements as set forth below (in millions). Unless otherwise indicated, defined line items included in the footnotes have the meanings given to them in the historical financial statements of Forest.

Reclassifications and classifications in the unaudited pro forma combined statement of operations for the year ended December 31, 2014

	Before reclassification		Reclassification	After reclassification
Net revenues	$2,258.9	(i)	$—	$2,258.9
Cost of sales	568.3	(ii)	(25.1)	543.2
Selling and marketing	1,191.0	(iii)	(491.1)	699.9
General and administrative	—		434.4	434.4
Amortization	—		81.8	81.8
Loss on asset sales, impairments and contingent consideration adjustment, net	—		—	—
Interest income	(69.0	)(iv)	82.8	13.8
Interest expense	—		(87.1)	(87.1)
Other income (expense), net	—		4.3	4.3

(i)	Includes “Total revenue” of $2,258.9 million.

(ii)	Includes “Amortization” of $25.1 million.

(iii)	Includes “General and administrative expense” of $434.4 million and “Amortization” of $56.7 million.

(iv)	Includes “Interest and other income (expense), net” of $(69.0) million.

6. Unaudited pro forma combined balance sheet adjustments

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2014 are as follows (in millions):

	Note	Amount

Purchase consideration
Preliminary estimate of fair value of Actavis plc ordinary shares issued	6a	$31,836.1
Preliminary estimate of fair value of Actavis plc equity awards issued	6a	2,348.2
Cash consideration	6b	38,635.4

Fair value of total consideration transferred		$72,819.7

Historical book value of net assets acquired
Book value of Allergan’s historical net assets as of December 31, 2014		$7,753.0
Less Allergan’s M&A costs expected to incur	6h	(62.2)

Net assets to be acquired		$7,690.8

Adjustments to reflect preliminary fair value of assets acquired and liabilities assumed
Inventories	6c	$979.3
Product rights and other intangibles, net	6c	53,253.5
Goodwill	6d	23,492.6
Investments and Other Assets	6e	(8.6)
Long-term debt.	6f	(10.2)
Deferred tax liabilities—current	6g	(227.2)
Deferred tax liabilities—non-current	6g	(12,350.5)

Total		$65,128.9

a.	“Preliminary estimate of fair value of ordinary shares issued” was estimated based on approximately 299.0 million shares of Allergan’s common stock outstanding as of December 31, 2014, after factoring in outstanding but unvested equity awards, multiplied by the exchange ratio of 0.3683 and the closing price of Actavis ordinary shares on February 24, 2015 of $289.11. All equity awards of Allergan were replaced with equity awards of Actavis plc with similar terms, except for restricted stock units with performance conditions. “Preliminary estimate of fair value of equity awards” issued represents the estimated aggregate fair value of Actavis plc replacement awards attributable to the service periods prior to the Acquisition, which is considered as part of purchase consideration, and was calculated based on Allergan’s equity awards outstanding (including restricted stock) as of December 31, 2014, multiplied by the assumed exchange ratio of 0.8153 and estimated fair value of equity awards.

The fair values of Actavis plc ordinary shares and equity awards were estimated based on Actavis plc’s closing share price on February 24, 2015 of $289.11 per share. A 28% increase in the price of Actavis plc ordinary shares would increase the aggregate Merger Consideration by $9,802.4 million, and a 28% decrease in the price of Actavis plc’s ordinary shares would decrease the aggregate Merger Consideration by $9,785.9 million, both with a corresponding change to Actavis’ assets. The market price of Actavis plc’s ordinary shares which Allergan stockholders will receive in the Acquisition as a portion of the Merger Consideration will continue to fluctuate from the date of this registration statement/prospectus through the effective time of the Acquisition and the final valuation could differ significantly from the current estimates.

b.	“Cash consideration” was estimated based on approximately 299.0 million shares of Allergan’s common stock outstanding as of December 31, 2014, multiplied by the $129.22 cash consideration per share.

c.	Represents the estimated fair value adjustment to step-up Allergan’s inventory and identifiable intangible assets by $979.3 million and $53,253.5 million, to their preliminary fair values of $1,275.3 million and $55,040.0 million, respectively, which, when added to the Company’s historical inventory and identifiable intangible assets of $2,075.5 million and $19,188.4 million, respectively, total $3,350.8 million and $74,288.4 million, respectively.

The estimated step-up in inventory will increase cost of sales as the acquired inventory is sold within the first year after the Acquisition. As there is no continuing impact, the effect on cost of sales from the inventory step-up is not included in the unaudited pro forma combined statement of operations.

Identified intangible assets of $55,040.0 million primarily consist of (i) currently marketed products (“CMP”) of $45,190.0 million (weighted average useful life of 6.5 years using the economic benefit model) and (ii) IPR&D of $9,850.0 million. The IPR&D amounts will be capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, the Company will make a separate determination of useful life of the IPR&D intangibles and amortization will be recorded as an expense. As the IPR&D intangibles are not currently marketed, no amortization of these items is reflected in the unaudited pro forma combined statement of operations.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles, including the IPR&D intangibles, may differ from this preliminary determination.

The fair value of identifiable intangible assets is determined primarily using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participants’ expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible assets valuations, from the perspective of a market participant, include the estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs and working capital asset/contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

d.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The adjustment represents a net increase of Actavis’ total goodwill by $25,885.5 million to $50,407.0 million after giving effect to the Acquisition.

e.	Represents the removal of Allergan’s deferred debt issuance costs of $8.6 million.

f.	Represents the estimated fair value adjustment of $10.2 million to Allergan’s historical long-term debt.

g.

Represents deferred income tax liabilities of $227.2 million (current) and $12,350.5 million (non-current), resulting from fair value adjustments for the identifiable tangible assets and intangible assets as well as liabilities assumed and other acquisition accounting adjustments, respectively. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the assets acquired and liabilities assumed at a 23.2% weighted average statutory tax rate of where most of Allergan’s taxable income was generated historically.

h.	Represents cash outflows from the (i) payment of cash purchase consideration of $38,635.4 million and (ii) $62.2 million of transaction costs that are expected to be incurred by Allergan and $67.2 million of transaction costs that are expected to be incurred by the Company.

i.	Represents the addition of ordinary shares and additional paid-in capital (excluding restricted shares) of $31,836.1 million, the addition of shareholder’s equity related to the replacement equity awards (including restricted shares) of $2,348.2 million and the elimination of Allergan’s common stock and additional paid in capital of $3.1 million and $3,353.7 million respectively.

j.	Represents the elimination of Allergan’s retained earnings of $5,894.8 million and $67.2 million of estimated future transaction costs the Company expects to incur related to the Acquisition.

k.	Represents the elimination of Allergan’s historical treasury stock and accumulated other comprehensive income.

Adjustments included in the “Financing Adjustments” column in the accompanying unaudited pro forma combined balance sheet at December 31, 2014 are as follows (in millions):

l.	The adjustment to cash is as follows:

Senior Notes	$22,000.0
Net proceeds from issuance of Ordinary Shares	3,700.4
Net proceeds from issuance of Mandatory Convertible Preferred Shares	4,480.9
Term Facilities	5,500.0
Total financing costs	(152.5)

Total net financing	$35,528.8

The Company has excluded potential borrowings under the Cash Bridge Facility as borrowings under the facility, if any, are temporary with no ongoing impact to the financial statements. Actavis also has a committed Bridge Facility for up to $30.9 billion; however, for the pro forma financials it is assumed that the Bridge Facility will not be drawn upon. If the Company is unable to finance a portion of the cash consideration for Allergan as anticipated, and assuming $22.0 billion is drawn under the committed Bridge Facility, on a pro forma basis interest expense would increase by approximately $442.3 million, tax benefit would not change, and the net loss to ordinary shareholders would increase approximately $1.14 per share, leaving all other pro forma adjustments constant. The amount of loss is dependent on several factors, including whether alternative sources of equity or debt financing are available as well as timing of raising anticipated borrowings.

Assuming an increase of $1.0 billion in proceeds from the Senior Notes, on a pro forma basis interest expense would increase by $39.2 million, tax benefit would not change, and the net loss to ordinary shareholders would increase by approximately $0.10 per share, leaving all other pro forma adjustments constant.

m.	Represents capitalized deferred financing costs assumed of $152.5 million related to the Senior Notes and the Term Facilities in place for Actavis’ new borrowings to fund the Acquisition.

n.	Represents the current portion of the Term Facilities of $68.7 million.

o.	Represents the long-term portions of the Senior Notes $22,000.0 million and Term Facilities of $5,431.3 million.

p.	Represents the Actavis plc offering of the Ordinary Shares with net proceeds of $3,700.4 million, assuming no exercise of the underwriters’ overallotment option.

q.	Represents the Actavis plc offering of the Mandatory Convertible Preferred Shares with net proceeds of $4,480.9 million, assuming no exercise of the underwriters’ overallotment option.

7. Unaudited pro forma combined statement of operations adjustments

Adjustments related to the Acquisition

Adjustments included in the “Acquisition Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

a.	Represents the elimination of net revenues and cost of sales for product sales of $12.5 million for the year ended December 31, 2014 between the Company and Allergan.

b.	Represents the incremental stock-based compensation of $159.1 million for the year ended December 31, 2014 in connection with the replacement equity awards granted at the close of the Acquisition. The replacement charge is accounted for as a modification to the awards.

c.	Represents the elimination of transaction costs that have been incurred by Actavis and Allergan related to the Acquisition.

d.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2014. The increase in amortization expense for intangible assets is calculated using the economic benefit model with a weighted average life of 6.5 years, less the historical Allergan amortization expense.

e.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Acquisition using a 23.2% weighted average statutory tax rate where most of Allergan’s taxable income was generated historically, offset, in part, by the removal of historical tax expenses related to the adjusted line items.

Adjustments included in the “Debt and Equity Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

f.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the Senior Notes and the Term Facilities as follows (in millions):

Year ended December 31, 2014
Senior Notes	$851.4
3 year tranche of the Term Facilities	46.9
5 year tranche of the Term Facilities	50.1

Assuming $22,000.0 million is drawn under the Senior Notes and the Term Facilities are fully drawn, each 0.125% change in assumed interest rates for the Senior Notes and the Term Facilities would change pro forma interest expense by approximately $34.4 million for the year ended December 31, 2014.

g.	Based on the financing structure available at the time of this filing, there would be no tax benefit on the new borrowings.

Adjustments related to the Forest Transaction

Adjustments included in the “Forest Transaction Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

h.	Represents the elimination of net revenues and cost of sales of product sales of $16.7 million for the year ended December 31, 2014, between the Company and Forest after the Aptalis Transaction.

i.	Represents the stock-based compensation in connection with the replacement equity awards granted at the close of the Forest Transaction.

j.	Represents the stock-based compensation of $55.8 million for the year ended December 31, 2014, in connection with the replacement equity awards granted at the close of the Forest Transaction. For the year ended December 31, 2014, this has been offset by the reversal of M&A costs of $(30.7) million and $(0.4) million recorded by the Company and Forest, respectively in connection with the Forest Transaction.

k.	Represents increased amortization for the fair value of identified intangible assets with definite lives for the year ended December 31, 2014. The increase in amortization expense for intangible assets is based on the actual useful lives assigned to each product as follows:

(in millions)	Amount recognized as of acquisition date	Weighted average lives (years)	Year ended December 31, 2014

CMP:
Namenda Franchise	$2,125.0	1.7
Bystolic Franchise	1,810.0	3.3
Linzess	1,052.0	5.0
Zenpep	978.0	6.8
Carafate	915.0	6.2
Armour Thyroid	747.0	5.9
Viibryd	413.0	4.5
Fetzima	392.0	5.0
Teflaro	343.0	3.0
Canasa	327.0	2.6
Daliresp	269.0	3.5
Other CMP Products	1,904.0	5.7

	$11,275.0	4.3

IPR&D:
Gastroenterology	791.0
Central nervous system	304.0
Cardiovascular	193.0
Other	74.0

	$1,362.0

Customer relationships	60.0	4.5
Other	173.5	4.2

Total identifiable intangible assets	$12,877.5		$923.6

Less historical amortization inclusive of Aptalis deal			106.1
			$817.5

l.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Forest Transaction using a 13% blended statutory tax rate primarily related to the United States and Ireland, for the year ended December 31, 2014. These two countries are where most of Forest’s taxable income was generated historically.

Adjustments included in the “Forest Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations are as follows:

m.	Represents estimated interest expense, including amortization of deferred financing costs based on effective interest rate method, related to the term facilities and the notes associated with the Forest Transaction as follows:

(in millions)	Year ended December 31, 2014
Term facilities (Forest Transaction)	$20.1
Notes (Forest Transaction)	61.1

Total net financing	$81.2

For the term facilities associated with the Forest Transaction of $2,000.0 million, a five year maturity was assumed. For the notes associated with the Forest Transaction, various maturity dates were assumed ranging from 2017 to 2044. The assumed interest rate for these borrowings was 3.3% on a weighted average basis. Interest expense from the cash bridge loans associated with the Forest Transaction was not reflected in the unaudited combined pro forma statement of operations as it will not have a continuing impact due to the short-term nature.

n.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the financing for the Forest Transaction using a 0% tax rate, as that is the rate for the debt issued for the transaction in Luxembourg.

Adjustments related to the Aptalis Transaction

Adjustments included in the “Aptalis Transaction and Financing Adjustments” column in the accompanying unaudited pro forma combined statement of operations for the year ended December 31, 2014 is as follows:

o.	Represents $38.7 million of M&A costs incurred for the year ended December 31, 2014.

p.	Represents increased amortization resulting in the Aptalis Transaction by Forest for the fair value of identified intangible assets with definite lives as follows (in millions):

	Weighted average useful lives	Fair value	One month ended January 30, 2014
CMP intangible assets	10	$2,912.2	$24.3
Less historical amortization			5.3

$19.0

q.	Represents (a) new interest expense related to the $1,050.0 million of Forest’s 4.375% notes due 2019 and $750.0 million of Forest’s 4.875% notes due 2021, issued in January 2014 for the year ended December 31, 2014, (b) the elimination of Aptalis’ historical interest expense of $60.6 million (inclusive of termination charges) for the year ended December 31, 2014 in connection with the repayment of Aptalis’ existing long-term debt in the principal amount of $1,250.0 million upon the Aptalis Transaction as follows (in millions):

One month ended January 30, 2014
New interest expense from Forest’s 4.375% Notes	$4.0
New interest expense from Forest’s 4.875% Notes	3.1
New interest expense from Forest’s 5.000% Notes	—
Elimination of Aptalis’ historical interest (income)	(60.6)

Total expense / (income)	$(53.5)

r.	Represents the income tax effect for unaudited pro forma combined statement of operations adjustments related to the Aptalis Transaction and the related financing using a 24.1% weighted average blended statutory tax rate of the United States, Canada and Ireland, where most of Aptalis’ taxable income was generated historically.

s.	Financial information presented in the “Aptalis Transaction and Financing Adjustments” column in the unaudited pro forma combined statement of operations for the year ended December 31, 2014 includes Aptalis historical activities for the one month ended January 30, 2014 prior to the close of the Aptalis Transaction.

8. Earnings per share

The unaudited pro forma combined basic and diluted earnings per share calculations are based on Actavis plc’s consolidated basic and diluted weighted average number of shares. The pro forma weighted average number of shares outstanding reflects the following adjustments assumed to occur on January 1, 2014:

•	Elimination of Allergan historical common stock;

•

The estimated issuance of 110.1 million Actavis plc ordinary shares to Allergan stockholders in the Acquisition, calculated using the 0.3683 exchange ratio based on Allergan’s common stock outstanding as of December 31, 2014;

•	The issuance of 13.2 million Actavis plc ordinary shares issued in the offering of Ordinary Shares to fund the Acquisition with net proceeds of $3.7 billion;

•	The issuance of 89.8 million Actavis plc ordinary shares associated with the Forest Transaction, which are included in Actavis’ historical balance sheet as of December 31, 2014; and

•	Excludes the impact of the issuance of preferred shares as their impact would be anti-dilutive.

Description of Mandatory Convertible Preferred Shares

The following is a summary of certain provisions of our 5.500% Mandatory Convertible Preferred Shares, Series A, par value of $0.0001 per share, which we refer to as our “Mandatory Convertible Preferred Shares”. A copy of the extract resolutions of the board of directors, or an authorized committee thereof, of Actavis plc setting forth the terms of the Mandatory Convertible Preferred Shares, which we refer to as the “Designations”, as well as our Amended and Restated Memorandum and Articles of Association, which we refer to as our “Articles”, is available upon request from us at the address set forth in the section of this prospectus supplement entitled “Where you can find more information”. This description of the terms of the Mandatory Convertible Preferred Shares is not complete and is subject to, and qualified in its entirety by reference to, the provisions of our Articles and the Designations.

As used in this section, unless otherwise expressly stated or the context otherwise requires, the terms “Actavis plc”, “the Company”, “us”, “we” or “our” refer to Actavis plc and not any of its subsidiaries.

General

Under our Articles, our board of directors is authorized, without any approval of our shareholders, to issue up to 10,000,000 serial preferred shares, par value $0.0001 per share, in one or more series by filing extract resolutions with the Irish Registrar of Companies. Such extract resolutions may set forth the designations, preferences and rights of the shares of each such series of preferred shares and the qualifications, limitations and restrictions thereof, including the dividend rate, the redemption provisions, if any, the amount payable in the event of our dissolution or the distribution of our assets, the terms and conditions, if any, of conversion and the voting rights. As of the date of this prospectus supplement, no preferred shares are outstanding. At the consummation of this offering, we will issue 4,600,000 Mandatory Convertible Preferred Shares. In addition, we have granted the underwriters an option to purchase up to 460,000 additional Mandatory Convertible Preferred Shares solely to cover overallotments as described under “Underwriting”.

When issued, the Mandatory Convertible Preferred Shares and any ordinary shares issued upon the conversion of the Mandatory Convertible Preferred Shares will be fully paid and nonassessable. The holders of the Mandatory Convertible Preferred Shares will have no preemptive or preferential rights to purchase or subscribe for our ordinary shares, obligations, warrants or other securities of ours of any class. Computershare Trust Company, N.A. serves as the transfer agent and registrar of our ordinary shares and will serve as transfer agent and registrar for the Mandatory Convertible Preferred Shares. Computershare Inc. will serve as conversion and dividend disbursing agent for the Mandatory Convertible Preferred Shares.

Ranking

The Mandatory Convertible Preferred Shares, with respect to dividend rights and distribution rights upon our liquidation, winding-up or dissolution, will rank:

•

senior to (i) our ordinary shares and (ii) each class or series of our share capital established after the first original issue date of shares of the Mandatory Convertible Preferred Shares (which we refer to as the “initial issue date”) the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Mandatory Convertible Preferred Shares as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior shares”);

•

on parity with each class or series of our share capital established after the initial issue date the terms of which expressly provide that such class or series will rank on parity with the Mandatory Convertible Preferred Shares as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity shares”);

•

junior to each class or series of our share capital established after the initial issue date the terms of which expressly provide that such class or series will rank senior to the Mandatory Convertible Preferred Shares as to dividend rights and distribution rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior shares”); and

•	junior to our existing and future indebtedness.

Dividends

Subject to the rights of holders of any class or series of our share capital ranking senior to the Mandatory Convertible Preferred Shares with respect to dividends, holders of the Mandatory Convertible Preferred Shares will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee thereof, out of funds legally available for payment, cumulative dividends at the rate per annum of 5.500% on the liquidation preference of $1,000.00 per Mandatory Convertible Preferred Share (equivalent to $55 per annum per share), payable in cash, by delivery of our ordinary shares or by delivery of any combination of cash and our ordinary shares, as determined by us in our sole discretion (subject to the limitations described below). See “—Method of payment of dividends” below. Declared dividends on the Mandatory Convertible Preferred Shares will be payable quarterly on March 1, June 1, September 1 and December 1 of each year to and including the mandatory conversion date (as defined below), commencing June 1, 2015 (each, a “dividend payment date”), at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the initial issue date of the Mandatory Convertible Preferred Shares, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Declared dividends will be payable on the relevant dividend payment date to holders of record of the Mandatory Convertible Preferred Shares as they appear on our share register at 5:00 p.m., New York City time, on the immediately preceding February 15, May 15, August 15 and November 15 (each, a “record date”), whether or not such holders convert their shares, or such shares are automatically converted, after a record date and on or prior to the immediately succeeding dividend payment date. These record dates will apply regardless of whether a particular record date is a business day. A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the initial issue date of the Mandatory Convertible Preferred Shares and will end on and exclude the June 1, 2015 dividend payment date. The amount of dividends payable on each Mandatory Convertible Preferred Share for each full dividend period (after the initial dividend period) will be computed by dividing the annual dividend rate by four. Dividends payable on the Mandatory Convertible Preferred Shares for any period other than a full dividend period will be computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of 12 30-day months). Accordingly, the dividend on the Mandatory Convertible Preferred Shares for the first dividend period, assuming the initial issue date is March 2, 2015 will be $13.60 per share (based on the annual dividend rate of 5.500% and a liquidation preference of $1,000.00 per share) and will be payable, when, as and if declared, on June 1, 2015 to the holders of record thereof on May 15, 2015. The dividend on the Mandatory Convertible Preferred Shares for each subsequent dividend period, when, as and if declared, will be $13.75 per share (based on the annual dividend rate of 5.500% and a liquidation preference of $1,000.00 per share). Accumulations of dividends on shares of the Mandatory Convertible Preferred Shares will not bear interest.

No dividend will be declared or paid upon, or any sum of cash or number of our ordinary shares set apart for the payment of dividends upon, any outstanding Mandatory Convertible Preferred Shares with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of our ordinary shares has been set apart for the payment of such dividends upon, all outstanding Mandatory Convertible Preferred Shares.

Our ability to declare and pay cash dividends and to make other distributions with respect to our share capital, including the Mandatory Convertible Preferred Shares, may be limited by the terms of our and our subsidiaries’ existing and any future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Irish law, including whether we have sufficient “distributable reserves” to declare and pay a dividend in cash. See “Risk factors—Risks Relating to the Mandatory Convertible Preferred Shares and Ordinary Shares—Our ability to declare and pay dividends on the Mandatory Convertible Preferred Shares may be limited”.

So long as any Mandatory Convertible Preferred Share remains outstanding, no dividend or distribution shall be declared or paid on our ordinary shares or any other class or series of junior shares, and none of our ordinary shares or any other class or series of junior shares shall be purchased, redeemed or otherwise acquired for consideration by us or any of our subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of our ordinary shares has been set apart for the payment of such dividends upon, all outstanding Mandatory Convertible Preferred Shares. The foregoing limitation shall not apply to: (i) any dividend or distribution payable in ordinary shares or other junior shares, (ii) purchases, redemptions or other acquisitions of ordinary shares or other junior shares in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business (including purchases to offset the share dilution amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the share dilution amount shall in no event exceed the share dilution amount; (iii) any dividends or distributions of rights in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan; (iv) purchases of ordinary shares or junior shares pursuant to a contractually binding requirement to buy ordinary shares or junior shares existing prior to the preceding dividend period, including under a contractually binding share repurchase plan; or (v) the deemed purchase or acquisition of fractional interests in our ordinary shares or junior shares pursuant to the conversion or exchange provisions of such shares or the security being converted or exchanged. The phrase “share dilution amount” means the increase in the number of diluted shares outstanding (determined in accordance with U.S. GAAP, and as measured from the initial issue date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends on the Mandatory Convertible Preferred Shares (i) have not been declared and paid in full on any dividend payment date, or (ii) have been declared but a sum of cash or number of our ordinary shares sufficient to discharge our obligations in respect thereof has not been set aside for the benefit of the holders thereof on the applicable record date, no dividends may be declared or paid on any parity shares unless dividends are declared on the Mandatory Convertible Preferred Shares such that the respective amounts of such dividends declared on the Mandatory Convertible Preferred Shares and such parity shares shall bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the Mandatory Convertible Preferred Shares and such parity shares bear to each other; provided that any unpaid dividends will continue to accumulate.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by our board of directors, or an authorized committee thereof, may be declared and paid on any securities, including our ordinary shares, from time to time out of any funds legally available for such payment, and holders of the Mandatory Convertible Preferred Shares shall not be entitled to participate in any such dividends.

Method of payment of dividends

Subject to the limitations described below, we may pay any declared dividend (or any portion of any declared dividend) on the Mandatory Convertible Preferred Shares (whether or not for a current dividend period or any prior dividend period, including in connection with the payment of declared and unpaid dividends pursuant to the provisions described in “—Mandatory conversion” and “—Conversion at the option of the holder upon fundamental change; fundamental change dividend make-whole amount”), determined in our sole discretion:

•	in cash;
•	by delivery of our ordinary shares; or
•	by delivery of any combination of cash and our ordinary shares.

We will make each payment of a declared dividend on the Mandatory Convertible Preferred Shares in cash, except to the extent we elect to make all or any portion of such payment in our ordinary shares. We will give the holders of the Mandatory Convertible Preferred Shares notice of any such election and the portion of such payment that will be made in cash and the portion that will be made in our ordinary shares no later than 10 scheduled trading days (as defined below) prior to the dividend payment date for such dividend; provided that if we do not provide timely notice of this election, we will be deemed to have elected to pay the relevant dividend in cash.

If we elect to make any such payment of a declared dividend, or any portion thereof, in our ordinary shares, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the average VWAP per ordinary share (as defined below) over the five consecutive trading day (as defined below) period beginning on and including the seventh scheduled trading day (as defined below) prior to the applicable dividend payment date (the “average price”).

No fractional shares of our ordinary shares will be delivered to the holders of the Mandatory Convertible Preferred Shares in payment or partial payment of a dividend. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of an ordinary share based on the average price with respect to such dividend.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of our ordinary shares issued as payment of a dividend on the shares of Mandatory Convertible Preferred Shares, including dividends paid in connection with a conversion, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such ordinary shares have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have the ordinary shares qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on the New York Stock Exchange (or if our ordinary shares are not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our ordinary shares are then listed).

Notwithstanding the foregoing, in no event will the number of our ordinary shares delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to the total dividend payment divided by $100.80, which amount represents 35% of the initial price (as defined below), subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each fixed conversion rate as set forth below in “—Anti-dilution adjustments” (such dollar amount, as adjusted, the “floor price”). To the extent that the amount of the declared dividend exceeds the product of (x) the number of our ordinary shares delivered in connection with such declared dividend and (y) 97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash.

A “trading day” is a day on which our ordinary shares:

•

are not suspended from trading, and on which trading in our ordinary shares is not limited, on any national or regional securities exchange or association or over-the-counter market during any period or periods aggregating one half-hour or longer; and

•	have traded at least once on the national or regional securities exchange or association or over-the- counter market that is the primary market for the trading of our ordinary shares;

provided that if our ordinary shares are not traded on any such exchange, association or market, “trading day” means any business day.

A “scheduled trading day” is any day that is scheduled to be a trading day.

“VWAP” per ordinary share on any trading day means the per share volume-weighted average price as displayed on Bloomberg page “ACT <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, “VWAP” means the market value per ordinary share on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. The “average VWAP” means the average of the VWAPs for each trading day in the relevant period.

Under Irish law, our board of directors (or an authorized committee) may only declare and pay cash dividends on the Mandatory Convertible Preferred Shares out of our “distributable reserves.” While as of December 31, 2014 we did not have distributable reserves, we have filed a petition with the Irish High Court to confirm the creation of approximately $5.79 billion of distributable reserves by decreasing our share premium account. We have undertaken to the underwriters to use reasonable best efforts to create distributable reserves if the Irish High Court declines our petition. If distributable reserves are not created, we may deliver ordinary shares instead of cash to satisfy our obligations under the Mandatory Convertible Preferred Shares.

Where we elect to satisfy our obligations under the Mandatory Convertible Preferred Shares by delivering our ordinary shares instead of cash, we will do so by capitalizing our reserves. Under Irish law, a capitalization of our reserves is not treated as a distribution and accordingly we will not require distributable reserves where we elect to deliver our ordinary shares in satisfaction of our obligations under the Mandatory Convertible Preferred Shares.

Acquisition termination redemption

We expect to use the net proceeds from this offering in connection with the acquisition of Allergan, Inc. (the “Acquisition”), as described under “Summary”. Within ten Business Days following the earlier of (a) the date on which an acquisition termination event (as defined below) occurs and (b) 5:00 p.m. (New York City time) on November 30, 2015, if the Acquisition has not closed on or prior to such time on such date, we will be entitled, but not required, to mail a notice of acquisition termination redemption to the holders of the Mandatory Convertible Preferred Shares (provided that, if the Mandatory Convertible Preferred Shares are held in book-entry form through DTC we may give such notice in any manner permitted by DTC). If we provide notice of acquisition termination redemption to holders of the Mandatory Convertible Preferred Shares, then, on the acquisition termination redemption date (as defined below), we will be required to redeem the Mandatory Convertible Preferred Shares, in whole but not in part, at a redemption amount per Mandatory Convertible Preferred Share equal to the acquisition termination make-whole amount (as defined below).

“acquisition termination event” means either (1) the Merger Agreement (as such term is defined under “Summary”) is terminated or (2) we determine in our reasonable judgment that the Acquisition will not occur.

“acquisition termination make-whole amount” means, for each Mandatory Convertible Preferred Share, an amount in cash equal to $1,010 plus accumulated and unpaid dividends to the acquisition termination redemption date (whether or not declared); provided, however, that if the acquisition termination share price (as defined below) exceeds the initial price, the acquisition termination make-whole amount will equal the reference amount (as defined below).

The “acquisition termination share price” means the average VWAP per ordinary share over the 10 consecutive trading day period ending on the trading day preceding the date on which we provide notice of acquisition termination redemption.

The “reference amount” will equal the sum of the following amounts:

(i) a number of ordinary shares equal to the acquisition termination conversion rate (as defined below); plus

(ii) cash in an amount equal to the acquisition termination dividend amount (as defined below);

provided that we may deliver cash in lieu of all or any portion of the ordinary shares set forth in clause (i) above, and we may deliver ordinary shares in lieu of all or any portion of the cash amount set forth in clause (ii) above, in each case, as described below.

“acquisition termination conversion rate” means a rate equal to the fundamental change conversion rate assuming for such purpose that the date on which we provide notice of acquisition termination redemption is the fundamental change effective date (as defined below) and that the fundamental change share price is the acquisition termination share price.

“acquisition termination dividend amount” means an amount of cash equal to the sum of (x) the fundamental change dividend make-whole amount and (y) the accumulated dividend amount, assuming in each case, for such purpose that the date on which we provide notice of acquisition termination redemption is the fundamental change effective date.

For a description of the terms fundamental change conversion rate, fundamental change dividend make-whole amount, accumulated dividend amount and fundamental change share price, see “—Conversion at the option of the holder upon fundamental change; fundamental change dividend make-whole amount.”

If the acquisition termination share price exceeds the initial price, we may pay cash (computed to the nearest cent) in lieu of delivering all or any portion of the number of ordinary shares equal to the acquisition termination conversion rate. If we make such an election, we will deliver cash (computed to the nearest cent) in an amount equal to such number of ordinary shares in respect of which we have made this election multiplied by the acquisition termination market value.

In addition, if the acquisition termination share price exceeds the initial price, we may deliver ordinary shares in lieu of cash for some or all of the acquisition termination dividend amount. If we make such an election, we will deliver a number of ordinary shares equal to such portion of the acquisition termination dividend amount to be paid in ordinary shares divided by the greater of the floor price and 97% of the acquisition termination market value; provided that, if the acquisition termination dividend amount or portion thereof in respect of which ordinary shares are delivered exceeds the product of such number of ordinary shares multiplied by 97% of the acquisition termination market value, we will, if we are legally able to do so, declare and pay such excess amount in cash (computed to the nearest cent).

“acquisition termination market value” means the average VWAP per ordinary share over the 20 consecutive trading day period commencing on and including the third trading day following the date on which we provide notice of acquisition termination redemption.

“acquisition termination redemption date” means the date specified by us in our notice of acquisition termination redemption that is not less than 30 nor more than 60 days following the date on which we provide notice of such acquisition termination redemption; provided, that, if the acquisition termination share price is greater than the initial price and we elect to pay cash in lieu of delivering all or any portion of the ordinary shares equal to the acquisition termination conversion rate, or if we elect to deliver ordinary shares in lieu of all or any portion of the acquisition termination dividend amount, the acquisition termination redemption date will be the third business day following the last trading day of the 20 consecutive trading day period used to determine the acquisition termination market value.

The notice of acquisition termination redemption will specify, among other things:

•	the acquisition termination make-whole amount;

•

if the acquisition termination share price exceeds the initial price, the number of ordinary shares and the amount of cash comprising the reference amount per Mandatory Convertible Preferred Share (before giving effect to any election to pay or deliver, with respect to each Mandatory Convertible Preferred Share, cash in lieu of a number of ordinary shares equal to the acquisition termination conversion rate or ordinary shares in lieu of cash in respect of the acquisition termination dividend amount);

•

if applicable, whether we will deliver cash in lieu of all or any portion of the number of ordinary shares equal to the acquisition termination conversion rate comprising a portion of the reference amount (specifying, if applicable, the number of such ordinary shares in respect of which cash will be delivered);

•

if applicable, whether we will deliver ordinary shares in lieu of all or any portion of the acquisition termination dividend amount comprising a portion of the reference amount (specifying, if applicable, the percentage of the acquisition termination dividend amount in respect of which ordinary shares will be delivered in lieu of cash); and

•	the acquisition termination redemption date.

If any portion of the acquisition termination make-whole amount is to be paid in ordinary shares, no fractional ordinary shares will be delivered to the holders of the Mandatory Convertible Preferred Shares. We will instead, to the extent we are legally permitted to do so, pay a cash adjustment (computed to the nearest cent) to each holder that would otherwise be entitled to a fraction of an ordinary share based on the average VWAP per ordinary share over the five consecutive trading day period beginning on, and including, the seventh scheduled trading day immediately preceding the acquisition termination redemption date. If more than one Mandatory Convertible Preferred Share is to be redeemed from a holder, the number of our ordinary shares issuable in connection with the payment of the reference amount shall be computed on the basis of the aggregate number of Mandatory Convertible Preferred Shares so redeemed. The provisions with respect to delivery of ordinary shares in lieu of cash set forth in the penultimate paragraph of “—Method of payment of dividends” shall apply to any delivery of ordinary shares upon an acquisition termination redemption.

All cash payments to which a holder of the Mandatory Convertible Preferred Shares are entitled in connection with an acquisition termination redemption will be rounded to the nearest cent.

The proceeds of this offering will not be deposited into an escrow account pending any acquisition termination redemption of the Mandatory Convertible Preferred Shares. Our ability to pay the acquisition termination make-whole amount to holders of the Mandatory Convertible Preferred Shares in connection with an acquisition termination redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of the Mandatory Convertible Preferred Shares following our election to redeem the Mandatory Convertible Preferred Shares. Furthermore, as any redemption of Mandatory Convertible Preferred Shares would be a distribution under Irish law, we may only pay the redemption price to holders of the Mandatory Convertible Preferred Shares in connection with an acquisition termination redemption to the extent we have sufficient distributable reserves to do so.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of our ordinary shares issued as payment of any portion of the acquisition termination make-whole amount, we will, to the extent such a shelf registration statement is not currently filed and effective, use our commercially reasonable efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such ordinary shares have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not “affiliates” of ours for purposes of the Securities Act. To the extent applicable, we will also use our commercially reasonable efforts to have such ordinary shares qualified or registered under applicable U.S. state securities laws, if required, and approved for listing on the New York Stock Exchange (or if our ordinary shares are not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our ordinary shares are then listed).

Other than pursuant to the acquisition termination redemption provisions described above, the Mandatory Convertible Preferred Shares will not be redeemable.

Liquidation preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Mandatory Convertible Preferred Shares will be entitled to receive a liquidation preference in the amount of $1,000.00 per Mandatory Convertible Preferred Share (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to but excluding the date fixed for liquidation, winding-up or dissolution to be paid out of our assets legally available for distribution to our shareholders, after satisfaction of liabilities to our creditors and holders of any senior shares and before any payment or distribution is made to holders of junior shares (including our ordinary shares). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends on the Mandatory Convertible Preferred Shares and all parity shares are not paid in full, the holders of the Mandatory Convertible Preferred Shares and any other such parity shares will share equally and ratably in any distribution of our assets in proportion to their liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Mandatory Convertible Preferred Shares will have no right or claim to any of our remaining assets. See “—General” and “Risk factors—Risks Relating to the Mandatory Convertible Preferred Shares and Ordinary Shares—The Mandatory Convertible Preferred Shares will rank junior to all of our consolidated liabilities”.

Neither the sale of all or substantially all of our assets, nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

Our Articles, together with the Designations, do not contain any provision requiring funds to be set aside to protect the liquidation preference of the Mandatory Convertible Preferred Shares even though it is substantially in excess of the par value thereof.

Voting rights

The holders of the Mandatory Convertible Preferred Shares will not have voting rights except as described below and as specifically required by Irish law from time to time.

Whenever dividends on any shares of the Mandatory Convertible Preferred Shares (i) have not been declared and paid, or (ii) have been declared but a sum of cash or number of our ordinary shares sufficient to discharge our obligations in respect thereof has not been set aside for the benefit of the holders thereof on the applicable record date, for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment”), the authorized number of directors on our board of directors will, at the next annual meeting of shareholders or at a special meeting of shareholders as provided below, automatically be increased by two and the holders of such Mandatory Convertible Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred shares (as defined below) then outstanding, will be entitled, at our next annual meeting or at a special meeting of shareholders, to fill such newly created directorships by electing two additional directors (the “preferred share directors”); provided that the election of any such directors will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that our board of directors shall, at no time, include more than two preferred share directors. In the event of a nonpayment, the holders of at least 25% of the Mandatory Convertible Preferred Shares and any other series of voting preferred shares may request that a special meeting of shareholders be called to elect such preferred share directors (provided, however, that if our next annual or a special meeting of shareholders is scheduled to be held within 90 days of the receipt of such request, the election of such preferred share directors, to the extent otherwise permitted by our Articles, will be included in the agenda for and will be held at such scheduled annual or special meeting of shareholders). The preferred share directors will stand for reelection annually, at each subsequent annual meeting of the shareholders, so long as the holders of the Mandatory Convertible Preferred Shares continue to have such voting rights.

At any meeting at which the holders of the Mandatory Convertible Preferred Shares are entitled to elect preferred share directors, the holders of a majority of the then outstanding Mandatory Convertible Preferred Shares and all other series of voting preferred shares, present in person or represented by proxy, will constitute a quorum and the vote of the holders of a majority of such Mandatory Convertible Preferred Shares and other voting preferred shares so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the preferred share directors.

As used in this prospectus supplement, “voting preferred shares” means any series of our preferred shares, in addition to the Mandatory Convertible Preferred Shares, ranking equally with the Mandatory Convertible Preferred Shares either as to dividends or to the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights for the election of directors have been conferred and are exercisable. Whether a plurality, majority or other portion in voting power of the Mandatory Convertible Preferred Shares and any other voting preferred shares have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Shares and such other voting preferred shares voted.

If and when all accumulated and unpaid dividends have been paid in full, or declared and a sum (which may include our ordinary shares) sufficient to discharge our obligations in respect thereof shall have been set aside (a “nonpayment remedy”), the holders of the Mandatory Convertible Preferred Shares shall immediately and, without any further action by us, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent nonpayment. If such voting rights for the holders of the Mandatory Convertible Preferred Shares and all other holders of voting preferred shares have terminated, the term of office of each preferred share director so elected will terminate at such time and the authorized number of directors on our board of directors shall automatically decrease by two.

Any preferred share director will be removed automatically where the director is restricted or disqualified from acting as a director under Irish law or at any time by the holders of record of a majority in voting power of the outstanding Mandatory Convertible Preferred Shares and any other series of voting preferred shares then outstanding (voting together as a single class) when they have the voting rights described above. In the event that a nonpayment shall have occurred and there shall not have been a nonpayment remedy, any vacancy in the office of a preferred share director (other than prior to the initial election after a nonpayment) may be filled by the written consent of the preferred share director remaining in office or, if none remains in office, filled by the holders of Mandatory Convertible Preferred Shares, voting together as a single class with holders of any and all other series of voting preferred shares then outstanding, at our next annual meeting or at a special meeting of shareholders, by electing two preferred share directors when they have the voting rights described above; provided that the filling of each vacancy will not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any other exchange or automated quotation system on which our securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The preferred share directors will each be entitled to one vote per director on any matter.

So long as any Mandatory Convertible Preferred Shares remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding Mandatory Convertible Preferred Shares and all other series of voting preferred shares entitled to vote thereon, voting together as a single class, given in person or by proxy, either in writing or at an annual or special meeting of such shareholders:

(1)	amend or alter the provisions of our Articles or the Designations so as to authorize or create, or increase the authorized amount of, any class or series of senior shares; or

(2)	amend, alter or repeal the provisions of our Articles or the Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Shares, including, without limitation, the right to payment of additional amounts as described under “—Payment of Additional Amounts”; or

(3)	consummate a binding share exchange or reclassification involving the Mandatory Convertible Preferred Shares or a merger or consolidation of us with another entity, unless in each case: (i) the Mandatory Convertible Preferred Shares remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity (or the Mandatory Convertible Preferred Shares are otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preferred shares of the surviving or resulting entity or its ultimate parent; and (ii) such Mandatory Convertible Preferred Shares that remain outstanding or such preferred shares, as the case may be, have rights, preferences, privileges and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, taken as a whole, of the Mandatory Convertible Preferred Shares immediately prior to the consummation of such transaction (any such preferred shares being referred to herein as “qualifying preferred shares”), provided, however, that (1) any increase in the amount of our authorized but unissued shares of our preferred shares, (2) any increase in the amount of our authorized Mandatory Convertible Preferred Shares or the issuance of any additional Mandatory Convertible Preferred Shares or (3) the authorization or creation of any class or series of parity or junior shares, any increase in the amount of authorized but unissued shares of such class or series of parity or junior shares or the issuance of additional shares of such class or series of parity or junior shares will be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences, privileges or voting powers of the Mandatory Convertible Preferred Shares and shall not require the affirmative vote of holders of the Mandatory Convertible Preferred Shares.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred shares, then only the series of voting preferred shares adversely affected and entitled to vote shall vote as a class in lieu of all other series of voting preferred shares.

Mandatory conversion

Each Mandatory Convertible Preferred Share, unless previously converted or redeemed as is described under “—Acquisition termination redemption”, will automatically convert on March 1, 2018 (the “mandatory conversion date”), into a number of our ordinary shares equal to the conversion rate described below. If we declare a dividend for the dividend period ending on the mandatory conversion date, we will pay such dividend to the holders of record as of the immediately preceding record date, as described above under “—Dividends”. If prior to the mandatory conversion date we have not declared all or any portion of the accumulated dividends on the Mandatory Convertible Preferred Shares, the conversion rate will be adjusted so that holders receive an additional number of our ordinary shares equal to the amount of such undeclared, accumulated and unpaid dividends (the “additional conversion amount”) divided by the greater of the floor price and 97% of the average price. To the extent that the additional conversion amount exceeds the product of the number of additional shares and 97% of the average price, we will, if we are legally able to do so, declare and pay such excess amount in cash pro rata to the holders of the Mandatory Convertible Preferred Shares.

The conversion rate, which is the number of our ordinary shares issuable upon conversion of each Mandatory Convertible Preferred Share on the mandatory conversion date, will, subject to adjustment as described above for any additional conversion amount or as described in “—Anti-dilution adjustments” below, be as follows:

•

if the applicable market value (as defined below) of our ordinary shares is greater than $352.80 (the “threshold appreciation price”), then the conversion rate will be 2.8345 of our ordinary shares per Mandatory Convertible Preferred Share (the “minimum conversion rate”), which is approximately equal to $1,000.00 divided by the threshold appreciation price;

•

if the applicable market value of our ordinary shares is less than or equal to the threshold appreciation price but greater than or equal to $288.00 (the “initial price”, which equals the per share public offering price of our ordinary shares in the Ordinary Shares Offering), then the conversion rate will be equal to $1,000.00 divided by the applicable market value of our ordinary shares, which will be between 2.8345 and 3.4722 of our ordinary shares per Mandatory Convertible Preferred Share; or

•

if the applicable market value of our ordinary shares is less than the initial price, then the conversion rate will be 3.4722 of our ordinary shares per Mandatory Convertible Preferred Share (the “maximum conversion rate”), which is approximately equal to $1,000.00 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates”. The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described above for any additional conversion amount or as described in “—Anti-dilution adjustments” below.

“applicable market value” means the average VWAP per ordinary share over the 20 consecutive trading day period (the “settlement period”) beginning on and including the 22nd scheduled trading day immediately preceding the mandatory conversion date.

The “threshold appreciation price” represents a 22.50% appreciation over the initial price.

Hypothetical conversion values upon mandatory conversion

For illustrative purposes only, the following table shows the number of our ordinary shares that a holder of the Mandatory Convertible Preferred Shares would receive upon mandatory conversion of one Mandatory Convertible Preferred Share at various applicable market values for our ordinary shares. The table assumes that there will be no conversion adjustments as described above for any additional conversion amount or as described below in “—Anti-dilution adjustments” and that any declared dividends on the Mandatory Convertible Preferred Shares will be paid in cash and not in additional ordinary shares. The actual applicable market value of our ordinary shares may differ from those set forth in the table below. Given an initial price of $288.00 and a threshold appreciation price of $352.80, a holder of the Mandatory Convertible Preferred Shares would receive on the mandatory conversion date the number of ordinary shares per Mandatory Convertible Preferred Shares set forth below:

Applicable market value of our ordinary shares	Number of our ordinary shares to be received upon mandatory conversion	Conversion value (applicable market value multiplied by the number of our ordinary shares to be received upon mandatory conversion)
$100.00	3.4722	$347.22
$150.00	3.4722	$520.83
$250.00	3.4722	$868.05
$288.00	3.4722	$999.99
$300.00	3.3333	$999.99
$325.00	3.0769	$999.99
$352.80	2.8345	$1,000.00
$400.00	2.8345	$1,133.80
$500.00	2.8345	$1,417.25
$600.00	2.8345	$1,700.70
$700.00	2.8345	$1,984.15

Accordingly, if the applicable market value of our ordinary shares is greater than the threshold appreciation price, the aggregate market value of our ordinary shares delivered upon conversion of each Mandatory Convertible Preferred Share will be greater than the $1,000.00 liquidation preference of a Mandatory Convertible Preferred Share, assuming that the market price of our ordinary shares on the mandatory conversion date is the same as the applicable market value of our ordinary shares. If the applicable market value for our ordinary shares is equal to or greater than the initial price and equal to or less than the threshold appreciation price, the aggregate market value of our ordinary shares delivered upon conversion of each Mandatory Convertible Preferred Share will be equal to the $1,000.00 liquidation preference of a Mandatory Convertible Preferred Share, assuming that the market price of our ordinary shares on the mandatory conversion date is the same as the applicable market value of our ordinary shares. If the applicable market value of our ordinary shares is less than the initial price, the aggregate market value of our ordinary shares delivered upon conversion of each Mandatory Convertible Preferred Share will be less than the $1,000.00 liquidation preference of a Mandatory Convertible Preferred Share, assuming that the market price of our ordinary shares on the mandatory conversion date is the same as the applicable market value of our ordinary shares.

Conversion at the option of the holder

Other than during a fundamental change conversion period (as defined below in “—Conversion at the option of the holder upon fundamental change; fundamental change dividend make-whole amount”), holders of the Mandatory Convertible Preferred Shares have the right to convert their Mandatory Convertible Preferred Shares, in whole or in part (but in no event less than one Mandatory Convertible Preferred Share), at any time prior to the mandatory conversion date (“early conversion”), into our ordinary shares at the minimum conversion rate of 2.8345 of our ordinary shares per Mandatory Convertible Preferred Share, subject to adjustment as described in “—Anti-dilution adjustments” below.

If, as of the effective date of any early conversion (the “early conversion date”), we have not declared all or any portion of the accumulated dividends for all dividend periods ending on a dividend payment date prior to such early conversion date, the conversion rate for such early conversion will be adjusted so that holders converting their Mandatory Convertible Preferred Shares at such time receive an additional number of our ordinary shares equal to such amount of undeclared, accumulated and unpaid dividends for such prior dividend periods, divided by the greater of the floor price and the average VWAP per ordinary share over the 20 consecutive trading day period (the “early conversion settlement period”) commencing on and including the 22nd scheduled trading day immediately preceding the early conversion date (the “early conversion average price”). Notwithstanding the last sentence under “—Method of payment of dividends” above, to the extent that the cash amount of the undeclared, accumulated and unpaid dividends for all dividend periods ending on a dividend payment date prior to the relevant early conversion date exceeds the value of the product of the number of additional shares added to the conversion rate and the early conversion average price, we will not have any obligation to pay the shortfall in cash.

Except as described above, upon any early conversion of any Mandatory Convertible Preferred Shares, we will make no payment or allowance for unpaid dividends on such Mandatory Convertible Preferred Shares, unless such early conversion date occurs after the record date for a declared dividend and on or prior to the immediately succeeding dividend payment date, in which case such dividend will be paid on such dividend payment date to the holder of record of the converted Mandatory Convertible Preferred Shares as of such record date, as described in the section above entitled “—Dividends”.

Conversion at the option of the holder upon fundamental change; fundamental change dividend make-whole amount

General

If a “fundamental change” (as defined below) occurs on or prior to the mandatory conversion date, holders of the Mandatory Convertible Preferred Shares will have the right to:

(i)	convert their Mandatory Convertible Preferred Shares, in whole or in part (but in no event less than one Mandatory Convertible Preferred Share), into ordinary shares at the fundamental change conversion rate described below;

(ii)	with respect to such converted shares, receive a fundamental change dividend make-whole amount (as defined below) payable in cash or our ordinary shares; and

(iii)	with respect to such converted shares, receive the accumulated dividend amount (as defined below) payable in cash or our ordinary shares,

subject in the case of clauses (ii) and (iii) to certain limitations with respect to the number of our ordinary shares that we will be required to deliver, all as described below. Notwithstanding clauses (ii) and (iii) above, if the effective date of a fundamental change falls during a dividend period for which we have declared a dividend, we will pay such dividend on the relevant dividend payment date to the holders of record on the immediately preceding record date, as described in “—Dividends”, and the accumulated dividend amount will not include the amount of such dividend, and the fundamental change dividend make-whole amount will not include the present value of such dividend.

To exercise this right, holders must submit their Mandatory Convertible Preferred Shares for conversion at any time during the period (the “fundamental change conversion period”) beginning on the effective date of such fundamental change (as defined below) and ending at 5:00 p.m., New York City time, on the date that is 20 calendar days after the effective date (or, if earlier, the mandatory conversion date) at the conversion rate specified in the table below (the “fundamental change conversion rate”). Holders of the Mandatory Convertible Preferred Shares who do not submit their shares for conversion during the fundamental change conversion period will not be entitled to convert their Mandatory Convertible Preferred Shares at the relevant fundamental change conversion rate or to receive the relevant fundamental change dividend make-whole amount or the relevant accumulated dividend amount.

We will notify holders of the anticipated effective date of a fundamental change at least 20 calendar days prior to such anticipated effective date or, if such prior notice is not practicable, notify holders of the effective date of a fundamental change no later than the second business day following the actual effective date. If we notify holders of a fundamental change later than the 20th calendar day prior to the effective date of a fundamental change, the fundamental change conversion period will be extended by a number of days equal to the number of days from, and including, the 20th calendar day prior to the effective date of the fundamental change to, but excluding, the date of the notice; provided that the fundamental change conversion period will not be extended beyond the mandatory conversion date.

A “fundamental change” will be deemed to have occurred, at such time after the initial issue date of the Mandatory Convertible Preferred Shares, upon: (i) the consummation of any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, recapitalization or otherwise) in connection with which 90% or more of our ordinary shares, depositary receipts or other securities representing common equity interests are exchanged for, converted into, acquired for or constitute solely the right to receive, consideration 10% or more of which is not common stock or ordinary shares that are listed on, or immediately after the transaction or event will be listed on, any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; (ii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than us, any of our majority-owned subsidiaries or any of our or our majority-owned subsidiaries’ employee benefit plans, becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of share capital then outstanding entitled to vote generally in elections of our directors; or (iii) our ordinary shares (or, following a reorganization event, any ordinary shares, depositary receipts or other securities representing common equity interests into which the Mandatory Convertible Preferred Shares become convertible in connection with such reorganization event) cease to be listed for trading on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or another United States national securities exchange (each, a “qualifying market”).

Fundamental change conversion rate

The fundamental change conversion rate will be determined by reference to the table below and is based on the effective date of the fundamental change (the “fundamental change effective date”) and the price (the “fundamental change share price”) paid or deemed paid per ordinary share therein. If the holders of our ordinary shares receive only cash in the fundamental change, the fundamental change share price shall be the cash amount paid per share. Otherwise, the fundamental change share price shall be the average VWAP per ordinary share over the 10 consecutive trading day period ending on, and including, the trading day preceding the fundamental change effective date.

The fundamental change share prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Mandatory Convertible Preferred Shares are adjusted. The adjusted fundamental change share prices will equal the fundamental change share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the fundamental change share price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the fundamental change conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth in “—Anti-dilution adjustments”.

The following table sets forth the fundamental change conversion rate per Mandatory Convertible Preferred Share for each fundamental change share price and fundamental change effective date set forth below.

	Fundamental change share price on the fundamental change effective date
Effective date	$100.00	$200.00	$250.00	$288.00	$300.00	$325.00	$352.80	$375.00	$400.00	$450.00	$500.00	$600.00	$700.00	$800.00	$900.00	$1,000.00	$1,100.00	$1,200.00
March 2, 2015	3.3852	3.1381	3.0120	2.9385	2.9195	2.8857	2.8565	2.8385	2.8229	2.8026	2.7920	2.7853	2.7857	2.7875	2.7891	2.7902	2.7910	2.7915
September 1, 2015	3.4093	3.1888	3.0543	2.9719	2.9502	2.9115	2.8778	2.8569	2.8388	2.8154	2.8033	2.7954	2.7951	2.7964	2.7975	2.7982	2.7987	2.7990
March 1, 2016	3.4290	3.2446	3.1024	3.0092	2.9841	2.9390	2.8995	2.8752	2.8541	2.8272	2.8136	2.8048	2.8041	2.8049	2.8055	2.8059	2.8061	2.8062
September 1, 2016	3.4439	3.3070	3.1599	3.0530	3.0234	2.9693	2.9218	2.8927	2.8678	2.8370	2.8222	2.8134	2.8126	2.8129	2.8131	2.8132	2.8133	2.8133
March 1, 2017	3.4547	3.3753	3.2323	3.1074	3.0708	3.0029	2.9429	2.9067	2.8768	2.8423	2.8279	2.8208	2.8202	2.8203	2.8203	2.8204	2.8204	2.8204
September 1, 2017	3.4636	3.4430	3.3355	3.1886	3.1389	3.0425	2.9573	2.9087	2.8725	2.8391	2.8299	2.8275	2.8274	2.8274	2.8274	2.8274	2.8274	2.8274
March 1, 2018	3.4722	3.4722	3.4722	3.4722	3.3333	3.0769	2.8345	2.8345	2.8345	2.8345	2.8345	2.8345	2.8345	2.8345	2.8345	2.8345	2.8345	2.8345

The exact fundamental change share price and fundamental change effective date may not be set forth in the table, in which case:

•

if the fundamental change share price is between two fundamental change share price amounts on the table or the fundamental change effective date is between two dates on the table, the fundamental change conversion rate will be determined by straight-line interpolation between the fundamental change conversion rates set forth for the higher and lower fundamental change share price amounts and the two fundamental change effective dates, as applicable, based on a 365-day year;

•

if the fundamental change share price is in excess of $1,200.00 per share (subject to adjustment as described above), then the fundamental change conversion rate will be the minimum conversion rate, subject to adjustment; and

•

if the fundamental change share price is less than $100.00 per share (subject to adjustment as described above), then the fundamental change conversion rate will be the maximum conversion rate, subject to adjustment.

Fundamental change dividend make-whole amount and accumulated dividend amount

For any Mandatory Convertible Preferred Shares that are converted during the fundamental change conversion period, in addition to the ordinary shares issued upon conversion at the fundamental change conversion rate, we will at our option:

(a)	pay you in cash, to the extent we are legally permitted to do so, the present value, computed using a discount rate of 2.75% per annum, of all dividend payments on the Mandatory Convertible Preferred Shares for all the remaining dividend periods (excluding any accumulated dividend amount and declared dividends for a dividend period during which the fundamental change effective date falls) from such fundamental change effective date to but excluding the mandatory conversion date (the “fundamental change dividend make-whole amount”);

(b)	increase the number of our ordinary shares to be issued on conversion by a number equal to (x) the fundamental change dividend make-whole amount divided by (y) the greater of the floor price and 97% of the fundamental change share price; or

(c)	pay the fundamental change dividend make whole amount in a combination of cash and our ordinary shares in accordance with the provisions of clauses (a) and (b) above.

In addition, to the extent that the accumulated dividend amount exists as of the fundamental change effective date, holders who convert their Mandatory Convertible Preferred Shares within the fundamental change conversion period will be entitled to receive such accumulated dividend amount upon conversion. As used herein, the term “accumulated dividend amount” means, in connection with a fundamental change, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, for dividend periods prior to the relevant fundamental change effective date, including for the partial dividend period, if any, from, and including, the dividend payment date immediately preceding such fundamental change effective date to, but excluding, such fundamental change effective date (but excluding any declared dividends for a dividend period during which the fundamental change effective date falls). The accumulated dividend amount will be payable at our election:

•	in cash, to the extent we are legally permitted to do so;

•	in an additional number of our ordinary shares equal to (x) the accumulated dividend amount divided by (y) the greater of the floor price and 97% of the fundamental change share price; or

•	in a combination of cash and our ordinary shares in accordance with the provisions of the preceding two bullets.

We will pay the fundamental change dividend make-whole amount and the accumulated dividend amount in cash, except to the extent we elect on or prior to the second business day following the fundamental change effective date to make all or any portion of such payments in our ordinary shares. In addition, if we elect to deliver ordinary shares in respect of all or any portion of the fundamental change dividend make-whole amount or the accumulated dividend amount, to the extent that the fundamental change dividend make-whole amount or the accumulated dividend amount or the dollar amount of any portion thereof paid in ordinary shares exceeds the product of the number of additional shares we deliver in respect thereof and 97% of the fundamental change share price, we will, if we are legally able to do so, declare and pay such excess amount in cash. Any such payment in cash may not be permitted by our then existing debt instruments, including any restricted payments covenants.

No fractional shares of our ordinary shares will be delivered to converting holders of the Mandatory Convertible Preferred Shares in respect of the fundamental change dividend make-whole amount or the accumulated dividend amount. We will instead pay a cash adjustment to each converting holder that would otherwise be entitled to a fraction of an ordinary share based on the average VWAP per ordinary share over the five consecutive trading day period beginning on, and including, the seventh scheduled trading day immediately preceding the conversion date.

Not later than the second business day following a fundamental change effective date (or, if we provide notice to holders of the fundamental change prior to the anticipated fundamental change effective date as described above, on the date we give holders notice of the anticipated fundamental change effective date), we will notify holders of:

•	the fundamental change conversion rate;

•	the fundamental change dividend make-whole amount and whether we will pay such amount in cash, our ordinary shares or a combination thereof, specifying the combination, if applicable; and

•

the accumulated dividend amount as of the fundamental change effective date and whether we will pay such amount in cash, our ordinary shares or a combination thereof, specifying the combination, if applicable.

Our obligation to adjust the conversion rate in connection with a fundamental change and pay the fundamental change dividend make-whole amount (whether in cash, our ordinary shares or any combination thereof) could possibly be construed as a penalty under Irish law and therefore be deemed invalid.

Conversion procedures

Upon mandatory conversion

Any outstanding Mandatory Convertible Preferred Shares will automatically convert into ordinary shares on the mandatory conversion date. The person or persons entitled to receive our ordinary shares issuable upon mandatory conversion of the Mandatory Convertible Preferred Shares will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the mandatory conversion date. Except as provided in “—Anti-dilution adjustments”, prior to 5:00 p.m., New York City time, on the mandatory conversion date, the ordinary shares issuable upon conversion of the Mandatory Convertible Preferred Shares will not be outstanding for any purpose and you will have no rights with respect to such ordinary shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the ordinary shares, by virtue of holding the Mandatory Convertible Preferred Shares. A certificate representing the ordinary shares issuable upon conversion will be issued and delivered to the converting holder or, if the Mandatory Convertible Preferred Share being converted is in global form, the ordinary shares issuable upon conversion will be delivered to the converting holder through the facilities of DTC, in each case together with delivery by the Company to the converting holder of any cash (including, without limitation, cash in lieu of fractional shares) to which the converting holder is entitled, on the later of (i) the third business day immediately succeeding the Mandatory Conversion Date and (ii) the third business day immediately succeeding the last day of the settlement period.

Upon early conversion

If you elect to convert the Mandatory Convertible Preferred Shares prior to the mandatory conversion date, in the manner described in “—Conversion at the option of the holder” or “—Conversion at the option of the holder upon fundamental change; fundamental change dividend make-whole amount”, you must observe the following conversion procedures:

If the Mandatory Convertible Preferred Shares are in global form, to convert the Mandatory Convertible Preferred Shares you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. If the Mandatory Convertible Preferred Shares are held in certificated form, you must comply with certain procedures set forth in the Designations. In either case, if required, you must pay all taxes or duties, if any.

The conversion date will be the date on which you have satisfied the foregoing requirements. You will not be required to pay any taxes or duties relating to the issuance or delivery of our ordinary shares if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the ordinary shares in a name other than your own. Ordinary shares will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full and will be issued on the latest of (i) the third business day immediately succeeding the conversion date, (ii) the third business day immediately succeeding the last day of the early conversion settlement period and (iii) the business day after you have paid in full all applicable taxes and duties, if any.

The person or persons entitled to receive the ordinary shares issuable upon conversion of the Mandatory Convertible Preferred Shares will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the ordinary shares issuable upon conversion of the Mandatory Convertible Preferred Shares will not be outstanding for any purpose and you will have no rights with respect to such ordinary shares, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the ordinary shares, by virtue of holding the Mandatory Convertible Preferred Shares.

Fractional shares

No fractional shares of our ordinary shares will be issued to holders of the Mandatory Convertible Preferred Shares upon conversion. In lieu of any fractional shares of our ordinary shares otherwise issuable in respect of the aggregate number of Mandatory Convertible Preferred Shares of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of: (i) that same fraction; and (ii) the average VWAP of our ordinary shares over the five consecutive trading day period beginning on and including the seventh scheduled trading day immediately preceding the conversion date.

If more than one Mandatory Convertible Preferred Share is surrendered for conversion at one time by or for the same holder, the number of full ordinary shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Mandatory Convertible Preferred Shares so surrendered.

Anti-dilution adjustments

Each fixed conversion rate will be adjusted if:

(1) We issue ordinary shares to all holders of our ordinary shares as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our ordinary shares entitled to receive such dividend or other distribution will be divided by a fraction:

•	the numerator of which is the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination; and

•

the denominator of which is the sum of the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of our ordinary shares constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay or make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares that we hold in treasury. We will not pay any dividend or make any distribution on our ordinary shares that we hold in treasury.

(2) We issue to all holders of our ordinary shares rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our ordinary shares at less than the “current market price” (as defined below) of our ordinary shares, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our ordinary shares entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•

the numerator of which is the sum of the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of our ordinary shares issuable or deliverable upon the exercise of such rights or warrants; and

•

the denominator of which is the sum of the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of our ordinary shares equal to the quotient of the aggregate offering price payable to exercise such rights or warrants divided by the current market price of our ordinary shares.

Any adjustment made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to issue such rights or warrants, to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or our ordinary shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of our ordinary shares actually delivered. In determining whether any rights or warrants entitle the holders thereof to subscribe for or purchase ordinary shares at less than the current market price, and in determining the aggregate offering price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final). For the purposes of this clause (2), the number of our ordinary shares at the time outstanding shall not include shares that we hold in treasury. We will not issue any such rights or warrants in respect of our ordinary shares that we hold in treasury.

(3) We subdivide or combine our ordinary shares, in which event the conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of our ordinary shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination; and

•	the denominator of which is the number of our ordinary shares outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(4) We distribute to all holders of our ordinary shares evidences of our indebtedness, shares of our share capital, securities, rights to acquire shares of our share capital, cash or other assets, excluding:

•	any dividend or distribution covered by clause (1) or (3) above;
•	any rights or warrants covered by clause (2) above;
•	any dividend or distribution covered by clause (5) below; and
•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our ordinary shares entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our ordinary shares; and

•

the denominator of which is the current market price of our ordinary shares minus the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final), on such date fixed for determination of the portion of the evidences of indebtedness, shares of our share capital, securities, rights to acquire shares of our share capital, cash or other assets so distributed applicable to one of our ordinary shares.

In the event that we make a distribution to all holders of our ordinary shares consisting of share capital of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a

“spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our ordinary shares entitled to receive such distribution will be multiplied by a fraction:

•

the numerator of which is the sum of the current market price of our ordinary shares and the fair market value, as determined by our board of directors, or an authorized committee thereof, in good faith (which determination shall be final), of the portion of those shares of share capital or similar equity interests so distributed applicable to one ordinary share as of the 15th trading day after the effective date for such distribution (or, if such shares of share capital or equity interests are listed on a U.S. national or regional securities exchange, the current market price of such securities); and

•	the denominator of which is the current market price of our ordinary shares.

Any adjustment made pursuant to this clause (4) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our ordinary shares entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to make such distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (4) during any settlement period or any early conversion settlement period in respect of Mandatory Convertible Preferred Shares that have been tendered for conversion, delivery of the ordinary shares issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5) We pay or make a dividend or other distribution consisting exclusively of cash to all holders of our ordinary shares, excluding:

•	any cash that is distributed in a reorganization event (as described below);

•	any dividend or other distribution in connection with our voluntary or involuntary liquidation, dissolution or winding up; and

•	any consideration payable as part of a tender or exchange offer;

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our ordinary shares entitled to receive such dividend or other distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our ordinary shares; and

•	the denominator of which is the current market price of our ordinary shares minus the amount per share of such dividend or other distribution.

Any adjustment made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our ordinary shares entitled to receive such dividend or other distribution. In the event that any dividend or other distribution described in this clause (5) is not so paid or so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors, or an authorized committee thereof, publicly announces its decision not to pay such dividend or make such other distribution, to such fixed conversion rate which would then be in effect if such dividend or other distribution had not been declared.

(6) We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our ordinary shares (excluding any securities convertible or exchangeable for our ordinary shares), where the cash and the value of any other consideration included in the payment per ordinary share exceeds the current market price of our ordinary shares, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to the sum of:

(i)	the aggregate cash and fair market value (as determined in good faith by our board of directors, or an authorized committee thereof, which determination shall be final) on the expiration date of any other consideration paid or payable for all shares purchased in such tender or exchange offer; and

(ii)	the product of:

1.	the current market price of our ordinary shares; and

2.	the number of our ordinary shares outstanding at the time such tender or exchange offer expires, less any purchased shares; and

•	the denominator of which shall be equal to the product of:

(i)	the current market price of our ordinary shares; and

(ii)	the number of our ordinary shares outstanding at the time such tender or exchange offer expires, including any purchased shares.

Any adjustment made pursuant to this clause (6) shall become effective immediately after 5:00 p.m., New York City time, on the 10th trading day following the expiration date but will be given effect as of the open of business on the expiration date for the tender or exchange offer. In the event that we are, or one of our subsidiaries is, obligated to purchase our ordinary shares pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversion rate shall be readjusted to be such fixed conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversion rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during any settlement period or any early conversion settlement period in respect of the Mandatory Convertible Preferred Shares that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

Except with respect to a spin-off, in cases where the fair market value of the evidences of our indebtedness, shares of share capital, securities, rights to acquire our share capital, cash or other assets as to which clauses (4) or (5) above apply, applicable to one ordinary share, distributed to shareholders equals or exceeds the current market price (as determined for purposes of calculating the conversion rate adjustment pursuant to such clause (4) or (5)), rather than being entitled to an adjustment in each fixed conversion rate, holders of the Mandatory Convertible Preferred Shares will be entitled to receive upon conversion, in addition to a number of our ordinary shares otherwise deliverable on the applicable conversion date, the kind and amount of the evidences of our indebtedness, shares of share capital, securities, rights to acquire our share capital, cash or other assets comprising the distribution that such holder would have received if such holder had owned, immediately prior to the record date for determining the holders of our ordinary shares entitled to receive the distribution, for each Mandatory Convertible Preferred Share, a number of our ordinary shares equal to the maximum conversion rate in effect on the date of such distribution.

To the extent that we have a rights plan in effect with respect to our ordinary shares on any conversion date, upon conversion of any Mandatory Convertible Preferred Share, you will receive, in addition to ordinary shares, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our ordinary shares, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our ordinary shares as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. Any distribution of rights or warrants pursuant to a rights plan that would allow you to receive upon conversion, in addition to any ordinary shares, the rights described therein (unless such rights or warrants have separated from our ordinary shares) shall not constitute a distribution of rights or warrants that would entitle you to an adjustment to the conversion rate.

For the purposes of determining the adjustment to the fixed conversion rates for the purposes of:

•

clauses (2), (4) but only in the event of an adjustment thereunder not relating to a spin-off and (5) above, the “current market price” of our ordinary shares is the average VWAP per ordinary share over the five consecutive trading day period ending on the trading day before the “ex- date” (as defined below) with respect to the issuance or distribution requiring such computation;

•

clause (4) above in the event of an adjustment thereunder relating to a spin-off, the “current market price” of our ordinary shares and the share capital or equity interests of the subsidiary or other business unit being distributed, as applicable, is the average VWAP per ordinary share over the first 10 consecutive trading days commencing on and including the fifth trading day following the effective date of such distribution; and

•

clause (6) above, the “current market price” of our ordinary shares is the average VWAP per ordinary share over the 10 consecutive trading day period commencing on, and including, the trading day following the expiration date of the tender or exchange offer.

The term “ex-date”, when used with respect to any issuance or distribution, means the first date on which our ordinary shares trade without the right to receive such issuance or distribution.

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our ordinary shares resulting from any dividend or distribution of our ordinary shares (or issuance of rights or warrants to acquire our ordinary shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our ordinary shares that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of the Mandatory Convertible Preferred Shares may, in certain circumstances, be deemed to have received a distribution subject to U.S. Federal income tax as a dividend. See “Material United States federal income tax considerations”.

Adjustments to the fixed conversion rates will be calculated to the nearest 1/10,000th of an ordinary share. Prior to the mandatory conversion date, no adjustment in a fixed conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in such fixed conversion rate. If any adjustment is not required to be made because it would not change the fixed conversion rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that on the earlier of the mandatory conversion date, an acquisition termination redemption date, an early conversion date and the fundamental change effective date, adjustments to the fixed conversion rates will be made with respect to any such adjustment carried forward that has not been taken into account before such date.

No adjustment to the fixed conversion rates will be made if holders may participate, at the same time, upon the same terms and otherwise on the same basis as holders of our ordinary shares and solely as a result of holding Mandatory Convertible Preferred Shares, in the transaction that would otherwise give rise to such adjustment as if they held, for each of the Mandatory Convertible Preferred Share, a number of our ordinary shares equal to the maximum conversion rate then in effect.

The fixed conversion rates will not be adjusted:

(a)	upon the issuance of any of our ordinary shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in ordinary shares under any plan;

(b)	upon the issuance of any of our ordinary shares or rights or warrants to purchase those shares pursuant to any present or future benefit or other incentive plan or program of or assumed by us or any of our subsidiaries;

(c)	upon the issuance of any of our ordinary shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Mandatory Convertible Preferred Shares were first issued;

(d)	for a change in the par value of our ordinary shares;

(e)	for accumulated dividends on the Mandatory Convertible Preferred Shares, except as described above under “—Mandatory conversion”, “—Conversion at the option of the holder” and “—Conversion at the option of the holder upon fundamental change; Fundamental change dividend make-whole amount”; or

(f)	for share repurchases that are not tender offers, including structured or derivative transactions.

We will be required, within 10 business days after the fixed conversion rates are adjusted, to provide or cause to be provided written notice of the adjustment to the holders of the Mandatory Convertible Preferred Shares. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, (x) an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clause of the definition of the conversion rate will apply on the mandatory conversion date and (y) an inversely proportional adjustment will also be made to the floor price. Whenever the terms of the Mandatory Convertible Preferred Shares require us to calculate the VWAP per ordinary share over a span of multiple days, our board of directors or an authorized committee thereof will make appropriate adjustments (including, without limitation, to the applicable market value, the early conversion average price, the current market price and the average price (as the case may be)) to account for any adjustments to the initial price, the threshold appreciation price, the floor price and the fixed conversion rates (as the case may be) that become effective, or any event that would require such an adjustment if the ex-date, effective date or expiration date (as the case may be) of such event occurs, during the relevant period used to calculate such prices or values (as the case may be).

If:

•

the record date for a dividend or distribution on ordinary shares occurs after the end of the 20 consecutive trading day period used for calculating the applicable market value and before the mandatory conversion date; and

•

that dividend or distribution would have resulted in an adjustment of the number of ordinary shares issuable to the holders of the Mandatory Convertible Preferred Shares had such record date occurred on or before the last trading day of such 20-trading day period, then we will deem the holders of the Mandatory Convertible Preferred Shares to be holders of record of our ordinary shares for purposes of that dividend or distribution. In this case, the holders of the Mandatory Convertible Preferred Shares would receive the dividend or distribution on our ordinary shares together with the number of ordinary shares issuable upon mandatory conversion of the Mandatory Convertible Preferred Shares.

Recapitalizations, reclassifications and changes of our ordinary shares

In the event of:

•

any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the surviving corporation and in which our ordinary shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our ordinary shares into securities, including securities other than our ordinary shares; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition),

in each case, as a result of which our ordinary shares would be converted into, or exchanged for, securities, cash or property (each, a “reorganization event”), each Mandatory Convertible Preferred Share outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Mandatory Convertible Preferred Shares, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Mandatory Convertible Preferred Shares into ordinary shares immediately prior to such reorganization event (such securities, cash and other property, the “exchange property”, with each “unit of exchange property” meaning the kind and amount of exchange property that a holder of one ordinary share is entitled to receive). For purposes of the foregoing, the type and amount of exchange property in the case of any reorganization event that causes our ordinary shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our ordinary shares that affirmatively make such an election (or of all holders of our ordinary shares if none makes an election). We will notify holders of the Mandatory Convertible Preferred Shares of the weighted average as soon as practicable after such determination is made. The number of units of exchange property for each Mandatory Convertible Preferred Share converted or subject to acquisition termination redemption following the effective date of such reorganization event will be determined as if references to our ordinary shares in the description of the conversion rate applicable upon mandatory conversion, conversion at the option of the holder and conversion at the option of the holder upon a fundamental change were to units of exchange property (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such Mandatory Convertible Preferred Share is actually converted). For the purpose of determining which bullet of the definition of conversion rate in the second paragraph under “—Mandatory conversion” will apply upon mandatory conversion, and for the purpose of calculating the conversion rate if the second bullet is applicable, the value of a unit of exchange property will be determined in good faith by our board of directors or an authorized committee thereof (which determination will be final), except that if a unit of exchange property includes ordinary shares, depositary receipts or other securities representing common equity interests that are traded on a U.S. national securities exchange, the value of such ordinary shares, depositary receipts or other securities representing common equity interests will be the average over the 20 consecutive trading day period used for calculating the applicable market value of the volume-weighted average prices for such ordinary shares, depositary receipts or other securities representing common equity interests, as displayed on the applicable Bloomberg screen (as determined in good faith by our board of directors or an authorized committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such ordinary shares, depositary receipts or other securities representing common equity interests over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose. We (or any successor to us) will, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any reorganization event provide written notice to the holders of the Mandatory Convertible Preferred Shares of such occurrence and of the kind and amount of cash, securities or other property that constitute the exchange property. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Payment of additional amounts—change in tax law

We will make all payments on the Mandatory Convertible Preferred Shares (including but not limited to any payments of dividends and cash in lieu of any fractional ordinary shares upon conversion) without deduction or withholding for any taxes, assessments or other governmental charges imposed by any jurisdiction where we are incorporated or tax resident, as the case may be, or a jurisdiction in which a successor to us is incorporated or tax resident (each, a “taxing jurisdiction”) unless the deduction or withholding is required by law.

If, as a result of a change in tax law, a taxing jurisdiction requires that we deduct or withhold any taxes, assessments or other governmental charges from payments on or with respect to the Mandatory Convertible Preferred Shares, we will pay any additional amounts necessary to make the net amount paid to a holder or beneficial owner equal the amount that such holder or beneficial owner would have received in the absence of such deduction or withholding, provided that such additional amounts shall only be paid in respect of payments to a holder or beneficial owner that were eligible to be made without deduction or withholding for any taxes, assessment or other governmental changes in the absence of such change in tax law. Notwithstanding the foregoing, in no case shall any additional amounts be paid on account of:

•

the amount of any tax, assessment or other governmental charge that is payable only because a type of connection exists between the holder or beneficial owner of the Mandatory Convertible Preferred Share and a taxing jurisdiction, other than a connection related solely to purchase or ownership of Mandatory Convertible Preferred Shares;

•

the amount of any tax, assessment or other governmental charge that is payable only because the holder or beneficial owner presented the Mandatory Convertible Preferred Shares for payment more than 30 days after the date on which the relevant payment becomes due or was provided for, whichever is later;

•	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, duty, assessment or other governmental charge;

•

the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the holder or beneficial owner of the Mandatory Convertible Preferred Shares failing to accurately comply with a request from us for any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection of the holder or beneficial owner of the Mandatory Convertible Preferred Shares with the relevant taxing jurisdiction if compliance is required by law, regulation or an applicable income tax treaty, as a precondition to exemption from, or reduction in the rate of, such tax, assessment or other governmental charge;

•	the amount of any tax, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on or with respect to the Mandatory Convertible Preferred Shares;

•

any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended, as of the Issue Date of the Mandatory Convertible Preferred Shares (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of such Code;

•

any payment to any holder or beneficial owner of Mandatory Convertible Preferred Shares that is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the additional amounts had the beneficiary, settlor, member or beneficial owner been the holder of the Mandatory Convertible Preferred Shares;

•

any withholding or deduction that is imposed on a payment to or for the benefit of an individual and required to be made pursuant to the European Council Directive 2003/48/EC of June 3, 2003, Directive 2014/48/EU of March 24, 2014, or any other European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Council Meeting of 26-27 November 2000 or any subsequent Council Meeting amending or supplementing those conclusions or any law implementing or complying with or introduced in order to conform to such Directive; or

•	any combination of the withholdings, taxes, assessments or other governmental charges described in the bullet points above.

A “change in tax law” means any change in, or amendment to, the laws or regulations of any taxing jurisdiction or any change in the official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date, other than a change in tax rate.

Reservation of shares

We will at all times reserve and keep available out of the authorized and unissued ordinary shares, solely for issuance upon conversion of the Mandatory Convertible Preferred Shares, a number of our ordinary shares equal to the product of the maximum conversion rate then in effect and the number of Mandatory Convertible Preferred Shares then outstanding.

Transfer agent and registrar

Computershare Trust Company, N.A. is the transfer agent, registrar and conversion and dividend disbursing agent for the Mandatory Convertible Preferred Shares.

Book-entry, delivery and form

The Mandatory Convertible Preferred Shares will be issued in global form. DTC or its nominee will be the sole registered holder of the Mandatory Convertible Preferred Shares. Ownership of beneficial interests in the Mandatory Convertible Preferred Shares in global form will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in the Mandatory Convertible Preferred Shares in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the Mandatory Convertible Preferred Shares, DTC or such nominee, as the case may be, will be considered the sole holder of the Mandatory Convertible Preferred Shares represented by such global certificate for all purposes under the Designations. No beneficial owner of an interest in the Mandatory Convertible Preferred Shares in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Designations.

Payments of dividends on the global certificate representing the Mandatory Convertible Preferred Shares will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the Mandatory Convertible Preferred Shares or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the Mandatory Convertible Preferred Shares, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the Mandatory Convertible Preferred Shares as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the Mandatory Convertible Preferred Shares held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;
•	banks and trust companies; and
•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent, registrar, conversion or dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the shares of the Mandatory Convertible Preferred Shares in global form or DTC ceases to be registered as a clearing agency under the Exchange Act, and in either case a successor depositary is not appointed by us within 90 days, we will issue certificated shares in exchange for the global securities.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Certain United States federal income tax considerations

The following is a general discussion of certain of the U.S. federal income tax consequences of the ownership and disposition of the Mandatory Convertible Preferred Shares, and to the ownership and disposition of ordinary shares received upon conversion thereof.

The discussion set forth below with respect to U.S. holders is applicable only to U.S. holders (i) who are residents of the United States for purposes of the current income tax treaty between Ireland and the United States (referred to in this prospectus as the “Tax Treaty”), (ii) whose interest in the Actavis plc Mandatory Convertible Preferred Shares is not, for purposes of the Tax Treaty, attributable to such U.S. holder’s permanent establishment in Ireland and (iii) who otherwise qualify for the full benefits of the Tax Treaty.

The discussion is based on and subject to the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax considerations are not summarized, nor are tax considerations to special classes of investors including, but not limited to, banks, thrifts, mutual funds and other financial institutions; regulated investment companies; traders in securities who elect to apply a mark-to-market method of accounting; broker-dealers; tax-exempt organizations and pension funds; insurance companies; dealers or brokers in securities or foreign currency; individual retirement and other deferred accounts; U.S. holders whose functional currency is not the U.S. dollar; U.S. expatriates; holders of ordinary shares who own, actually or constructively, at least 5% of the ordinary shares; “passive foreign investment companies” or “controlled foreign corporations”; partnerships or other entities classified as partnerships for U.S. federal income tax purposes; persons liable for the alternative minimum tax; and persons that will hold the ordinary shares as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Mandatory Convertible Preferred Shares or ordinary shares who is a citizen or resident of the United States, a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of its Mandatory Convertible Preferred Shares or ordinary shares. A “Non-U.S. holder” is a beneficial owner of Mandatory Convertible Preferred Shares or ordinary shares that is not a U.S. holder.

The summary is limited to taxpayers who will hold the Mandatory Convertible Preferred Shares or ordinary shares as “capital assets” (generally, property held for investment) and who purchase the Mandatory Convertible Preferred Shares in the initial offering at the initial offering price. Each potential investor should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax considerations of the purchase, ownership and disposition of the Mandatory Convertible Preferred Shares or our ordinary shares.

Section 7874

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes, such as net operating losses, to offset U.S. taxable income resulting from certain transactions. Section 7874 also provides that if, following an acquisition of a U.S. corporation by a foreign corporation, at least 80% of the acquiring foreign corporation’s stock (by vote or value) is considered to be held by former stockholders of the U.S. corporation by reason of holding stock of such U.S. corporation and the “expanded affiliated group,” which includes the acquiring foreign corporation does not have substantial business activities in the country in which the acquiring foreign corporation is created or organized, then the foreign corporation would be treated as a U.S. corporation for U.S. federal tax purposes, even though it is a corporation created and organized outside the United States. For purposes of Section 7874, multiple acquisitions of U.S. corporations by a foreign corporation, if treated as part of a plan or series of related transactions, may be treated as a single acquisition. If multiple acquisitions of U.S. corporations are treated as a single acquisition, all shareholders of the acquired U.S. corporations would be aggregated for purposes of the test set forth above concerning such shareholders holding at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisitions by reason of holding shares in the acquired U.S. corporations.

Actavis plc believes that, in the Warner Chilcott Acquisition, the Actavis, Inc. shareholders received less than 80% (by both vote and value) of the shares of Actavis plc and consequently that Actavis plc is treated as a foreign corporation.

However, the law and Treasury regulations promulgated under Section 7874 are relatively new and somewhat unclear, and the IRS may not agree that the ownership requirements to treat Actavis plc as a foreign corporation were met in the Warner Chilcott Acquisition. Moreover, even if the ownership requirements were met in the Warner Chilcott Acquisition and the Forest Transaction, the IRS may assert that, even though the Acquisition is a separate transaction from the Warner Chilcott Acquisition and the Forest Transaction, the Acquisition should be integrated with the Warner Chilcott Acquisition and the Forest Transaction as a single transaction. In the event the IRS were to prevail with such assertion, Actavis plc would be treated as a U.S. corporation for U.S. federal tax purposes and significant adverse tax consequences would result for Actavis plc. In addition, shareholders would be treated as owning an interest in a domestic, rather than a foreign, corporation for U.S. federal tax purposes and the tax consequences related thereto would be different than the considerations outlined in the discussion below.

Unless otherwise noted, the following discussion assumes that Actavis plc is treated as a foreign corporation for U.S. federal tax purposes. Holders should consult their tax advisors regarding the application of Section 7874 to Actavis plc and the potential impact on an investment in ordinary shares or Mandatory Convertible Preferred Shares if Actavis plc was treated as a domestic corporation under Section 7874.

U.S. holders

Distributions on Mandatory Convertible Preferred Shares and ordinary shares

In general.    In general, distributions of cash or ordinary shares with respect to our Mandatorily Convertible Preferred Shares or cash distributions on ordinary shares (including, in each case, any withheld Irish taxes) will be taxable as dividends to the extent paid out of Actavis plc’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld Irish taxes) will be includable in the gross income of a U.S. holder as ordinary income on the day actually or constructively received by such holder. Distributions that are treated as dividends for U.S. federal income tax purposes will not be eligible for the dividends received deduction allowed to corporations under the Code. The amount of income associated with a distribution of ordinary shares with respect to our Mandatorily Convertible Preferred Shares will equal the fair market value of those ordinary shares at the time of distribution.

With respect to non-corporate U.S. holders (including individuals), subject to the following discussion of special rules applicable to Passive Foreign Investment Companies (referred to in this prospectus as “PFICs”), certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States, which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the Tax Treaty meets these requirements. In addition, a foreign corporation is also treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the ordinary shares, which are currently listed on the NYSE, are considered readily tradable on an established securities market in the United States. We intend to apply to have the Mandatory Convertible Preferred Shares listed on the NYSE. There can be no assurance that the Mandatory Convertible Preferred Shares and ordinary shares will be considered readily tradable on an established securities market in later years. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Actavis plc’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of the dividends is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

Subject to certain conditions and limitations, Irish withholding taxes, if any, on dividends paid on Actavis plc Mandatory Convertible Preferred Shares and ordinary shares may be credited against a U.S. holder’s U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on Actavis plc Mandatory Convertible Preferred Shares and ordinary shares will, subject to the discussion below regarding foreign corporations that are at least 50% owned by U.S. persons, be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if a U.S. holder:

•	has held Mandatory Convertible Preferred Shares and ordinary shares for less than a specified minimum period during which the U.S. holder is not protected from risk of loss; or

•	is obligated to make payments related to the dividends,

then the U.S. holder will not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on Mandatory Convertible Preferred Shares and ordinary shares. The rules governing the foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the foreign tax credit under the holder’s particular circumstances and the requirements for claiming such credit.

To the extent that the amount of any distribution exceeds Actavis plc’s current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the amount of the distribution in excess of earnings and profits will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of a U.S. holder’s Actavis plc Mandatory Convertible Preferred Shares or ordinary shares (as applicable), and the amount of any remaining excess will be taxed as capital gain recognized on a sale or exchange as described below under “—Sale, exchange or other taxable disposition” beginning on page S-93 of this prospectus supplement.

It is possible that Actavis plc is, or at some future time will be, at least 50% owned by U.S. persons. Dividends paid by a foreign corporation that is at least 50% owned by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of U.S. source income. The effect of this rule may be to treat a portion of any dividends paid by Actavis plc as U.S. source income. Treatment of the dividends as U.S. source income in whole or in part may limit a U.S. holder’s ability to claim a foreign tax credit for any Irish withholding taxes payable in respect of the dividends. The Code permits a U.S. holder entitled to benefits under the Tax Treaty to elect to treat any dividends from such a corporation as foreign source income for foreign tax credit purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder’s foreign tax credit. U.S. holders should consult their own tax advisors about the desirability of making, and the method of making, such an election.

We expect to pay all dividends in U.S. dollars. If, however, we pay dividends in a foreign currency, the amount of any dividend in respect thereof will be the U.S. dollar value of the foreign currency distributed by Actavis plc, calculated by reference to the exchange rate in effect on the date the dividend is includible in the U.S. holder’s income, regardless of whether the payment is in fact converted into U.S. dollars on the date of receipt. Generally, a U.S. holder should not recognize any foreign currency gain or loss if the foreign currency is converted into U.S. dollars on the date the payment is received. However, any gain or loss resulting from currency exchange fluctuations during the period from the date the U.S. holder includes the dividend payment in income to the date such U.S. holder actually converts the payment into U.S. dollars will be treated as ordinary income or loss. That currency exchange income or loss (if any) generally will be income or loss from U.S. sources for foreign tax credit limitation purposes.

Constructive distributions.    As a holder of Mandatory Convertible Preferred Shares, you may be treated as receiving a constructive dividend distribution from us if (1) the conversion rate is adjusted and as a result of such adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to our ordinary shares. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of ordinary shares will generally give rise to a taxable constructive dividend to the holders of the Mandatory Convertible Preferred Shares to the extent made out of current and accumulated earnings and profits, even though holders would not receive any cash related thereto. In addition, in certain circumstances, the failure to make an adjustment of the conversion rate may result in a taxable distribution with respect to the Mandatory Convertible Preferred Shares or our ordinary shares, if as a result of such failure, the proportionate interests of the holders of Mandatory Convertible Preferred Shares or ordinary shares, as applicable, in our assets or earnings and profits is increased.

Sale, exchange or other taxable disposition of the Mandatory Convertible Preferred Shares and ordinary shares

For U.S. federal income tax purposes, subject to the following discussion of special rules applicable to PFICs, a U.S. holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Mandatory Convertible Preferred Shares (other than pursuant to a conversion into our ordinary shares) or an ordinary share in an amount equal to the difference between the amount realized for the share and such U.S. holder’s tax basis in the share. Your tax basis in ordinary shares distributed with respect to Mandatorily Convertible Preferred Shares will be equal to the fair market value of those shares at the time of their distribution. For a discussion of your tax basis and holding period in respect of ordinary shares received in the conversion of the Mandatory Convertible Preferred Shares, see below under “—Treatment of the Conversion.”

The gain or loss recognized by a U.S. holder on the sale, exchange or other taxable disposition of Actavis plc Mandatory Convertible Preferred Shares and ordinary shares will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) currently are eligible for the preferential U.S. federal income tax rates applicable to long-term capital gains if such holder has held the Actavis plc Mandatory Convertible Preferred Shares or ordinary shares for more than one year as of the date of the sale, exchange or other taxable disposition. The deductibility of capital losses is subject to limitations.

Any gain or loss recognized by a U.S. holder on the sale or exchange of Mandatory Convertible Preferred Shares and ordinary shares will generally be treated as U.S. source gain or loss.

Treatment of the conversion

In general.    A U.S. holder of Mandatory Convertible Preferred Shares will not recognize any income, gain or loss in respect of the receipt of ordinary shares upon the conversion of our Mandatory Convertible Preferred Shares, except that (1) the amount of cash you receive in respect of accrued and unpaid dividends will generally be taxable as described under “—Distributions on Mandatory Convertible Preferred Shares and Ordinary

Shares” above; (2) although it is not free from doubt, ordinary shares you receive in respect of accrued and unpaid dividends may be treated as a taxable distribution as described under “—Distributions on Mandatory Convertible Preferred Shares and Ordinary Shares” above, (3) any Fundamental Change Dividend Make-whole Amount paid in cash will generally be taxable as capital gain to the extent your amount realized on the conversion exceeds your basis in your Mandatory Convertible Preferred Shares and (4) your receipt of Cash in lieu of a fractional share of ordinary shares will generally be treated as if you received the fractional share and then received such cash in redemption of such fractional share. Such redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and your tax basis in the ordinary share that is allocable to the fractional share.

You should consult your own tax advisor to determine the specific tax treatment of the receipt of cash or shares in respect of accrued and unpaid dividends or cash in lieu of a fractional share in your particular circumstances.

Tax basis and holding period.    Your tax basis in the ordinary shares you receive upon a conversion of our Mandatory Convertible Preferred Shares (including any basis allocable to a fractional share) will generally equal the tax basis of the Mandatory Convertible Preferred Shares that was converted, reduced by any Fundamental Change Dividend Make-whole Amount paid in cash and increased by any gain recognized under clause (3) above. Your tax basis in a fractional share will be determined by allocating your tax basis in the ordinary share between the ordinary share you receive upon conversion and the fractional share, in accordance with their respective fair market values. Your holding period for the ordinary shares you receive (other than ordinary shares received in respect of accrued and unpaid dividends) will include your holding period for the Mandatory Convertible Preferred Shares converted. The basis of ordinary shares received in respect of accrued and unpaid dividends that is treated as a taxable distribution will equal its fair market value at the time it is distributed and its holding period will begin on the day following the distribution.

Additional ordinary shares received on fundamental change conversions.    Although it is not free from doubt, any additional ordinary shares received by you in respect of a conversion upon a fundamental change should be treated as part of the consideration received in the conversion. You should consult your own tax advisor to determine the specific tax treatment of additional shares in your particular circumstances.

Passive foreign investment company considerations

A PFIC is any foreign corporation if, after the application of certain “look-through” rules, (a) at least 75% of its gross income is “passive income” as that term is defined in the relevant provisions of the Code, or (b) at least 50% of the average value of its assets produce “passive income” or are held for the production of “passive income.” It is expected that neither the Mandatory Convertible Preferred Shares nor the ordinary shares should be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. With certain exceptions, the Mandatory Convertible Preferred Shares and ordinary shares would be treated as stock in a PFIC if Actavis plc were a PFIC at any time during a U.S. holder’s holding period in such U.S. holder’s Actavis plc Mandatory Convertible Preferred Shares or ordinary shares.

There can be no assurance that Actavis plc will not be treated as a PFIC during a U.S. holder’s holding period. If Actavis plc were to be treated as a PFIC, then, unless a U.S. holder elects to be taxed annually on a mark-to-market basis with respect to the Actavis plc stock, gain realized on any sale or exchange of the Actavis plc stock and certain distributions with respect to Actavis plc stock could be subject to additional U.S. federal income taxes, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. In addition, dividends that a U.S. holder receives from Actavis plc with respect to Actavis plc stock would not be eligible for the reduced tax rates applicable to qualified dividend income if Actavis plc is treated as a PFIC with respect to such U.S. holder either in the taxable year of the distribution or the preceding taxable year, but instead would be subject to regular U.S. federal income tax rates applicable to ordinary income.

Tax consequences to non-U.S. holders

In general, a non-U.S. holder of Actavis plc Mandatory Convertible Preferred Shares and ordinary shares will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information reporting and backup withholding” beginning on page S-95 of this prospectus supplement, U.S. federal withholding tax on any dividends received on the Mandatory Convertible Preferred Shares or ordinary shares or any gain recognized on a sale or other disposition of the Mandatory Convertible Preferred Shares (including pursuant to a conversion thereof into ordinary shares) or ordinary shares (including any distribution to the extent it exceeds the adjusted tax basis in the non-U.S. holder’s Mandatory Convertible Preferred Shares or ordinary shares).

Treatment of the conversion

In general.    Generally, if you are a Non-U.S. holder, you should not recognize any income, gain or loss on the conversion of Mandatory Convertible Preferred Shares for our ordinary shares, except that (1) the amount of cash you receive in respect of accrued and unpaid dividends will generally be treated as a distribution as described above under “—Tax Consequences to Non-U.S. Holders”; (2) although it is not free from doubt, we intend to treat ordinary shares you receive in respect of accrued and unpaid dividends as a distribution, and (3) cash received in lieu of a fractional share of ordinary shares and any Fundamental Change Dividend Make-whole Amount paid in cash will generally be treated as proceeds from the sale or disposition of the relevant ordinary shares or Mandatory Convertible Preferred Shares as described above under “—Tax Consequences to Non-U.S. Holders.”

Additional shares of ordinary shares received on fundamental change conversions.    Although it is not free from doubt, any additional shares of ordinary shares received by you in respect of a conversion upon a fundamental change should be treated as part of the consideration received in the conversion. You should consult your own tax advisor to determine the specific tax treatment of additional shares in your particular circumstances.

Information reporting and backup withholding

In general, information reporting requirements will apply to dividends received by U.S. holders of Mandatory Convertible Preferred Shares or ordinary shares and the proceeds received on the disposition of the foregoing effected within the United States (and, in certain cases, outside the United States), in each case, other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to timely provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent or the U.S. holder’s broker) or is otherwise subject to backup withholding.

Dividends paid with respect to the Mandatory Convertible Preferred Shares or ordinary shares and proceeds from the sale or other disposition of Mandatory Convertible Preferred Shares or ordinary shares received in the United States by a non-U.S. holder or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit on a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign accounts

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (referred to in this joint proxy statement/prospectus as “FATCA”) on certain types of payments made to “foreign financial institutions”

(as defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, shares (such as the Mandatory Convertible Preferred Shares or ordinary shares), paid to a foreign financial institution or a non-financial foreign entity (each as defined in the Code) to the extent such payments are treated as U.S. source or as foreign passthru payments, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or nonfinancial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The withholding provisions described above apply to payments of U.S.-source dividends made on or after July 1, 2014 and to the gross proceeds from the sale or other disposition of shares on or after January 1, 2017. In addition, withholding under FATCA may, under certain circumstances, apply to payments of dividends on Mandatory Convertible Preferred Shares and ordinary shares after January 1, 2017 if such payments are treated as foreign passthru payments. It is currently unclear if and to what extent payments on securities such as the Mandatory Convertible Preferred Shares and ordinary shares will be foreign passthru payments subject to FATCA withholding. Holders should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in Mandatory Convertible Preferred Shares and ordinary shares.

Certain Irish tax considerations

Scope of discussion

The following is a summary of the material Irish tax consequences of owing and disposing of the Mandatory Convertible Preferred Shares and any ordinary shares received upon conversion. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each shareholder. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement and correspondence with the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in alteration of the tax considerations described below, possibly with retrospective effect.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and shareholders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the acquisition, ownership, conversion and disposal of the Mandatory Convertible Preferred Shares or ordinary shares. The summary applies only to shareholders who hold their Mandatory Convertible Preferred Shares or ordinary shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who acquire, or are deemed to acquire, their Mandatory Convertible Preferred Shares or ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish tax on chargeable gains

The current rate of Irish capital gains tax or corporation tax on chargeable gains (as applicable) (referred to in this prospectus supplement as “Irish CGT”) is 33%.

Non-resident shareholders

Shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their Mandatory Convertible Preferred Shares in connection with a trade carried on by such shareholders through an Irish branch or agency will not be within the charge to Irish CGT on the conversion of their Mandatory Convertible Preferred Shares into ordinary shares.

Any disposal of Mandatory Convertible Preferred Shares or ordinary shares will not be within the charge to Irish CGT provided the holder of such shares is not resident or ordinarily resident in Ireland for Irish tax purposes and does not hold his or her shares in connection with a trade carried on by such shareholder through an Irish branch or agency.

Irish resident shareholders

Shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes, or that hold their Mandatory Convertible Preferred Shares in connection with a trade carried on by such persons through an Irish branch or agency, will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish CGT arising on the conversion of their Mandatory Convertible Preferred Shares into ordinary shares.

On the basis that, the conversion of any Mandatory Convertible Preferred Shares into ordinary shares should be treated as a reorganisation of Actavis plc’s share capital, the following treatment should apply: a shareholder’s resultant holding of ordinary shares should be treated as the same asset, acquired at the same time and for the same consideration, as the holding of Mandatory Convertible Preferred Shares held by that shareholder prior to the conversion; to the extent that a shareholder receives cash for the conversion of their Mandatory Convertible

Preferred Shares, they should be treated as having made a part disposal of his or her Mandatory Convertible Preferred Shares for Irish CGT purposes in respect of the cash consideration received.

This may, subject to the availability of any exemptions and reliefs and the shareholder’s individual circumstances, give rise to a chargeable gain (or allowable loss) for the purposes of Irish CGT in respect of the cash received.

On the basis of the treatment described above on the conversion of Mandatory Convertible Preferred Shares into ordinary shares, a shareholder’s base cost in the ordinary shares for Irish CGT purposes will be the consideration paid by such shareholder for the Mandatory Convertible Preferred Shares when they were first acquired by that shareholder as adjusted, if applicable, for the part of the consideration attributable to the part disposal on the receipt of cash. Consequently, any chargeable gain (or allowable loss) on a subsequent disposal or part disposal of the ordinary shares should be calculated by reference to this allocated base cost. Specific tax rules apply to the calculation of this allocated base cost.

A disposal of Mandatory Convertible Preferred Shares or ordinary shares by a shareholder who is resident or ordinarily resident in Ireland for Irish tax purposes or who holds his or her shares in connection with a trade carried on by such person through an Irish branch or agency will, subject to the availability of any exemptions and reliefs, generally be within the charge to Irish CGT.

A shareholder of Actavis plc who is an individual and who is temporarily not resident in Ireland may, under Irish anti-avoidance legislation, still be liable to Irish tax on any chargeable gain realized upon a subsequent disposal of the Mandatory Convertible Preferred Shares or ordinary shares during the period in which such individual is a non-resident.

Stamp duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

No stamp duty will be payable on the issue of the Mandatory Convertible Preferred Shares or on the conversion of any Mandatory Convertible Preferred Shares into ordinary shares.

Irish stamp duty may, depending on the manner in which the Mandatory Convertible Preferred Shares or ordinary shares in Actavis plc are held, be payable in respect of transfers of Mandatory Convertible Preferred Shares or ordinary shares.

Mandatory Convertible Preferred Shares and ordinary shares held through DTC

A transfer of Mandatory Convertible Preferred Shares or ordinary shares effected by means of the transfer of book-entry interests in DTC should not be subject to Irish stamp duty. As most Mandatory Convertible Preferred Shares in Actavis plc and ordinary shares are expected to be held through DTC, it is anticipated that most transfers of Mandatory Convertible Preferred Shares will be exempt from Irish stamp duty on this basis.

Mandatory Convertible Preferred Shares and ordinary shares held outside of DTC or transferred into or out of DTC

A transfer of Mandatory Convertible Preferred Shares or ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their

Mandatory Convertible Preferred Shares or ordinary shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:

•	there is no change in the ultimate beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Due to the potential Irish stamp duty charge on transfers of Mandatory Convertible Preferred Shares and ordinary shares held outside of DTC, it is strongly recommended that shareholders hold their Mandatory Convertible Preferred Shares or ordinary shares in DTC.

Withholding tax on dividends (DWT)

Distributions made by Actavis plc will, in the absence of one of many exemptions, be subject to DWT currently at a rate of 20%.

For DWT and Irish income tax purposes, a distribution includes any distribution that may be made by Actavis plc to its shareholders, including cash dividends, non-cash dividends and additional shares taken in lieu of a cash dividend. In addition, if, as a result of an adjustment (or failure to make an adjustment) of the conversion rate for the Mandatory Convertible Preferred Shares, a shareholder’s proportionate interest in Actavis plc’s assets or earnings and profits is increased, such shareholder may be deemed to have received for DWT and Irish income tax purposes a taxable distribution without the receipt of any cash. Where an exemption from DWT does not apply in respect of a distribution made to a particular shareholder, Actavis plc is responsible for withholding DWT prior to making such distribution.

General exemptions

Irish domestic law provides that a non-Irish resident Actavis plc shareholder is not subject to DWT on dividends received from Actavis plc if such shareholder is beneficially entitled to the dividend and is:

•

a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (please see below a list of Relevant Territories for DWT purposes);

•	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

•

a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

•

a company whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognised stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

•

a company that is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognised stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above (but subject to “Mandatory Convertible Preferred Shares Held by U.S. Resident Shareholders” below), Actavis plc or, in respect of Mandatory Convertible Preferred Shares or ordinary shares held through DTC, any qualifying intermediary appointed by Actavis plc, has received from the shareholder, where required, the relevant DWT Forms prior to the payment of the dividend. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the shareholder where required should furnish the relevant DWT Form to:

•

its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by Actavis plc) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) if its shares are held through DTC; or

•	Actavis plc’s transfer agent at least seven business days before the record date for the dividend if its shares are held outside of DTC.

Links to the various DWT Forms are available at:

http://www.revenue.ie/en/tax/dwt/forms/index.html.

The information on such website does not constitute a part of, and is not incorporated by reference into, this prospectus supplement.

For non-Irish resident shareholders that cannot avail of one of Ireland’s domestic law exemptions from DWT, it may be possible for such shareholders to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.

List of relevant territories for the purposes of DWT

1.	Albania	37.	Luxembourg

2.	Armenia	38.	Macedonia

3.	Australia	39.	Malaysia

4.	Austria	40.	Malta

5.	Bahrain	41.	Mexico

6.	Belarus	42.	Moldova

7.	Belgium	43.	Montenegro

8.	Bosnia& Herzegovina	44.	Morocco

9.	Botswana	45.	Netherlands

10.	Bulgaria	46.	New Zealand

11.	Canada	47.	Norway

12.	Chile	48.	Pakistan

13.	China	49.	Panama

14.	Croatia	50.	Poland

15.	Cyprus	51.	Portugal

16.	CzechRepublic	52.	Qatar

17.	Denmark	53.	Romania

18.	Egypt	54.	Russia

19.	Estonia	55.	SaudiArabia

20.	Ethopia	56.	Serbia

21.	Finland	57.	Singapore

22.	France	58.	SlovakRepublic

23.	Georgia	59.	Slovenia

24.	Germany	60.	SouthAfrica

25.	Greece	61.	Spain

26.	HongKong	62.	Sweden

27.	Hungary	63.	Switzerland

28.	Iceland	64.	Thailand

29.	India	65.	Turkey

30.	Israel	66.	Ukraine

31.	Italy	67.	UnitedArab Emirates

32.	Japan	68.	UnitedKingdom

33.	Korea	69.	UnitedStates

34.	Kuwait	70.	Uzbekistan

35.	Latvia	71.	Vietnam

36.	Lithuania	72.	Zambia

Mandatory Convertible Preferred Shares or ordinary shares held by U.S. resident shareholders

Dividends paid in respect of Mandatory Convertible Preferred Shares or ordinary shares that are held through DTC should not be subject to DWT provided the address of the beneficial owner of such Mandatory Convertible Preferred Shares or ordinary shares in the records of the broker holding such Mandatory Convertible Preferred Shares or ordinary shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by Actavis plc). It is strongly recommended that such shareholders ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Actavis plc).

Dividends paid in respect of Mandatory Convertible Preferred Shares or ordinary shares that are held outside of DTC and are owned by a shareholder who is a resident of the United States will not be subject to DWT if such shareholder provides a completed IRS Form 6166 or a valid DWT Form to Actavis plc’s transfer agent to confirm its U.S. residence and claim an exemption. It is strongly recommended that shareholders who are U.S. residents and who hold Mandatory Convertible Preferred Shares or ordinary shares outside of DTC provide the appropriate completed IRS Form 6166 or DWT Form to Actavis plc’s transfer agent as soon as possible after receiving their Mandatory Convertible Preferred Shares or ordinary shares.

If any shareholder that is resident in the United States receives a dividend from which DWT has been withheld, the shareholder should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the shareholder is beneficially entitled to the dividend.

Mandatory Convertible Preferred Shares or ordinary shares held by residents of Relevant Territories other than the United States

Shareholders who are residents of Relevant Territories, other than the United States, must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions” beginning on page S-99 of this prospectus supplement, including the requirement to furnish valid DWT Forms, in order to receive dividends without suffering DWT. If such shareholders hold their Mandatory Convertible Preferred Shares or ordinary shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Actavis plc) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If such shareholders hold their Mandatory Convertible Preferred Shares or ordinary shares outside of DTC, they must provide the appropriate DWT Forms to Actavis plc’s transfer agent at least seven business days before the record date for the dividend. It is strongly recommended that such shareholders who are residents of Relevant Territories other than the United States complete the appropriate DWT Forms and provide them to their brokers or Actavis plc’s transfer agent, as the case may be, as soon as possible after receiving their Mandatory Convertible Preferred Shares or ordinary shares.

If any shareholder who is resident in a Relevant Territory receives a dividend from which DWT has been withheld, the shareholder may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the shareholder is beneficially entitled to the dividend.

Mandatory Convertible Preferred Shares or ordinary shares held by residents of Ireland

Most Irish tax resident or ordinarily resident shareholders (other than Irish resident companies that have completed the appropriate DWT Forms) will be subject to DWT in respect of dividends paid on their Mandatory Convertible Preferred Shares or ordinary shares.

Shareholders that are residents of Ireland, but are entitled to receive dividends without DWT, must complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Actavis plc) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker) (in the case of Mandatory Convertible Preferred Shares or ordinary shares held through DTC), or to Actavis plc’s transfer agent at least seven business days before the record date for the dividend (in the case of Mandatory Convertible Preferred Shares or ordinary shares held outside of DTC).

Mandatory Convertible Preferred Shares or ordinary shares held by other persons

Actavis plc shareholders that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any shareholders are exempt from DWT, but receive dividends subject to DWT, such shareholders may apply for refunds of such DWT from the Irish Revenue Commissioners.

Dividends paid in respect of Mandatory Convertible Preferred Shares or ordinary shares held through DTC that are owned by a partnership formed under the laws of a Relevant Territory and where all the underlying partners are resident in a Relevant Territory will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by Actavis plc) before the record date for the dividend (or such later date before the dividend payment date as may be notified to the shareholder by the broker). If any partner is not a resident of a Relevant Territory, no part of the partnership’s position is entitled to exemption from DWT.

Qualifying intermediary

Prior to paying any dividend, Actavis plc will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary,” which will provide for certain arrangements relating to distributions in respect of Mandatory Convertible Preferred Shares and ordinary shares that are held through DTC, which are referred to as the “Deposited Securities.” The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after Actavis plc delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.

Actavis plc will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where Actavis plc shareholders reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Actavis plc shareholders that are required to file DWT Forms in order to receive dividends free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.

Income tax on dividends paid on Mandatory Convertible Preferred Shares or ordinary shares

Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies.

An Actavis plc shareholder that is not resident or ordinarily resident in Ireland and that is entitled to an exemption from DWT generally has no liability to Irish income tax or the universal social charge on a dividend from Actavis plc. An exception to this position may apply where such shareholder holds Mandatory Convertible Preferred Shares or ordinary shares through a branch or agency in Ireland through which a trade is carried on.

An Actavis plc shareholder that is not resident or ordinarily resident in Ireland and that is not entitled to an exemption from DWT generally has no additional Irish income tax liability or liability to the universal social charge. The DWT deducted by Actavis plc discharges the liability to income tax and the universal social charge. An exception to this position may apply where the shareholder holds Mandatory Convertible Preferred Shares or ordinary shares through a branch or agency in Ireland through which a trade is carried on.

Irish resident or ordinarily resident Actavis plc shareholders may be subject to Irish income tax and (in the case of an individual) the universal social charge on dividends received from Actavis plc. In certain circumstances, dividends paid on preferred shares issued by an Irish resident company to a shareholder which is within the charge to Irish corporation tax may be subject to Irish corporation tax under Schedule D, Case IV (currently at a rate of 25%).

Capital acquisitions tax (CAT)

CAT comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of Mandatory Convertible Preferred Shares or ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Mandatory Convertible Preferred Shares and ordinary shares are regarded as property situated in Ireland for Irish CAT purposes, as the share register of Actavis plc must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 in respect of taxable gifts or inheritances received from their parents. Actavis plc shareholders should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSIDERATIONS SUMMARISED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, CONVERSION AND DISPOSAL OF MANDATORY CONVERTIBLE PREFFERED SHARES OR ORDINARY SHARES.

Underwriting

We are offering the Mandatory Convertible Preferred Shares described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, Mizuho Securities USA Inc., Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC, Mizuho Securities USA Inc. and Wells Fargo Securities, LLC are acting as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of Mandatory Convertible Preferred Shares listed next to its name in the following table:

Name	Number of Mandatory Convertible Preferred Shares
J.P. Morgan Securities LLC	1,068,580
Mizuho Securities USA Inc.	726,340
Wells Fargo Securities, LLC	427,340
Morgan Stanley & Co. LLC	427,340
Barclays Capital Inc.	211,600
Citigroup Global Markets Inc.	66,700
BNP Paribas Securities Corp.	211,600
HSBC Securities (USA) Inc.	211,600
Mitsubishi UFJ Securities (USA), Inc.	211,600
RBS Securities Inc.	211,600
SMBC Nikko Securities America, Inc.	211,600
TD Securities (USA) LLC	211,600
DNB Markets, Inc.	66,700
Lloyds Securities Inc.	66,700
Scotia Capital (USA) Inc.	66,700
BBVA Securities Inc.	40,480
Credit Agricole Securities (USA) Inc.	40,480
Fifth Third Securities, Inc.	40,480
PNC Capital Markets LLC	40,480
Santander Investment Securities Inc.	40,480

Total	4,600,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Mandatory Convertible Preferred Shares sold under the underwriting agreement if any of these Mandatory Convertible Preferred Shares are purchased. The underwriters will sell the Mandatory Convertible Preferred Shares to the public when and if the underwriters buy the Mandatory Convertible Preferred Shares from us.

The underwriters have advised us that they initially propose to offer the Mandatory Convertible Preferred Shares directly to the public for cash at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that public offering price less a concession not in excess of $13.1232 per Mandatory Convertible Preferred Share. After the initial public offering of the Mandatory Convertible Preferred

Shares, the offering price and other selling terms may be changed by the underwriters. The underwriters may offer and sell the Mandatory Preferred Convertible Shares through certain of their affiliates.

The underwriters have an overallotment option to buy up to 460,000 additional Mandatory Convertible Preferred Shares from us at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions and less an amount per Mandatory Convertible Preferred Share equal to any dividends that are paid or payable by us on the Mandatory Convertible Preferred Shares reflected in the preceding table but that are not payable on the Mandatory Convertible Preferred Shares purchased on exercise of this overallotment option. The underwriters have 30 days from the date of this prospectus supplement to exercise this overallotment option. The additional shares may be purchased pursuant to the overallotment option solely to cover overallotments. If any additional Mandatory Convertible Preferred Shares are purchased with this overallotment option, the underwriters will purchase such additional Mandatory Convertible Preferred Shares in approximately the same proportion as shown in the table above. If any additional Mandatory Convertible Preferred Shares are purchased, the underwriters will offer the additional Mandatory Convertible Preferred Shares on the same terms as those on which the Mandatory Convertible Preferred Shares are being offered.

The underwriting fee is equal to the public offering price per Mandatory Convertible Preferred Share less the amount paid by the underwriters to us per Mandatory Convertible Preferred Share. The underwriting fee is $24.372 per Mandatory Convertible Preferred Share. The following table shows the Mandatory Convertible Preferred Share per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ overallotment option to purchase additional Mandatory Convertible Preferred Shares.

	Without overallotment exercise	With full overallotment exercise
Per Mandatory Convertible Preferred Share	$24.372	$24.372
Total	$112,111,200	$123,322,320

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $7.0 million.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of Mandatory Convertible Preferred Shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our share capital or any securities convertible into or exercisable or exchangeable for any shares of our share capital, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (2) enter into any swap or other agreement that transfers all or a portion of the economic consequences associated with the ownership of any shares of our share capital or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of our share capital or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 60 days after the date of this prospectus supplement.

106

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the foregoing restrictions will not apply to (1) the offering and sale of the Mandatory Convertible Preferred Shares in this offering (including the conversion thereof), (2) the substantially concurrent public offering and sale of ordinary shares in connection with financing the transactions contemplated by the Merger Agreement, (3) the issuance, if any, of ordinary shares issued in connection with the payment of dividends with respect to the Mandatory Convertible Preferred Shares or upon conversion of the Preferred Shares, (4) any ordinary shares issued upon the exercise, vesting or settlement of options, restricted stock units or other awards granted under or covered by our stock-based compensation plans or stock-based retirement plans and (5) the issuance of ordinary shares or other security (including securities convertible into ordinary shares) in connection with an employee stock compensation plan or agreement, in each case of (4) or (5) which plans or agreements are disclosed in this prospectus supplement or the documents incorporated by reference.

Certain of our directors and officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives of the underwriters, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our share capital or any securities convertible into or exercisable or exchangeable for any shares of our share capital (including, without limitation, any shares of our share capital or such other securities which may be deemed to be beneficially owned by such directors or officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our share capital or such other securities (regardless of whether any of these transactions are to be settled by the delivery of any shares of our share capital or such other securities, in cash or otherwise), or (3) make any demand for or exercise any right with respect to the registration of any shares of our share capital or any security convertible into or exercisable or exchangeable for any shares of our share capital.

In addition, the underwriters have agreed that the foregoing restrictions on certain of our directors and officers will not apply to (1) any Mandatory Convertible Preferred Shares to be sold pursuant to the underwriting agreement, (2) transfers of any shares of our share capital (a) as a bona fide gift or gifts, (b) to any trust for the direct benefit or indirect benefit of the directors and officers or the immediate family of the directors and officers, (c) by operation of law, such as rules of intestate succession, (d) to any members of the immediate family of the directors and officers or (e) to a corporation, partnership or limited liability company or other entity that is controlled by the directors and officers or their immediate family, or to any investment fund or other entity controlled or managed by the directors and officers or (3) transfers of any shares of our share capital to us (a) in connection with the exercise of any options currently outstanding that would otherwise expire before the date that is 60 days after the date of this prospectus supplement to acquire shares of our capital stock pursuant to current employee benefit plans described in this prospectus supplement, the accompanying prospectus or the document incorporated by reference herein or therein; provided that shares of our capital stock received upon such exercise shall be subject to the terms of the foregoing restrictions or (b) in connection with a forfeiture, cancellation or surrender of any shares of our share capital pursuant to any company program, including under clawback provisions or upon termination of employment provided that in the case of any transfer or distribution in (2) each donor, donee, transferor or transferee will be subject to the foregoing restrictions.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling Mandatory Convertible Preferred Shares in the open market for the purpose of preventing or retarding a decline in the market price of the Mandatory Convertible Preferred Shares while this offering is in progress. These stabilizing transactions may include making short sales of the Mandatory Convertible Preferred Shares, which involves the sale by the underwriters of a greater number of Mandatory Convertible Preferred Shares than they are required to purchase in this offering, and purchasing Mandatory Convertible Preferred Shares on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ overallotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their overallotment option, in whole or in part, or by purchasing Mandatory Convertible Preferred Shares in the open market. In making this determination, the underwriters will consider, among other things, the price of Mandatory Convertible Preferred Shares available for purchase in the open market compared to the price at which the underwriters may purchase Mandatory Convertible Preferred Shares through the overallotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Mandatory Convertible Preferred Shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase Mandatory Convertible Preferred Shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Mandatory Convertible Preferred Shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Mandatory Convertible Preferred Shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those Mandatory Convertible Preferred Shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the Mandatory Convertible Preferred Shares or preventing or retarding a decline in the market price of the Mandatory Convertible Preferred Shares, and, as a result, the price of the Mandatory Convertible Preferred Shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions in the over-the-counter market, on the NYSE (if the Mandatory Convertible Preferred Shares are listed on the NYSE) or otherwise.

Other relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other financial and non-financial services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters for this offering are also acting as underwriters for the offering of Senior Notes and the Ordinary Shares Offering. Also, certain of the underwriters and/or their affiliates are lenders and/or agents under certain of our debt facilities, including the Term Facilities and the Cash Bridge Facility that we may draw upon in connection with the Acquisition. In addition, certain of the underwriters and/or their affiliates have agreed to provide us with the Bridge Facility that we may draw upon in the event that this offering, the Ordinary Shares Offering and/or the offering of Senior Notes is not consummated. Affiliates of Wells Fargo Securities, LLC are currently lenders to both us and Allergan under existing credit facilities, and J.P. Morgan Securities LLC is providing financial advisory services to us in connection with the Acquisition for which they are receiving customary fees and expenses.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of Mandatory Convertible Preferred Shares may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives;

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Mandatory Convertible Preferred Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of Mandatory Convertible Preferred Shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Mandatory Convertible Preferred Shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Mandatory Convertible Preferred Shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Mandatory Convertible Preferred Shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Mandatory Convertible Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Mandatory Convertible Preferred Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Mandatory Convertible Preferred Shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and amendments thereto from time to time (including inter alia the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The sellers of the Mandatory Convertible Preferred Shares have not authorized and do not authorize the making of any offer of Mandatory Convertible Preferred Shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Mandatory Convertible Preferred Shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the Mandatory Convertible Preferred Shares, other than the underwriters, is authorized to make any further offer of the Mandatory Convertible Preferred Shares on behalf of the sellers or the underwriters.

Notice to prospective investors in the United Kingdom

This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Mandatory Convertible Preferred Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Mandatory Convertible Preferred Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of any Mandatory Convertible Preferred Shares which are the subject of the offering contemplated by this prospectus supplement (the “Securities”) in circumstances in which Section 21(1) of the FSMA does not apply to the Actavis plc; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Hong Kong

The Mandatory Convertible Preferred Shares have not been and may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding up and Miscellaneous) Ordinance (Cap.32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the Mandatory Convertible Preferred Shares have been or may be issued or have been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Mandatory Convertible Preferred Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Mandatory Convertible Preferred Shares may not be circulated or distributed, nor may the Mandatory Convertible Preferred Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Mandatory Convertible Preferred Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Mandatory Convertible Preferred Shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to prospective investors in Japan

The Mandatory Convertible Preferred Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any Mandatory Convertible Preferred Shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Switzerland

The Mandatory Convertible Preferred Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Mandatory Convertible Preferred Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the Mandatory Convertible Preferred Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Mandatory Convertible Preferred Shares will not be supervised by, the Swiss Financial Market Supervisory Authority, or FINMA, and the offer of Mandatory Convertible Preferred Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Mandatory Convertible Preferred Shares.

Notice to prospective investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Mandatory Convertible Preferred Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Mandatory Convertible Preferred Shares offered should conduct their own due diligence on the Mandatory Convertible Preferred Shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to prospective investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Mandatory Convertible Preferred Shares may only be made to persons, which we refer to as Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Mandatory Convertible Preferred Shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Mandatory Convertible Preferred Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Mandatory Convertible Preferred Shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Legal matters

The validity of the Mandatory Convertible Preferred Shares will be passed upon for us by Arthur Cox, our Irish counsel, and certain other legal matters will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain legal matters, including the validity of the Mandatory Convertible Preferred Shares, will be passed upon for the underwriters by A&L Goodbody, the underwriters’ Irish counsel, and certain other legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

Prospectus

Actavis plc

Ordinary shares

Serial preferred shares

Depositary shares

Ordinary share warrants

Ordinary share purchase contracts

Ordinary share purchase units

Actavis Funding SCS

Debt securities

Fully and unconditionally guaranteed by Warner Chilcott Limited, Actavis Capital S.à r.l. and Actavis, Inc.

The following are types of securities that may be offered and sold from time to time by Actavis plc (“Actavis”) under this prospectus:

• ordinaryshares, $0.0001 par value per share (“ordinary shares”);	• warrantsto purchase ordinary shares;

• serialpreferred shares, $0.0001 par value per share (“serial preferred shares”);	• purchasecontracts for ordinary shares; and

• depositaryshares representing a fractional interest in a series of serial preferred shares;	• purchaseunits comprised of ordinary shares and another security.

The following securities may be offered and sold from time to time by Actavis Funding SCS (“Actavis SCS”) under this prospectus:

•

senior debt securities, fully and unconditionally guaranteed by Warner Chilcott Limited (“Warner Chilcott”), Actavis Capital S.à r.l. (“Actavis Capital”) and Actavis, Inc. on an unsecured and unsubordinated basis.

Any of these securities may be offered together or separately and in one or more series, if any, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in a related prospectus supplement.

Actavis and/or Actavis SCS may offer and sell these securities through one or more underwriters, dealers or agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis. See “Plan of Distribution” on page 48. When Actavis and/or Actavis SCS offers any securities, you will be provided with a prospectus supplement describing the specific terms of the specific issue of securities, including the offering price of the securities. The prospectus supplement for each offering of securities will also describe in detail the plan of distribution for that offering. You should carefully read this prospectus and the prospectus supplement or free writing prospectus relating to the specific issue of securities, together with the documents incorporated by reference into this prospectus and the related prospectus supplement, before you invest in any of these securities.

Actavis ordinary shares are listed on the New York Stock Exchange under the symbol “ACT.” Each prospectus supplement will indicate if the securities offered thereby will be listed.

Investing in our securities involves risks. See “Risk factors” on page 8 of this prospectus. You should carefully consider the risks and uncertainties described under “Risk Factors” in any related prospectus supplement and any related free writing prospectus, and in the documents we incorporate, or are deemed incorporated, by reference in this prospectus and the related prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 19, 2015.

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date of the document containing the information.

This document is important and requires your immediate attention. If you are in any doubt as to what action you should take, you should immediately consult your stockbroker, bank manager, solicitor, fund manager or other appropriate financial adviser being, if you are resident in Ireland, an organization or firm authorized or exempted pursuant to the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3) of Ireland (as amended) (the “MiFID Regulations”), or the Investments Intermediaries Act 1995 of Ireland (as amended) or, if you are in a territory outside Ireland, another appropriately authorized adviser.

This document does not constitute a prospectus within the meaning of Part 5 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland (as amended) (“Part 5”) or an offer to sell or an invitation to purchase or the solicitation of an offer to purchase securities. No offer of any securities of Actavis to the public is being made that requires the publication of a prospectus pursuant to Irish prospectus law (within the meaning of Part 5) in general or in particular pursuant to the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland (as amended). This document has not been approved or reviewed by or registered with the Central Bank of Ireland.

This document does not constitute investment advice or the provision of investment services within the meaning of the MiFID Regulations or otherwise. Actavis is not an authorized investment firm within the meaning of the MiFID Regulations, and the recipients of this document should seek independent legal and financial advice in determining their actions in respect of or pursuant to this document.

Pursuant to the Companies Act 1981 of Bermuda, there is no requirement to file this prospectus or any prospectus supplement made pursuant hereto with the Registrar of Companies in Bermuda. Neither the Bermuda Monetary Authority, the Registrar of Companies of Bermuda nor any other relevant Bermuda authority or government body accept any responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed herein.

Notice to prospective investors in Luxembourg

This document has not been approved by and will not be submitted for approval to the Commission de Surveillance du Secteur Financier (the “CSSF”) for purposes of public offering or sale in Luxembourg. Accordingly, no offer or sale to the public of the securities in Luxembourg are made in this document, directly or indirectly, and neither this document, nor any other circular, prospectus, form of application, advertisement or other material related to the securities may be distributed, or otherwise be made available in or from, or published in, Luxembourg, except if a prospectus has been duly approved by the CSSF in accordance with the Law of July 10, 2005 on prospectuses for securities, as amended from time to time (the “Prospectus Law”), or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law.

About this prospectus

This prospectus describes some of the general terms that may apply to the securities Actavis and Actavis SCS may offer from time to time. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Any statement that we make in a prospectus supplement modifies or supersedes any inconsistent statement made by us in this prospectus.

You should read both this prospectus and any related prospectus supplement and free writing prospectus and the documents incorporated by reference in this prospectus and any related prospectus supplement in their entirety and the additional information described under the headings “Where you can find more information” and “Incorporation of certain documents by reference” before you make your investment decision.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “we,” “us” or “our” refer collectively to Actavis plc and its subsidiaries, including Actavis SCS, while references in this prospectus to “Actavis” or the “Company” refer to Actavis plc only and not any of its subsidiaries. Unless we have indicated otherwise, all references to “dollars” or “$” refer to U.S. dollars.

Where you can find more information

Each of Actavis and Warner Chilcott is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Actavis SCS, Actavis Capital and Actavis, Inc. are indirect wholly-owned subsidiaries of Actavis and Warner Chilcott and are exempt from SEC information reporting requirements. You may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. You can obtain any documents that Actavis and Warner Chilcott file electronically with the SEC at the SEC’s website, http://www.sec.gov , or on our website, http://www.actavis.com.

This prospectus is part of a registration statement on Form S-3 that was filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document of Actavis or Warner Chilcott, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference into the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website, as listed above.

Incorporation of certain documents by reference

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any related prospectus supplement. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede information contained in or previously incorporated by reference into this prospectus.

We incorporate by reference the documents filed with the SEC listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of the securities covered by this prospectus (only to the extent “filed” and not “furnished”):

Actavis (File No. 000-55075):

•	the Annual Report of Actavis on Form 10-K for the year ended December 31, 2014, as filed on February 18, 2015 (the “Actavis 2014 Form 10-K”);

•

the Definitive Proxy Statement of Actavis on Schedule 14A, as filed on March 28, 2014, as amended on April 11, 2014 (other than information in the Definitive Proxy Statement that is not specifically incorporated by reference in the Actavis 2014 Form 10-K);

•

the Current Reports of Actavis on Form 8-K, as filed on January 29, 2015, February 10, 2015 (related to Items 1.01, 9.01 and 5.02) and February 19, 2015 (including the Annual Report of Allergan, Inc. on Form 10-K for the year ended December 31, 2014 incorporated by reference to Exhibit 99.2 thereto), including documents incorporated by reference therein;

•

the unaudited quarterly condensed consolidated financial statements of Forest Laboratories, Inc. as contained in Exhibit 99.2 to the Curent Report of Actavis on Form 8-K as filed on September 30, 2014 for the three months ended June 30, 2014;

•

the unaudited quarterly condensed consolidated financial statements of Warner Chilcott Public Limited Company for the three months and nine months ended September 30, 2013 contained in Exhibit 99.1 to the Current Report of Actavis on Form 8-K as filed on March 25, 2014;

•

the combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011 and the combined condensed interim financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of June 30, 2012 and for the six month interim period ended June 30, 2012 contained in Exhibit 99.1 to the Current Report of Watson Pharmaceuticals, Inc. on Form 8-K as filed on September 27, 2012; and

•	the section entitled “Description of Actavis Ordinary Shares” from Actavis’ Form S-4/A Registration Statement, as filed on January 26, 2015.

Warner Chilcott Limited (File No. 000-1620602):

•	the Annual Report of Warner Chilcott Limited on Form 10-K for the year ended December 31, 2014, as filed on February 18, 2015 (the “Warner Chilcott 2014 Form 10-K”); and

•	the Current Reports of Warner Chilcott Limited on Form 8-K, as filed on February 10, 2015 and February 19, 2015.

Forest Laboratories, Inc. (File No. 001-05438):

•	the Annual Report of Forest on Form 10-K for the year ended March 31, 2014, as filed on May 30, 2014.

Warner Chilcott Public Limited Company (File No. 000-53772):

•	the Consolidated Financial Statements contained in the Annual Report of Warner Chilcott Public Limited Company on Form 10-K for the year ended December 31, 2012, as filed on February 22, 2013.

You can obtain a copy of these filings at no cost on our website, http://www.actavis.com under the “Investors” link, then under the heading “Financial Information” and then under the subheading “SEC Filings,” or by writing, calling or emailing us at the following address, phone number and email address:

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

Attn: Investor Relations

(862) 261-7000

investor.relations@actavis.com

The information contained on or that can be accessed through our website is not incorporated in, and is not part of, this prospectus or the registration statement, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

Company overview

Actavis (formerly known as Actavis Limited) was incorporated in Ireland on May 16, 2013 as a private limited company and re-registered as a public limited company effective September 18, 2013. Actavis is a global specialty pharmaceutical company engaged in the development, manufacturing, marketing, and distribution of generic, branded generic, brand name (“brand”, “branded” or “specialty brand”), biosimilar and over-the-counter pharmaceutical products. Actavis also develops and out-licenses generic pharmaceutical products primarily in Europe through its Medis third-party business. Actavis has operations in more than 60 countries throughout North America and the rest of the world, including Europe, MEAAP (Middle East, Africa, Australia, and Asia Pacific) and Latin America.

Our principal executive offices (and registered office for the purposes of Irish law) are located at 1 Grand Canal Square, Docklands, Dublin 2, Ireland. Our administrative headquarters are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054, and our telephone number is (862) 261-7000. Our website is located at http://www.actavis.com. Information on our website does not constitute a part of this prospectus.

Warner Chilcott, a wholly-owned indirect subsidiary of Actavis, is a Bermuda exempted company. Warner Chilcott’s registered office is located at Cannon’s Court 22, Victoria Street, Hamilton, HM 12, Bermuda, and Warner Chilcott’s telephone number is (441) 295-2244.

Actavis SCS, a wholly-owned indirect subsidiary of Warner Chilcott, is a common limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, having its registered office at 46A, avenue J.F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B187.310, having a share capital of $20,000.

Actavis Capital is a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 6, rue Jean Monnet, L-2180 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B178.410, having a share capital of $367,384.

Actavis, Inc. is a Nevada corporation, having its principal executive offices at 400 Interpace Parkway, Parsippany, NJ 07054. Actavis, Inc.’s telephone number is (862) 261-7000.

Risk factors

Investing in our securities involves risk. Before making an investment decision, you should carefully consider all of the risk factors and other information included in any related prospectus supplement or free writing prospectus, in the documents incorporated or deemed incorporated by reference in this prospectus and the related prospectus supplement or free writing prospectus and the matters addressed under the captions “Risk factors” and “Cautionary note regarding forward-looking statements,” for a discussion of certain factors that you should consider before investing in our securities.

Cautionary note regarding forward-looking statements

Any statements contained in this prospectus, any related prospectus supplement and the information incorporated by reference herein and therein that refer to our estimated or anticipated future results or other non-historical facts are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that reflect our current perspective of existing trends and information as of the date of the relevant document. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “future,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” “targets,” or other similar words, phrases or expressions. It is important to note that our goals and expectations are not predictions of actual performance. Actual results may differ materially from our current expectations depending upon a number of factors affecting our business. These factors include, among others:

•	our ability to successfully develop and commercialize new products;

•	our ability to conform to regulatory standards and receive requisite regulatory approvals;

•	availability of raw materials and other key ingredients;

•	uncertainty and costs of legal actions and government investigations;

•	the inherent uncertainty associated with financial projections;

•	fluctuations in our operating results and financial condition, particularly given our manufacturing and sales of branded and generic products;

•

risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;

•	the adverse impact of substantial debt and other financial obligations on the ability to fulfill and/or refinance debt obligations;

•	risks associated with relationships with employees, vendors or key customers as a result of acquisitions of businesses, technologies or products;

•	our compliance with federal and state healthcare laws, including laws related to fraud, abuse, privacy security and others;

•	risks of the generic industry generally;

•	generic product competition with our branded products;

•	uncertainty associated with the development of commercially successful branded pharmaceutical products;

•	uncertainty associated with development and approval of commercially successful biosimilar products;

•	costs and efforts to defend or enforce technology rights, patents or other intellectual property;

•	expiration of our patents on our branded products and the potential for increased competition from generic manufacturers;

•	risks associated with owning the branded and generic version of a product;

•	competition between branded and generic products;

•	the ability of branded product manufacturers to limit the production, marketing and use of generic products;

•	our ability to obtain and afford third-party licenses and proprietary technology we need;

•	our potential infringement of others’ proprietary rights;

•	our dependency on third-party service providers and third-party manufacturers and suppliers that in some cases may be the only source of finished products of raw materials that we need;

•	our competition with certain of our significant customers;

•	the impact of our returns, allowance and chargeback policies on our future revenue;

•	successful compliance with governmental regulations applicable to Actavis plc’s and our respective third party providers’ facilities, products and/or businesses;

•	the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any;

•	our vulnerability to and ability to defend against product liability claims and obtain sufficient or any product liability insurance;

•	our ability to retain qualified employees and key personnel;

•	the effect of intangible assets and resulting impairment testing and impairment charges on our financial condition;

•	our ability to obtain additional debt or raise additional equity on terms that are favorable to us;

•	difficulties or delays in manufacturing;

•	our ability to manage environmental liabilities;

•	global economic conditions;

•	our ability to continue foreign operations in countries that have deteriorating political or diplomatic relationships with the United States;

•	our ability to continue to maintain global operations;

•

risks associated with tax liabilities, or changes in U.S. federal or international tax laws to which we are subject, including the risk that the Internal Revenue Service disagrees that we are a foreign corporation for U.S. federal tax purposes;

•	risks of fluctuations in foreign currency exchange rates;

•	risks associated with cyber-security and vulnerability of our information and employee, customer and business information that we store digitally;

•	our ability to maintain internal control over financial reporting;

•	changes in the laws and regulations, affecting among other things, availability, pricing and reimbursement of pharmaceutical products;

•	the highly competitive nature of the pharmaceutical industry;

•	our ability to successfully navigate consolidation of our distribution network and concentration of our customer base;

•	the difficulty of predicting the timing or outcome of pending or future litigation or government investigations;

•	developments regarding products once they have reached the market; and

•

other risks and uncertainties including those discussed in “Risk Factors” in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement.

When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus, any related prospectus supplement and the documents incorporated by reference herein and therein. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk factors” beginning on page 8 of this prospectus and in any related prospectus supplement accompanying prospectus, in “Cautionary note regarding forward-looking statements” and in our periodic reports referred to in “Where you can find more information” above, including the risk factors summarized in Actavis plc’s, Warner Chilcott Limited’s and Allergan’s respective Annual Reports on Form 10-K for the year ended December 31, 2014. We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events, which may cause actual results to differ from those expressed or implied by these forward-looking statements.

Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred share dividends

The following table shows Actavis’ ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred share dividends for each of the periods indicated (dollars in millions):

	Year ended December 31,
	2014	2013	2012	2011	2010

Fixed Charges(1):
Interest expensed and capitalized (includes amortization of deferred financing costs)	411.8	239.8	111.6	69.0	68.7
Interest portion of rent expense(2)	21.9	16.0	10.6	7.2	5.0

Total fixed charges	433.7	255.8	122.2	76.2	73.7

Earnings:
Pretax income (loss) from continuing operations less equity income(3)	(1,712.1)	(638.4)	245.1	456.0	250.6
Fixed charges	433.7	255.8	122.2	76.2	73.7
Total earnings available for fixed charges	(1,278.4)	(382.6)	367.3	532.2	324.3
Ratio of earnings to fixed charges	—	—	3.0	7.0	4.4

Deficiency of earnings to fixed charges(4)	(2.9)	(1.5)	—	—	—

Ratio of earnings to combined fixed charges and preferred share dividends(5):	—	—	3.0	7.0	4.4

(1)	Actavis’ fixed charges do not include any dividend requirements with respect to preferred shares because Actavis did not make any preferred share dividend payments during the periods indicated and has not made any dividend payments since its initial public offering in February 1993.

(2)	Rents included in the computation consist of one-third of rental expense, which Actavis believes to be a conservative estimate of an interest factor in its leases, which are not material.

(3)	Actavis’ ratio of earnings to fixed charges and preferred share dividends differs from Warner Chilcott’s ratio of earnings to fixed charges and preferred share dividends in that pretax income for Warner Chilcott was $70 million for the year ended December 31, 2014 and $25 million for the year ended December 31, 2013; and, as a result Warner Chilcot had a deficiency of earnings to fixed charges of (2.8) for the year ended December 31, 2014 and (1.4) for the year ended December 31, 2013.

(4)	The ratio coverage in 2014 and 2013 for each of Actavis and Warner Chilcott was less than 1:1. Actavis would have needed to generate additional earnings of $1,712.1 and $638.4, respectively, to achieve a coverage ratio of 1:1. Warner Chilcott would have needed to generate additional earnings of $1,642.1 and $613.4, respectively, to achieve a coverage ratio of 1:1.

(5)	Actavis did not make any preferred share dividend payments during the periods indicated and has not made any dividend payments since its initial public offering in February 1993; therefore, the ratio of earnings to combined fixed charges and preferred share dividends is the same as the ratio of earnings to fixed charges. See Actavis’ reports on file with the SEC pursuant to the Exchange Act under “Where You Can Find More Information” for more information.

Use of proceeds

Except as may otherwise be described in a related prospectus supplement, the net proceeds from the sales of securities included in this prospectus will be used for general corporate purposes, which may include acquisitions or the repayment of debt. Any other specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement with respect thereto.

Description of Actavis Funding SCS debt securities

This section describes the general terms that will apply to any debt securities that Actavis SCS may offer pursuant to this prospectus and a related prospectus supplement. The specific terms of any offered debt securities, and the extent to which the general terms described in this section apply to these debt securities, will be described in a related prospectus supplement at the time of the offering. The prospectus supplement that will be filed with the SEC may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

For purposes of this description, references to (i) “Actavis” are to Actavis plc and not to any of its current or future subsidiaries, (ii) the “Company,” “we,” “us,” “our” and “Actavis SCS” are to Actavis Funding SCS, a common limited partnership (société en commandite simple) organized under the laws of the Grand Duchy of Luxembourg, (iii) “Warner Chilcott” are to Warner Chilcott Limited, a Bermuda exempted company, and not to any of its current or future subsidiaries, (iv) “Actavis Capital” are to Actavis Capital S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and not to any of its current or future subsidiaries and (v) “Actavis, Inc.” are to Actavis, Inc., a Nevada corporation, and an indirect subsidiary of Actavis Capital, and not to any of its current or future subsidiaries.

As used in this section, “debt securities” means the debentures, notes, bonds and other evidence of indebtedness offered pursuant to this prospectus and a related prospectus supplement and authenticated by the trustee and delivered under the indenture described below.

Actavis SCS may issue debt securities under an indenture to be entered into with Wells Fargo Bank, National Association, as trustee (the “trustee”), and Warner Chilcott, Actavis Capital and Actavis, Inc. as guarantors (as amended, supplemented or otherwise modified from time to time, the “indenture”). If a different trustee or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and any other indentures will be filed with the SEC at the time they are used.

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in a related prospectus supplement. For further information, you should read the indenture. The indenture is an exhibit to the registration statement of which this prospectus forms a part. The following summary is qualified in its entirety by the provisions of the indenture.

General

The aggregate principal amount of debt securities that we may offer under the indenture is unlimited. We may issue registered debt securities from time to time and in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be established in or pursuant to a resolution, or actions taken pursuant to a resolution, certified by our general partner to have been duly adopted by the board of managers of our general partner, or in a supplement to the indenture relating to that series.

The supplemental indenture relating to any series of debt securities that we may offer will state the price or prices at which the debt securities will be offered and will contain the specific terms of that series. These terms may include the following:

•	the title of such series;

•	any limit upon the aggregate principal amount of such series;

•	the date or dates on which each of the principal of and premium, if any, on the debt securities of such series is payable and the method of determination thereof;

•

the rate or rates at which the debt securities of such series shall bear interest, if any, or the method of calculating such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which any such interest shall be payable and the record date, if any, for interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest, if any, on debt securities of such series shall be payable;

•	the place or places where the debt securities may be exchanged or transferred;

•

the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the other terms and conditions upon which, debt securities of such series may be redeemed, in whole or in part, at our option (if we are to have that option) or otherwise with respect to the applicable series;

•

our option or obligation, if any, to redeem or repurchase debt securities of such series in whole or in part, whether pursuant to any sinking fund or analogous provision or upon the happening of a specified event or at the option of a holder thereof, and the period or periods within which, the price or prices at which, and the other terms and conditions upon which debt securities of such series shall be redeemed or repurchased, in whole or in part, pursuant to such option or obligation;

•

if the debt securities of such series are to be issued in denominations of other than $1,000 and any integral multiple in excess thereof, the denominations in which debt securities of such series are issuable;

•

if the debt securities of such series are to be issued in other than U.S. dollars, the currency or currencies (including currency unit or units) in which payments of the principal of and premium, if any, and interest, if any, on the debt securities of such series shall or may be payable, or in which the debt securities of such series shall be denominated, and the particular provisions applicable thereto;

•

if payments of the principal of and premium, if any, and interest, if any, on the debt securities of such series are to be made, at our or a holder’s election, in a currency or currencies (including currency unit or units) other than that in which such debt securities are denominated or designated to be payable, the currency or currencies (including currency unit or units) in which such payments are to be made, the terms and conditions of such payments and the manner in which the exchange rate with respect to such payments shall be determined, and the particular provisions applicable thereto;

•

if the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities of such series shall be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on a currency or currencies (including currency unit or units) other than that in which the debt securities of such series are denominated or designated to be payable), the index, formula or other method by which such amounts shall be determined;

•

if other than the aggregate principal amount thereof, the portion of the principal amount of debt securities of such series which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default or the method by which such portion shall be determined;

•	any modifications of or additions to the events of default or our covenants with respect to debt securities of such series;

•

whether the debt securities of such series will be subject to legal defeasance or covenant defeasance as provided in the indenture and any other terms upon which the debt securities of such series will be defeasible;

•	if other than the trustee, the identity of the registrar and any paying agent;

•

if the debt securities of the series shall be issued in whole or in part in global form, (i) the depositary for such global debt securities, (ii) the form of any legend that shall be borne by such global debt securities, (iii) whether beneficial owners of interests in any debt securities of the series in global form may exchange such interests for certificated debt securities of such series and of like tenor of any authorized form and denomination, and (iv) the circumstances under which any such exchange may occur;

•

if the debt securities of such series may or must be converted into any of our other securities or exchanged for any other securities of us or another enterprise, the terms and conditions upon which such debt securities may be so exchanged or converted; and

•

any other terms of such series, including any terms that may be required by or advisable under the laws or regulations of the United States or advisable (as we may determine) in connection with the marketing of the debt securities of such series.

We are not obligated to issue all debt securities of one series at the same time. Unless otherwise provided in the related supplemental indenture with respect to a series of debt securities, we may, without the consent of holders of any series of debt securities, increase the principal amount of the series by issuing additional debt securities in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional debt securities, and with the same CUSIP number, so long as such additional debt securities constitute part of the same issue as the debt securities originally issued for U.S. federal income tax purposes. The debt securities originally issued and any additional debt securities would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

Ranking

Unless otherwise specified, the debt securities are:

•	general unsecured senior obligations of ours;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of ours to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our future subsidiaries that do not guarantee the debt securities;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of ours;

•	senior in right of payment to all existing and future subordinated indebtedness of ours; and

•	unconditionally guaranteed by Warner Chilcott, Actavis Capital and Actavis, Inc. on an unsubordinated unsecured basis.

Guarantees

The debt securities issued under the indenture will be fully and unconditionally guaranteed by Warner Chilcott, Actavis Capital and Actavis, Inc. The term “Guarantor” refers to Warner Chilcott, Actavis Capital and Actavis, Inc., each as a guarantor of the debt securities, and the term “Guarantee” refers to each such person’s guarantee of the debt securities.

Each Guarantee of the debt securities will be:

•	a general unsecured senior obligation of the Guarantor;

•	effectively subordinated in right of payment to all existing and future secured indebtedness of that Guarantor to the extent of the value of the assets securing such indebtedness;

•

structurally subordinated to all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of that Guarantor that do not guarantee the debt securities;

•	equal in right of payment with all existing and future unsecured, unsubordinated indebtedness of that Guarantor; and

•	senior in right of payment to any future subordinated indebtedness of that Guarantor.

Claims of creditors of the subsidiaries of Warner Chilcott that do not guarantee the debt securities, including trade creditors and creditors holding debt and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors and the creditors of the Guarantors, including holders of the debt securities. For more information, see “Risk factors” in the related prospectus supplement.

The Guarantees will terminate and the Guarantors will be deemed released from all of their obligations under the indenture upon covenant defeasance as provided under “—Defeasance—Covenant defeasance” below or satisfaction and discharge of the indenture as provided under “—Defeasance—Satisfaction and discharge” below. Any release described in this paragraph may be evidenced by a supplemental indenture or other instrument, which may be entered into without the consent of any holders of debt securities.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law.

Interest

Unless otherwise specified in the related supplemental indenture with respect to a series of debt securities, if any payment date with respect to the debt securities falls on a day that is not a business day, we may make the payment on the next business day with the same force and effect as if it had been made on the original payment date, and no interest will accrue on the payment after the original payment date.

Redemption and repurchase

The related supplemental indenture with respect to a series of debt securities will indicate whether we have the option or obligation to redeem or repurchase any debt securities of such series in whole or in part prior to their maturity date. If we have the option or obligation to redeem or repurchase any series of the debt securities prior to maturity, the related supplemental indenture with respect thereto will indicate the redemption price, the method for redemption and the period or periods within which we may redeem or repurchase such debt securities.

See “—Optional redemption for changes in withholding taxes” for a description of the optional redemption of the debt securities in the event of certain tax developments.

Additional amounts

All payments required to be made by us under or with respect to the debt securities or by any Guarantor under or with respect to a Guarantee (each of us or such Guarantor and, in each case, any successor thereof, making such payment, the “Payor”), will be made free and clear of, and without withholding or deduction for or on account of, any taxes imposed or levied by or on behalf of any authority or agency having power to tax within any jurisdiction in which any Payor is incorporated, organized or otherwise resident for tax purposes, or engaged in business for tax purposes, or any jurisdiction from or through which payment is made by or on behalf of such Payor (each a “Relevant Taxing Jurisdiction”), unless such Payor is required to withhold or deduct such taxes by law or regulation.

If a Payor is so required to withhold or deduct any amount for or on account of taxes imposed or levied by or on behalf of a Relevant Taxing Jurisdiction from any payment made under or with respect to the debt securities or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder or beneficial owner would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(a)	any taxes that would not have been (or would not be required to be) so imposed, withheld, deducted or levied but for the existence of any present or former connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, partnership, company or corporation) and the Relevant Taxing Jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen, domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (other than any connection arising solely from the acquisition or holding of any debt security, the receipt of any payments in respect of such debt security or Guarantee or the exercise or enforcement of rights under a Guarantee);

(b)	any estate, inheritance, gift, sales, transfer, personal property or similar tax or assessment;

(c)	any taxes which are payable other than by withholding or deduction from payments made under or with respect to the debt securities or any Guarantee;

(d)	any taxes that would not have been (or would not be required to be) imposed, withheld, deducted or levied if such holder or the beneficial owner of any debt security or interest therein (i) complied with all reasonable written requests by the Payor (made at a time that would enable the holder or beneficial owner acting reasonably to comply with such request) to provide timely and accurate information or documentation concerning the nationality, residence or identity of such holder or beneficial owner or (ii) made any declaration or similar claim or satisfied any certification, information or reporting requirement, which in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of withholding or deduction of, all or part of such taxes;

(e)	any taxes withheld, deducted or imposed on a payment required to be made pursuant to the European Council Directive 2003/48/ EC on taxation of savings income in the form of interest payments or any other directive implementing the conclusions of the ECOFIN (European Union Economic and Finance Ministers) Council Meeting of November 26 and 27, 2000 on the taxation of savings income in the form of interest payments which was adopted by the ECOFIN Council on 3 June 2003, or pursuant to any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement entered into by a new European Union Member State with (i) any other state or (ii) any relevant dependent or associated territory of any European Union Member State providing for measures equivalent to or the same as those provided for by such Directive;

(f)	any taxes imposed or withheld on or with respect to a debt security presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a member state of the European Union;

(g)	any taxes imposed or withheld on or with respect to a payment which could have been made without deduction or withholding if the beneficiary of the payment had presented the debt security for payment (where presentation is required) within 30 days after the date on which such payment or such debt security became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder or beneficial owner would have been entitled to Additional Amounts had the debt security been presented on any day during the 30-day period);

(h)	any taxes imposed on or with respect to any payment made under or with respect to such debt security or Guarantee to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such debt security;

(i)	any taxes payable under Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), as of the issue date of the debt securities (or any amended or successor version), any regulations or official interpretations thereof, any intergovernmental agreement entered into in connection therewith, or any law or regulation adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(j)	any taxes imposed by the United States or any political subdivision thereof; or

(k)	any taxes imposed or levied by reason of any combination of clauses (a) through (j) above.

The Payor will pay any present or future stamp, issue, registration, excise, property, court or documentary taxes, or similar taxes, charges or levies and interest, penalties and other reasonable expenses related thereto that arise in or are levied by any Relevant Taxing Jurisdiction on the execution, issuance, delivery, enforcement or registration of the debt securities, the indenture, the Guarantees or any other document or instrument in relation thereto (other than on a transfer or assignment of the debt securities of any series after the offering thereof).

The Payor will make or cause to be made any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction, in accordance with applicable law. Upon request, the Payor will use reasonable efforts to provide, within a reasonable time after the date the payment of any such taxes so deducted or withheld is made, the trustee with official receipts or other documentation evidencing the payment of the taxes so deducted or withheld.

If any Payor will be obligated to pay Additional Amounts under or with respect to any payment made on the debt securities, the Payor will deliver to the paying agent with a copy to the trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 45th day prior to that payment date, in which case the Payor shall notify the paying agent and the trustee promptly thereafter) a certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable and such other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders or beneficial owners on the relevant payment date.

Whenever in the indenture or this “Description of Actavis Funding SCS debt securities” there is mentioned, in any context:

(a)	the payment of principal;

(b)	the payment of interest; or

(c)	any other amount payable on or with respect to any of the debt securities,

such reference will be deemed to include payment of Additional Amounts as described under this section “—Additional amounts,” to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The obligations described under this section “—Additional amounts” will survive any termination, defeasance or discharge of the indenture or any Guarantee and will apply mutatis mutandis to any jurisdiction in which any successor Person (as defined under “—Certain covenants—Definition of certain terms” below) to the Payor is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Optional redemption for changes in withholding taxes

We are entitled to redeem any series of debt securities, at our option, at any time in whole but not in part, upon not less than 30 nor more than 60 days’ notice to the holders, at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event any Payor has become or would become obligated to pay, on the next date on which any amount would be payable with respect to such series of debt securities, any Additional Amounts (but, in the case of a Guarantor, only if such amount could not be paid by us or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), in each case, as a result of:

(a)	a change in, or an amendment to, the laws (including any regulations or rulings promulgated thereunder) or treaties of any Relevant Taxing Jurisdiction; or

(b)	any change in, amendment to, or introduction of any official published position regarding the application, administration or interpretation of such laws (including any regulations or rulings promulgated thereunder and including the decision of any court, governmental agency or tribunal), which change, amendment or introduction is publicly announced or becomes effective on or after the date of the indenture or the relevant supplemental indenture relating to the original issuance of the affected series of debt securities and the Payor cannot avoid such obligation by taking reasonable measures available to it (including making payment through a Paying Agent located in another jurisdiction). The foregoing provisions will apply mutatis mutandis to the laws and official positions of any jurisdiction in which any successor permitted under “—Certain covenants—Merger, amalgamation, consolidation or sale of assets” is incorporated, organized or otherwise resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

Prior to the giving of any notice of redemption described in the preceding paragraph, we will deliver to the trustee an officer’s certificate to the effect that the Payor cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it. We will also deliver to the trustee an opinion of counsel of recognized standing to the effect that the Payor would be obligated to pay Additional Amounts as a result of a change, amendment, or introduction described above. Absent manifest error, the trustee will accept such opinion as sufficient evidence of the Payor’s obligations, to pay such Additional Amounts, and it will be conclusive and binding on the holders.

Repurchase upon a change of control

If a Change of Control Triggering Event (as defined below) occurs with respect to any series of debt securities, unless we have redeemed the relevant series of debt securities in full, we will make an offer to each holder (the “Change of Control Offer”) of such debt securities to repurchase any and all (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of such holder’s debt securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the debt securities to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of the relevant debt securities describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase their debt securities on the date specified in the notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the debt securities and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the debt securities as a result of a Change of Control Triggering Event. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control (as defined below), conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the debt securities, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the debt securities by virtue of such conflicts.

On the Change of Control Payment Date, with respect to any series of debt securities, we will be required, to the extent lawful, to:

•	accept for payment all debt securities or portions of debt securities of such series properly tendered pursuant to the Change of Control Offer;

•

prior to 10:00 a.m. New York city time, deposit with the paying agent an amount equal to the Change of Control Payment in respect of all debt securities or portions of debt securities of such series properly tendered; and

•

deliver or cause to be delivered to the trustee the debt securities of such series properly accepted, together with an officer’s certificate stating (1) the aggregate principal amount of such debt securities or portions of such debt securities being purchased, (2) that all conditions precedent contained in the indenture of such series of debt securities to make a Change of Control Offer have been complied with and (3) that the Change of Control Offer has been made in compliance with the indenture of such series of debt securities.

“Below Investment Grade Rating Event” means, with respect to any series of debt securities, that such series of debt securities is rated below Investment Grade Rating by both of the Rating Agencies on any date commencing upon the first public notice by us of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of such series of debt securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Change of Control” means the occurrence of any of the following:

(1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Actavis and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Actavis or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation) as a result of which any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Actavis’ outstanding voting stock or other voting stock into which Actavis’ voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a transaction will not be deemed to involve a Change of Control if (a) Actavis becomes a direct or indirect wholly owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Actavis’ voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction;

(3) Actavis consolidates or amalgamates with, or merges with or into, any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or any “person” or “group” consolidates or amalgamates with, or merges with or into, Actavis, in any such event pursuant to a transaction in which any of Actavis’ voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Actavis’ voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) we shall cease to be a direct or indirect subsidiary of Actavis, Warner Chilcott or Actavis Capital;

(5) Warner Chilcott or Actavis Capital shall cease to be a direct or indirect subsidiary of Actavis; or

(6) the adoption of a plan relating to Actavis’ liquidation or dissolution.

For purposes of this definition, “voting stock” means with respect to any specified person (as that term is used in Section 13(d)(3) of the Exchange Act) capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right to vote has been suspended by the happening of such a contingency.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Actavis and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the debt securities as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Actavis and its subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under a successor rating category of Moody’s) or a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its ratings agency business.

“Rating Agencies” means (1) Moody’s and S&P; and (2) if either or both of Moody’s or S&P ceases to rate a particular series of debt securities or fails to make a rating of a particular series of debt securities publicly available for reasons outside of our control, then, in each case, for such series of debt securities, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for either Moody’s, S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor to its rating agency business.

Certain covenants

Limitations on liens

Warner Chilcott will not, and will not permit any of its subsidiaries, including Actavis SCS, the issuer of the debt securities, and Actavis Capital and Actavis, Inc., together with Warner Chilcott, the guarantors of the debt securities, to, create, incur, assume or otherwise cause to become effective any Lien (as defined below) (other than permitted Liens) on any property or assets, now owned or hereafter acquired, to secure any indebtedness of Warner Chilcott, any of its subsidiaries or any indebtedness of any other Person (as defined below), unless Warner Chilcott or such subsidiary also secures all payments due under the indenture, the debt securities and the Guarantees, on an equal and ratable basis with such other indebtedness so secured (or, in the case of indebtedness subordinated to the debt securities or the Guarantees, prior or senior thereto, with the same relative priority as the debt securities and the Guarantees, will have with respect to such subordinated indebtedness) for so long as such other indebtedness shall be so secured.

The indenture contains the following exceptions to the foregoing prohibition:

(a) with respect to any particular series of debt securities, Liens existing on the date of first issuance of such debt securities;

(b) Liens on property owned or leased by a Person existing at the time such Person is merged with or into or consolidated with Warner Chilcott or any subsidiary of Warner Chilcott; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Warner Chilcott or such subsidiary;

(c) Liens on property existing at the time of acquisition thereof by Warner Chilcott or any subsidiary of Warner Chilcott, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by Warner Chilcott or such subsidiary;

(d) Liens to secure indebtedness incurred prior to, at the time of or within 18 months after the acquisition of any property or the completion of the construction, alteration, repair or improvement of any property, as the case may be, for the purpose of financing all or a part of the purchase price or cost thereof and Liens to the extent they secure indebtedness in excess of such purchase price or cost and for the payment of which recourse may be had only against such property;

(e) Liens in favor of or required by contracts with governmental entities;

(f) any Lien securing indebtedness of a subsidiary owing to Warner Chilcott or to one or more of Warner Chilcott’s subsidiaries;

(g) with respect to any particular series of debt securities, any Lien incurred in connection with any acquisition or investment specified in a supplemental indenture with respect to such series of debt securities that is not otherwise prohibited by the indenture; and

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in clauses (a) through (g) above, inclusive, so long as (1) the principal amount of the indebtedness secured thereby does not exceed the principal amount of indebtedness so secured at the time of the extension, renewal or replacement (except that, where an additional principal amount of indebtedness is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the Lien as well) and (2) the Lien is limited to the same property subject to the Lien so extended, renewed or replaced (and improvements on the property); and

(i) any Lien that would not otherwise be permitted by clauses (a) through (h) above, inclusive, securing indebtedness which, together with:

•

the aggregate outstanding principal amount of all other indebtedness of Warner Chilcott and its subsidiaries owning property which would otherwise be subject to the foregoing restrictions absent this clause (i), and

•	the aggregate Value (as defined below) of existing Sale and Leaseback Transactions (as defined below) which would be subject to the foregoing restrictions absent this clause (i),

does not exceed the greater of $750 million or 15% of Warner Chilcott’s Consolidated Net Worth (as defined below).

Limitation on sale and leaseback transactions

Warner Chilcott will not, and will not permit any of its subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(a) Warner Chilcott or such subsidiary could incur indebtedness, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, secured by a Lien on the property to be leased (without equally and ratably securing the debt securities and the Guarantees) because such Lien would be of a character that no violation of the covenant described under “—Limitations on liens” above would result; or

(b) Warner Chilcott applies, during the six months following the effective date of the Sale and Leaseback Transaction, an amount equal to the Value of the Sale and Leaseback Transaction to the voluntary retirement of Funded Debt (as defined below) or to the acquisition of property.

Merger, amalgamation, consolidation or sale of assets

The indenture provides that none of we, Warner Chilcott, Actavis Capital or, solely to the extent the successor Person thereto or the acquiring Person, as applicable, would be a subsidiary of Actavis plc, Actavis, Inc. will consolidate with, merge with or into, amalgamate with, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its or its subsidiaries’ property and assets taken as a whole (in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into us, or amalgamate with us, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable, unless:

(a) we, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable, shall be the continuing Person, or the Person (if other than us, Warner Chilcott, Actavis Capital or Actavis, Inc., as applicable) formed by such consolidation or into which such entity is merged (or the resulting amalgamated company), or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation, company, partnership, limited liability company or trust organized and validly existing under the laws of the Grand Duchy of Luxembourg, Ireland, Bermuda, Puerto Rico or the United States or a political subdivision thereof, and shall in any such case expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of such entity’s obligations under the indenture and the debt securities;

(b) immediately after giving effect to such transaction, no default or event of default (each as defined in the indenture) shall have occurred and be continuing; and

(c) we deliver to the trustee an officer’s certificate and opinion of counsel, in each case stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

The Surviving Person (if other than us, Warner Chilcott, Actavis Capital or, solely to the extent the Surviving Person would be a subsidiary of Actavis plc, Actavis, Inc.) shall expressly assume, in accordance with clause (a) above, the rights and obligations of, and succeed to and, except in the case of a lease, be substituted for, us, Warner Chilcott, Actavis Capital or, solely to the extent the Surviving Person would be a subsidiary of Actavis plc, Actavis, Inc., as applicable, under the indenture, the debt securities and Guarantee, as applicable.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Change of Control, permitting each holder to require us to repurchase the debt securities of such holder, as described under “—Repurchase upon a Change of Control” above.

Reports to holders

Warner Chilcott will:

(a) file with the trustee, within 30 days after Warner Chilcott is required to file the same with the SEC, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Warner Chilcott may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that availability of such reports on a website maintained by the SEC shall be deemed to fulfill this requirement or, if at any time Warner Chilcott is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it will file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports that may be required pursuant to Section 13 of the Exchange Act, in respect of a debt security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(b) file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Warner Chilcott with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(c) transmit to all holders, as their names and addresses appear in the security register within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in Trust Indenture Act Section 313(c), such summaries of any information, documents and reports (if not publicly filed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system or on such other publicly available electronic filing medium as may be established by the SEC) required to be filed by Warner Chilcott pursuant to clauses (a) and (b) above as may be required by rules and regulations prescribed from time to time by the SEC.

If at any time Actavis plc (or a successor thereto) is the direct or indirect parent company of Warner Chilcott, then the reports, information and other documents required to be furnished to holders of the debt securities pursuant to this covenant may, at our option, be furnished by and be those of Actavis plc (or its successor) rather than Warner Chilcott; provided that a reasonably detailed description of any material differences between Actavis plc’s financial information and Warner Chilcott’s financial information will be provided in each annual and quarterly report. Any report required to be furnished under this covenant will be deemed furnished upon public filing with the SEC.

Holding company status

For so long as any series of debt securities are outstanding, no subsidiary of Actavis that, directly or indirectly through any other subsidiary, owns any Equity Interests (as defined below) in Warner Chilcott (other than any such subsidiary of Actavis that fully and unconditionally guarantees the debt securities) will and, unless Actavis provides a guarantee of the debt securities, Actavis (each such subsidiary and, as long as applicable, Actavis, the “Passive Holding Companies”) will not, conduct, transact or otherwise engage in any active trade or business or operations other than through a subsidiary of Warner Chilcott; provided that the foregoing will not prohibit any Passive Holding Company from the following: (i) ownership of Equity Interests of Warner Chilcott or in one or more subsidiaries of Actavis that are Passive Holding Companies, (ii) the maintenance of its legal existence and, with respect to Actavis, its status as a public company (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to any indebtedness in respect of which it is an obligor and any other agreement to which it is a party, (iv) with respect to Actavis, any offering of its common stock or any other Equity Interests (including any mandatorily redeemable preferred stock and any equity-linked securities) or, with respect to any Passive Holding Company other than Actavis, any other issuance of its Equity Interests, (v) the making of payments on account of its Equity Interests or any subordinated debt, (vi) the incurrence of indebtedness, (vii) the making of contributions to (or other equity investments in) the capital of its direct subsidiaries (which will be Passive Holding Companies or Warner Chilcott), (viii) the creation of, and ownership of the Equity Interests in, any a newly formed subsidiary with capitalization of less than $1,000,000 that is formed solely for the purpose of consummating an acquisition by Actavis so long as, within twelve months such newly formed subsidiary merges with and into a target entity and the survivor thereof becomes a direct or indirect subsidiary of Warner Chilcott or its subsidiaries, (ix) providing a guarantee of indebtedness or other obligations of Actavis or any of its subsidiaries, (x) participating in tax, accounting and other administrative matters as a member or parent of the consolidated group, (xi) holding any cash or cash equivalents (including cash and cash equivalents received in connection with dividends or distributions from Warner Chilcott or its subsidiaries) and any other assets on a temporary basis that are in the process of being transferred through such Passive Holding Company as part of a downstream contribution or an upstream distribution or other upstream payment (e.g., a spin-off of assets), (xii) providing indemnification to officers and directors, (xiii) the ownership or disposition of assets that are permitted to be held by it in accordance with this covenant and (xiv) activities incidental to the businesses or activities described above.

Certain other covenants

The indenture contains certain other covenants regarding, among other matters, payment of principal, premium, if any, and interest, if any, on the debt securities, maintenance of a payment office, delivering of compliance certificates and payment of taxes. The indenture does not contain restrictive covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. Other than as described above, the provisions of the indenture will not afford holders of the debt securities protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders.

Definition of certain terms

The following are the meanings of terms that are important in understanding the covenants described above.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS; provided that, notwithstanding anything to the contrary contained herein, leases will be accounted for using accounting principles as in effect on the date on which we first issue debt securities pursuant to the indenture.

“Consolidated Net Worth” means, with respect to any Person, the amount of total assets less the amount of total liabilities as shown on the consolidated balance sheet of such Person, as set forth on the most recent consolidated balance sheet of such Person determined in accordance with U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, in accordance with IFRS.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities convertible into or exchangeable for shares of capital stock (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that indebtedness that is convertible into any Equity Interests shall not constitute Equity Interests prior to the conversion thereof.

“Funded Debt” means Warner Chilcott’s indebtedness or the indebtedness of a subsidiary owning property maturing by its terms more than one year after its creation and indebtedness classified as long-term debt under U.S. GAAP, or to the extent that IFRS has been adopted by Warner Chilcott with respect to its financial statements in lieu of U.S. GAAP, under IFRS, and in each case ranking at least pari passu with the debt securities.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“IFRS” means international financial reporting standards promulgated by the International Accounting Standards Board, or any successor board or agency, as adopted by the European Union, which are in effect from time to time.

“indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations;

(5) in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; and

(6) representing Hedging Obligations.

In addition, the term “indebtedness” includes (x) all indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such indebtedness is assumed by the specified Person), provided that the amount of such indebtedness will be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such indebtedness, and (y) to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Person” means any individual, corporation, partnership, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Warner Chilcott or any subsidiary of any property which has been or is to be sold or transferred by Warner Chilcott or such subsidiary to such Person, excluding (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between Warner Chilcott and a subsidiary or between subsidiaries of Warner Chilcott, (3) leases of a property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

“subsidiary” means, with with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person (or a combination thereof); and

(2) any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Value” means, with respect to a Sale and Leaseback Transaction, an amount equal to the net present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease, discounted at the weighted average interest rate on the debt securities of all series which are outstanding on the effective date of such Sale and Leaseback Transaction.

Events of default

The indenture defines an Event of Default with respect to each series of debt securities as any one of the following events:

•	Default in the payment of the principal or any premium on the debt securities of such series when due (whether at maturity, upon acceleration, redemption or otherwise).

•	Default for 30 days in the payment of any interest on a debt security of that series when due.

•	Failure by us or any Guarantor to comply with the provisions described under the section “—Repurchase upon a Change of Control” above.

•

Failure by us or any Guarantor, as applicable, to observe or perform any other term of the indenture (other than a covenant or agreement in respect of which such non-compliance would otherwise be an Event of Default) for a period of 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the debt securities of that series.

•

Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of Warner Chilcott, Actavis Capital, us or Actavis, Inc. (or the payment of which is guaranteed by us or any Guarantor), whether such indebtedness or guarantee now exists or is created after the issue date of such series of debt securities, if that default:

(i) is caused by a failure to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and after giving effect to applicable grace periods) of such indebtedness (a “Payment Default”); or

(ii) results in the acceleration of such indebtedness prior to its scheduled maturity,

and, in each case, the amount of any such indebtedness, together with the amount of any other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $300 million or more; provided, however, that, if the default under the mortgage, indenture or instrument is cured by us or the applicable Guarantor, or waived by the holders of the indebtedness, in each case as permitted by the governing mortgage, indenture or instrument, then the Event of Default caused by such default will be deemed likewise to be cured or waived.

•

Failure by Warner Chilcott, Actavis Capital, us or Actavis, Inc. to pay or discharge any final judgment or order (to the extent any such judgment or order is not paid or covered by insurance provided by a reputable carrier that has the ability to perform and has acknowledged coverage in writing) aggregating in excess of $300 million which judgments are not paid, discharged or stayed for a period of 60 days.

•

Except as permitted by the indenture, any Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guarantee.

•	Certain events in bankruptcy, insolvency or reorganization with respect to Warner Chilcott, Actavis Capital, us or Actavis, Inc.

An Event of Default under one series of debt securities will not necessarily constitute an Event of Default under any other series of debt securities. The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders of the debt securities of such series; provided that the trustee may not withhold notice of default in payment of the principal, premium, if any, interest, if any, on any of the debt securities of that series.

Remedies if an Event of Default occurs

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Warner Chilcott, Actavis Capital, us or Actavis, Inc., all outstanding debt securities issued under the indenture will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities may declare all the debt securities to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding debt securities may direct the trustee in its exercise of any trust or power.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of debt securities of any series unless such holders of that series have offered to the trustee indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. No holder of a debt security of any series may pursue any remedy with respect to the indenture or the debt securities of such series unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of such series make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense resulting therefrom;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding debt securities of such series do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding debt securities of the affected series by written notice to the trustee may, on behalf of the holders of all of the debt securities of that series, rescind an acceleration or waive any existing default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing default or Event of Default in the payment of principal of, premium on, if any, or interest, if any, on, the debt securities of that series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or Event of Default, we are required to deliver to the trustee a statement specifying such default or Event of Default.

Modification and waiver

There are four types of changes we can make to the indenture and the debt securities.

Changes requiring your approval.    First, without the consent of each holder of debt securities of any series affected by the change, there are changes that we cannot make to the debt securities of such series (but only with respect to any debt securities of any series held by a non-consenting holder). Following is a list of those types of changes:

•	change the stated maturity of the principal of or any installment of principal or interest on debt securities of any series;

•	reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of the debt securities of any series;

•	reduce the rate of interest, including defaulted interest, on the debt securities of any series;

•	reduce any amount payable on redemption, prepayment or purchase of debt securities of any series;

•	reduce the aggregate principal amount of the debt securities of any series which would be due and payable upon a declaration of acceleration of the maturity thereof;

•

make the principal of, or interest on, the debt securities of any series payable in any coin or currency or in a place of payment other than in accordance with the terms of the debt securities of such series, the indenture and any supplemental indenture;

•	impair the right to institute suit for the enforcement of any payment on debt securities of any series when due;

•

reduce the percentage in principal amount of the debt securities of any series, the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or to waive certain defaults; or

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage in principal amount of outstanding notes required to take any such action or to provide that other provisions of the indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

Changes not requiring approval.    The second type of change does not require any vote by holders of the debt securities. Following is a list of those types of changes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities of any series, any property or assets;

•

to evidence the assumption of our or any Guarantor’s obligations to holders of the debt securities of any series by a successor in the case of a merger, amalgamation or consolidation of us or such Guarantor or sale of all or substantially all of our assets or such Guarantor’s assets permitted under the covenant described under “—Merger, amalgamation, consolidation or sale of assets”;

•

to add to our covenants or any Guarantor’s covenants such further covenants, restrictions, conditions or provisions as we shall consider to be for the protection of the holders of all or any series of debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default;

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture or any supplemental indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make any other provisions as the Company may deem necessary or desirable; provided, however, that no such provisions shall materially adversely affect the interests of the holders of debt securities of any series;

•	to evidence and provide for the acceptance of the appointment of a successor trustee;

•

to provide for uncertificated debt securities of any series in addition to or in place of certificated debt securities of such series or to alter the provisions of the indenture relating to the issuance, execution, form and registration of debt securities in a manner that does not materially and adversely affect any holder of debt securities of such series;

•

to conform the text of the indenture, the debt securities of any series or the Guarantees to any provision of the “Description of the Actavis Funding SCS debt securities” or the “Description of the notes,” as applicable, in this prospectus or the related prospectus supplement for such series to the extent that such provision in the “Description of the Actavis Funding SCS debt securities” or the “Description of the notes,” as applicable, was intended to be a verbatim recitation of a provision of the indenture or the debt securities of such series which intent shall be evidenced by an officer’s certificate to that effect;

•	to provide for the issuance of additional debt securities of any series in accordance with the limitations set forth in the indenture as of the date hereof;

•

to make any change that would provide any additional rights or benefits to the holders of all or any series of debt securities or that does not adversely affect the legal rights thereunder of any such holder or any holder of a beneficial interest in the debt securities of such series in a material manner;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to establish the form or terms of debt securities of any series as permitted by the indenture;

•	to secure our or any Guarantor’s obligations in respect of the debt securities of any series;

•

in the case of convertible or exchangeable debt securities of any series, subject to the provisions of the supplemental indenture for such series of debt securities, to provide for conversion rights, exchange rights and/or repurchase rights of holders of such series of debt securities in connection with any reclassification or change of our common stock or in the event of any amalgamation, consolidation, merger or sale of all or substantially all of our or our subsidiaries’ assets substantially as an entirety occurs;

•	in the case of convertible or exchangeable debt securities of any series, to reduce the conversion price or exchange price applicable to such series of debt securities;

•

in the case of convertible or exchangeable debt securities of any series, to increase the conversion rate or exchange ratio in the manner described in the supplemental indenture for such series of debt securities; provided that the increase will not adversely affect the interests of the holders of the debt securities of such series in any material respect;

•

any other action to amend or supplement the indenture or the debt securities of any series as set forth in a supplemental indenture with respect to the debt securities of that series as otherwise permitted by the indenture.

Changes requiring a majority vote.    Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only debt securities of one series, it must be approved by the holders of not less than a majority in aggregate principal amount of the debt securities of that series.

•

If the change affects the debt securities of one series as well as the debt securities of one or more other series issued under the indenture, it must be approved by the holders of not less than a majority in aggregate principal amount of the debt securities of that series and of each other series of debt securities affected by the change voting as one class.

Holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding may, by written notice to the trustee on behalf of the holders of all of the securities of such series, waive an existing default or event of default and its consequences, except a continuing default or event of default in the payment of the principal amount, premium, if any, and any accrued and unpaid interest, if any, on any debt security of such series.

Further details concerning voting

The debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside, segregated and held in trust money for their payment or redemption. The debt securities will also not be eligible to vote if they have been fully defeased as described under “—Defeasance—Full defeasance” below.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Defeasance

Unless otherwise specified in a related supplemental indenture with respect to a series of debt securities, the following discussion of full defeasance and discharge will apply to all series of the debt securities.

Full defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on any series of debt securities (called “full defeasance”) if the following conditions are satisfied:

•

we must deposit in trust for the benefit of all direct holders of such series of debt securities a combination of money and U.S. government or U.S. government agency securities or bonds that will generate enough cash in the opinion of a nationally recognized firm of certified independent public accountants, to make interest, principal, any premium and any other payments on such series of debt securities on their various due dates;

•

there must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back the debt securities and gave holders their share of the cash and debt securities or bonds deposited in trust. In that event, holders could recognize gain or loss on the securities they give back to us;

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above;

•	no default or Event of Default shall have occurred and be continuing on the date of such deposit;

•	such full defeasance will not result in a breach or violation of, or constitute a default under, any of our or any Guarantors’ material agreements or instruments;

•

we must deliver to the trustee an officer’s certificate stating that we did not make the deposit with the intent of preferring the holders of the debt securities over our other creditors with the intent of defeating, hindering, delaying or defrauding such creditors; and

•	we must deliver to the trustee an officer’s certificate and opinion of counsel, each stating that all conditions precedent relating to the full defeasance have been complied with.

If we accomplished full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment of the debt securities. Holders could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant defeasance

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in any series of debt securities. This is called “covenant defeasance.” In that event, holders would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay such series of debt securities. In order to achieve covenant defeasance, we must do the following:

•

we must deposit in trust for the benefit of all direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency securities or bonds that will generate enough cash in the opinion of a nationally recognized firm of certified independent public accountants, to make interest, principal, any premium and any other payments on the debt securities of such series on their various due dates; and

•

we must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing holders to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, holders can still look to us for repayment of the debt securities in the event of a shortfall in the trust deposit, as could occur if there is an Event of Default (such as our bankruptcy) and the debt securities become immediately due and payable. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	our having paid all sums payable by us under the indenture, as and when the same shall be due and payable;

•	our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture;

•

all debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year, and we shall have deposited with the trustee sufficient cash, U.S. government or U.S. government agency securities or bonds, or a combination thereof, in the opinion of a nationally recognized investment bank or appraisal firm to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture; or

•	our having delivered to the trustee an officer’s certificate (or equivalent thereof) and an opinion of counsel, each stating that these conditions have been satisfied.

Judgment currency

Any payment on account of an amount that is payable in U.S. dollars (the “Required Currency”), which is made to or for the account of any holder or the trustee in any other lawful currency (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of Actavis SCS, shall constitute a discharge of our obligation under the indenture and the debt securities, only to the extent of the amount of the Required Currency which such holder or the trustee, as the case may be, could purchase in the New York foreign exchange markets with the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such holder or the trustee, as the case may be, we shall indemnify and hold harmless the holder or the trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in the indenture, any supplemental indenture or the debt securities, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any holder or the trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Consent to jurisdiction and service of process

The indenture will provide that we and any Guarantor not organized in the United States will appoint CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the indenture, the debt securities and the Guarantees and for actions brought under the U.S. federal or state securities laws brought in any U.S. federal or state court located in the Borough of Manhattan in the City of New York. In relation to any legal action or proceedings arising out of or in connection with the indenture, the debt securities and the Guarantees, we and each Guarantor will in the indenture irrevocably submit to the non-exclusive jurisdiction of the U.S. federal and state courts in the Borough of Manhattan in the City of New York, County and State of New York, United States.

Regarding the trustee

Wells Fargo Bank, National Association, as trustee under the indenture, will be appointed by us as paying agent, registrar and DTC custodian with regard to the debt securities. The trustee, the Guarantors or Actavis or their respective affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

In addition to any register maintained by the registrar (the “Register”), a register of notes will be kept at the registered office of Actavis SCS, for Luxembourg law purposes. Upon written request from Actavis SCS, the registrar shall provide Actavis SCS with a copy of the Register to enable it to maintain a register of the notes at its registered office. Actavis SCS accepts any copy of the Register as correspondence and document recording the transfer of any notes and agrees to update its register upon receipt of such copy.

Governing law

The indenture and any debt securities and guarantees will be governed by and construed in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Form and registration of debt securities

Unless otherwise specified in a related supplemental indenture with respect to a series of debt securities, debt securities will be issued in registered form, without interest coupons, in the form of global securities, as further described below. We will not impose a service charge in connection with any transfer or exchange of any debt security, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

We expect that pursuant to procedures established by DTC (i) upon the issuance of the global securities, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global securities will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the relevant underwriters, and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC, or “participants,” or to persons who hold interests through participants. Holders may hold their interests in the global securities directly through DTC if they are participants in the system, or indirectly through organizations which are participants in the system.

So long as DTC, or its nominee, is the registered owner or holder of the debt securities, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global securities for all purposes under the indenture. No beneficial owner of an interest in the global securities will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture.

Payments of the principal of, premium (if any), and interest on, the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the global securities, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global securities as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global securities held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell debt securities to persons in states which require physical delivery of the debt securities, or to pledge such securities, such holder must transfer its interest in a global security, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global securities are credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global securities for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book- entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly as indirect participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global securities among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated securities

Certificated securities shall be issued in exchange for beneficial interests in the global securities (i) if DTC (A) notifies us that it is unwilling or unable to continue as a depositary for the global securities, and we do not appoint a successor depositary within 90 days of such notice, or (B) ceases to be qualified to serve as depositary and we do not appoint a successor depositary within 90 days of such notice, (ii) we execute and deliver to the trustee a company order that such global security shall be so transferable, registrable and exchangeable, and such transfers shall be registrable, or (iii) an Event of Default of which the trustee has actual notice has occurred and is continuing and the registrar has received a request from a beneficial owner to issue such certificate securities.

Description of Actavis share capital

The following description of our share capital is a summary. You should refer to the provisions of our amended and restated memorandum and articles of association included as an exhibit to the Registration Statement of which this prospectus forms a part. Our authorized share capital is €40,000 and US$101,000 divided into 40,000 deferred ordinary shares of €1.00 each, 1,000,000,000 ordinary shares of US$0.0001 each and 10,000,000 serial preferred shares of US$0.0001 each. As of February 13, 2015, we had 40,000 deferred ordinary shares, 266,252,295 issued and outstanding ordinary shares and no issued and outstanding serial preferred shares.

Actavis may issue shares subject to the maximum authorized share capital contained in its amended and restated memorandum and articles of association. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, serial preferred shares or deferred ordinary shares, as applicable) by a simple majority of the votes cast at a general meeting at which a quorum is present (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Actavis may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary, serial preferred or deferred ordinary shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of Actavis authorize the board of directors of Actavis to issue new ordinary, serial preferred or deferred ordinary shares without shareholder approval for a period of five years from the date of adoption of such articles of association, being October 1, 2013.

The rights and restrictions to which the ordinary shares are subject are prescribed in Actavis’ articles of association. Actavis’ articles of association permit the board of directors, without shareholder approval, to determine certain terms of each series of the serial preferred shares issued by Actavis, including the number of shares, designations, voting rights, dividend rights, liquidation and other rights and redemption, repurchase or exchange rights.

Irish law does not recognize fractional shares held of record. Accordingly, Actavis’ articles of association do not provide for the issuance of fractional Actavis ordinary shares, and the official Irish register of Actavis will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Actavis would result in any Actavis shareholder becoming entitled to fractions of a share, the Actavis board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Description of Actavis ordinary shares

General

The following description of our ordinary shares is a summary. You should refer to the provisions of our amended and restated memorandum and articles of association included as an exhibit to the Registration Statement of which this prospectus forms a part. Rights under the ordinary shares are subject to the Irish Companies Acts 1963 to 2013 (the “Irish Companies Acts”), as described in this prospectus.

Voting

Actavis’ articles of association provide that except where a greater majority is required by the Irish Companies Acts, any question, business or resolution proposed at any general meeting shall be decided by ordinary resolution.

At any meeting of Actavis, all resolutions will be decided on a show of hands unless a poll is demanded by: (i) the chairman, (ii) at least three shareholders present in person or by proxy, (iii) any shareholder or shareholders present in person or by proxy and holding not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting or (iv) any shareholder or shareholders holding shares in Actavis conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. If voting takes place on a poll, rather than a show of hands, every shareholder entitled to vote has one vote for each share held unless otherwise provided in Actavis’ articles of association. Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in accordance with Actavis’ articles of association.

Treasury shares or Actavis ordinary shares that are held by subsidiaries of Actavis will not be entitled to be voted at general meetings of shareholders.

Irish law requires special resolutions (a “special resolution” requires the approval of not less than 75% of the votes of Actavis’ shareholders cast at a general meeting at which a quorum is present) of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

(i)	amending the objects or memorandum of association of Actavis;

(ii)	amending the articles of association of Actavis;

(iii)	approving a change of name of Actavis;

(iv)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

(v)	opting out of preemption rights on the issuance of new Actavis shares;

(vi)	re-registration of Actavis from a public limited company to a private company;

(vii)	variation of class rights attaching to classes of Actavis shares (where the articles of association do not provide otherwise);

(viii)	purchase by Actavis of its shares off-market;

(ix)	reduction of Actavis’ issued share capital;

(x)	sanctioning a compromise/scheme of arrangement involving Actavis;

(xi)	resolving that Actavis be wound up by the Irish courts;

(xii)	resolving in favor of a shareholders’ voluntary winding-up;

(xiii)	re-designation of Actavis shares into different share classes; and

(xiv)	setting the re-issue price of Actavis treasury shares.

Actavis’ articles of association provide that anything which may be done by resolution at a general meeting may be done by resolution in writing, but only if it is signed by or on behalf of all of the shareholders who would be entitled to attend the relevant meeting and vote on the relevant resolution, subject to the requirements of the Irish Companies Acts.

Under the Actavis articles of association and the Irish Companies Acts, any variation of class rights attaching to the issued Actavis ordinary shares must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

The provisions of the articles of association of Actavis relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined with reference to the shares of the holders of the class.

Dividend rights

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Actavis are equal to, or in excess of, the aggregate of Actavis’ called-up share capital plus undistributable reserves and the distribution does not reduce Actavis’ net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Actavis’ accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Actavis’ accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Actavis has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Actavis. The “relevant accounts” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of Actavis’ unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Irish Companies Registration Office (the official public registry for companies in Ireland).

Actavis’ amended and restated memorandum and articles of association authorize the directors to pay interim dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the Actavis shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of Actavis ordinary shares will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by Actavis.

The directors of Actavis may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Actavis in relation to the Actavis ordinary shares.

Lien on shares, calls on shares and forfeiture of shares

Actavis’ articles of association provide that Actavis will have a first and paramount lien on every share for all moneys payable, whether presently due or not, payable in respect of such Actavis ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares, such as Actavis, and will only be applicable to Actavis shares that have not been fully paid up.

Consolidation and division; subdivision

Under its articles of association, Actavis may, by ordinary resolution, consolidate and divide all or any of its issued share capital into shares of a larger amount than its existing shares or subdivide all or any of its issued share capital into shares of a smaller amount than its existing shares.

Transfer and registration of shares

The transfer agent for Actavis maintains the share register, registration in which will be determinative of membership in Actavis. A shareholder of Actavis who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Actavis’ official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on Actavis’ official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Actavis’ official Irish share register. However, a shareholder who holds shares outside of DTC may transfer those shares into DTC (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.

Any transfer of Actavis ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the transfer agent. Actavis’ articles of association allow Actavis, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, Actavis is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set off the amount of the stamp duty against future dividends payable to the buyer and (iii) claim a lien against the Actavis ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in Actavis ordinary shares has been paid unless one or both of such parties is otherwise notified by Actavis.

Actavis’ amended and restated memorandum and articles of association delegate to Actavis’ secretary the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Actavis ordinary shares occurring through normal electronic systems, Actavis intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Actavis notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Actavis for this purpose) or request that Actavis execute an instrument of transfer on behalf of the transferring party in a form determined by Actavis. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Actavis’ transfer agent, the buyer will be registered as the legal owner of the relevant shares on Actavis’ official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Rights upon liquidation

Actavis’ articles of association provide that the ordinary shareholders of Actavis are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the serial preferred shares to participate under the terms of any series or class of such shares.

Preemption rights

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Actavis has opted out of these preemption rights in its articles of association as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of shareholders, Actavis’ articles of association provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Actavis on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. Statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

Anti-takeover provisions

Actavis’ articles of association contain provisions that could have the effect of deterring coercive takeover practices, inadequate takeover bids and unsolicited offers. These provisions include, amongst others:

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provisions of its articles of association which allow the board of directors to adopt a shareholder rights plan (commonly known as a “poison pill”) upon such terms and conditions as it deems expedient and in Actavis’ best interests;

•	rules regarding how Actavis shareholders may present proposals or nominate directors for election at shareholder meetings;

•	the right of the board of directors to issue preferred shares without shareholder approval in certain circumstances, subject to applicable law; and

•	the ability of the board of directors to fill vacancies on the board of directors in certain circumstances.

These provisions do not make Actavis immune from takeovers. However, these provisions will apply even if a takeover offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the board of directors determines is not in Actavis’ or its shareholders best interests. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, several mandatory provisions of Irish law could prevent or delay an acquisition of Actavis. For example, Irish law does not permit shareholders of an Irish public limited company to take action by written consent with less than unanimous consent. Actavis is also subject to various provisions of Irish law relating to mandatory bids, voluntary bids, requirements to make a cash offer and minimum price requirements, as well as substantial acquisition rules and rules requiring the disclosure of interests in its ordinary shares in certain circumstances. Also, as an Irish company, Actavis may only alter its memorandum and articles of association by special resolution.

Description of Actavis serial preferred shares

General

We are authorized to issue up to 10,000,000 serial preferred shares of US$0.0001 each. The board of directors may provide by resolution for the issuance of serial preferred shares, in one or more series, and to fix the number of shares constituting those series and the designation of those series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with our articles of association. Rights under the serial preferred shares are subject to the Irish Companies Acts. The issuance of serial preferred shares could have the effect of decreasing the market price of the ordinary shares and could adversely affect the voting and other rights of the holders of ordinary shares.

We will include in a related prospectus supplement the terms of any series of serial preferred shares being offered. These terms will include some or all of the following:

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the title of the series and the number of shares in the series, which our board may, except where otherwise provided in the serial preferred shares designation, increase or decrease, but not below the number of shares then outstanding;

•	the price per share at which the serial preferred shares will be offered;

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the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the serial preferred shares being offered will cumulate and whether or not the dividends will be payable in cash and/or by the distribution of assets or shares;

•	whether the serial preferred shares may be convertible or exchangeable for shares of any other class or classes of common stock;

•	the voting rights (including the right to appoint directors to the Actavis board of directors in certain scenarios), if any, of the holders of shares of the serial preferred shares being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the serial preferred shares being offered;

•	the liquidation preference per share of the series;

•	whether and the extent to which the series will be guaranteed;

•	any listing of the serial preferred shares being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax and Irish tax considerations applicable to the serial preferred shares being offered;

•	the relative ranking and preferences of the serial preferred shares being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

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any limitations on the issuance of any class or series of serial preferred shares ranking senior or equal to the series of serial preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the serial preferred shares will be fully paid and nonassessable. As of the date of this prospectus, our board of directors had not established any series of serial preferred shares, and no serial preferred shares are outstanding.

Description of Actavis depositary shares

We may issue fractional interests in serial preferred shares, rather than serial preferred shares, with those rights and subject to the terms and conditions that we may specify in a related prospectus supplement. If we do so, we will provide for a depositary (either a bank or trust company depositary that has its principal office in the United States) to issue receipts for depositary shares, each of which will represent a fractional interest in a serial preferred share. The serial preferred shares underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The related prospectus supplement will include the name and address of the depositary.

Description of Actavis ordinary share warrants

The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Actavis’ articles of association confer such right on the board of directors, subject to applicable law and the rules of any stock exchange to which Actavis is subject. Actavis is subject to the rules of the New York Stock Exchange that require shareholder approval of certain equity plans and share issuances. Actavis’s board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). The related prospectus supplement will describe the terms of any Actavis ordinary share purchase warrants.

Description of Actavis ordinary share purchase contracts

and ordinary share purchase units

Actavis may issue ordinary share purchase contracts, representing contracts obligating holders to purchase from Actavis and obligating Actavis to sell to the holders, or holders to sell to Actavis and Actavis to purchase from the holders, to the extent permitted by the Irish Companies Acts, a fixed or varying number of ordinary shares at a future date or dates. The price per ordinary share may be fixed at the time the ordinary share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the ordinary share purchase contracts. Any ordinary share purchase contract may include anti-dilution provisions to adjust the number of ordinary shares to be delivered pursuant to such ordinary share purchase contract upon the occurrence of certain events. The ordinary share purchase contracts may be entered into separately or as a part of ordinary share purchase units consisting of one or more ordinary share purchase contracts and any one or more of the securities offered under this prospectus or debt or equity obligations of third parties, including U.S. Treasury securities, owned by Actavis.

The ordinary share purchase contracts may require holders to secure their obligations in a specified manner, and in certain circumstances we may deliver newly issued prepaid ordinary share purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original ordinary share purchase contract. Any one or more of the above securities, ordinary shares or the ordinary share purchase contracts, or other collateral, may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the ordinary shares under the ordinary share purchase contracts. The ordinary share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of ordinary shares deliverable by such holders under ordinary share purchase contracts requiring the holders to sell ordinary shares to Actavis. The terms of any payments provided for under the ordinary share purchase units will be described in the related prospectus supplement.

The related prospectus supplement will describe the terms of any ordinary share purchase contracts or ordinary share purchase units and, if applicable, prepaid ordinary share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the ordinary share purchase contracts; (2) the collateral arrangements and depositary arrangements, if applicable, relating to such ordinary share purchase contracts or ordinary share purchase units; and (3) if applicable, the prepaid ordinary share purchase contracts and the document pursuant to which such prepaid ordinary share purchase contracts will be issued.

Plan of distribution

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	through underwriters or dealers;
•	directly to a limited number of institutional purchasers or to a single purchaser;
•	through agents; or
•	through any other method permitted by applicable law.

Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the related prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the related prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the related prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The related prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the specific securities to be offered and sold;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

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the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents and any other items constituting underwriting compensation and any other offering expenses; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If we use underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

We may sell the securities through agents from time to time. The related prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the related prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Certain persons participating in any offerings pursuant to a prospectus supplement to this prospectus may engage in transactions that stabilize, maintain or otherwise affect the price of the securities.

Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, as amended, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of securities will be a new issue and, other than the ordinary shares, which are listed on the New York Stock Exchange under the symbol “ACT”, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the ordinary shares, on any additional exchange, but, unless otherwise specified in the related prospectus supplement, we shall not be obligated to do so. Underwriters will not be obligated to make a market in any securities. No assurance can be given as to the liquidity of any trading market for any securities.

Legal matters

In connection with particular offerings of the securities in the future, and unless otherwise indicated in the related prospectus supplement, the validity of those securities will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, special New York counsel for Actavis; Arthur Cox, special Irish counsel for Actavis; Conyers Dill & Pearman Limited, special Bermuda counsel for Warner Chilcott; Loyens & Loeff Luxembourg S.à r.l., special Luxembourg counsel for Actavis Capital and Actavis SCS, and Greenberg Traurig LLP, special Nevada counsel for Actavis, Inc., as more particularly set forth in the related prospectus supplement.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Actavis plc, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Actavis plc for the year ended December 31, 2014, have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain non-integrated aspects of the internal controls over financial reporting of Forest Laboratories, Inc. which the Company acquired in 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Warner Chilcott Limited incorporated in this prospectus by reference to the Annual Report on Form 10-K of Warner Chilcott Limited for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of Forest Laboratories, Inc. and its subsidiaries as of March 31, 2014 and 2013 and for each of the three years in the period ended March 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2014 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Warner Chilcott Public Limited Company incorporated in this prospectus by reference to the Annual Report on Form 10-K of Warner Chilcott Public Limited Company for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011, and for the year then ended have been incorporated by reference in this prospectus from the Current Report on Form 8-K of Watson Pharmaceuticals, Inc. filed on September 27, 2012 in reliance upon the report of KPMG ehf., independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Allergan, Inc.’s consolidated financial statements and schedule included in Allergan, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of Allergan, Inc.’s internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Allergan, Inc.’s financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Enforcement of civil liability under United States federal securities laws

Certain of the directors and executive officers of Actavis may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons and of Actavis are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons or Actavis, or to enforce against such persons or Actavis in U.S. courts judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. Actavis has been advised by counsel that there is doubt as to the enforceability in Ireland against Actavis and/or its executive officers and directors who are non-residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;
•	The judgment must be final and conclusive; and
•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

Certain insolvency considerations under Luxembourg law

Insolvency proceedings

Actavis SCS and Actavis Capital are incorporated under the laws of the Grand Duchy of Luxembourg and have their registered offices in Luxembourg (together the “Luxembourg Obligors”). Accordingly, Luxembourg courts should have, in principle, jurisdiction to open main insolvency proceedings with respect to these Luxembourg Obligors, as entities having their registered office and central administration (administration centrale) and center of main interest (“COMI”), as used in the EC Regulation 1346/2000 of May 29, 2000 on insolvency proceedings (the “EU Regulation”), in the Grand Duchy of Luxembourg. According to the EU Regulation, there is a rebuttable presumption that a company has its COMI in the jurisdiction in which it has the place of its registered office. As a result, there is a rebuttable presumption that the COMI of the Luxembourg Obligors is in Luxembourg and consequently that any “main insolvency proceedings” (as defined in the EU Regulation) would be opened by a Luxembourg court and be governed by Luxembourg law.

However, the determination of where any of the Luxembourg Obligors has its COMI is a question of fact, which may change from time to time. Preamble 13 of the EU Regulation states that the COMI of a debtor should correspond to the place where the debtor conducts the administration of its interests on a regular basis and “is therefore ascertainable by third parties.” In the Eurofood IFSC Limited decision by the European Court of Justice (“ECJ”), the ECJ restated the presumption in the EU Regulation that the place of a company’s registered office is presumed to be the company’s COMI and stated that the presumption can only be rebutted if “factors which are both objective and ascertainable by third parties enable it to be established that an actual situation exists which is different from that which locating it at the registered office is deemed to reflect.” Subsequently, the ECJ stated in the Interedil Srl decision (Case C-396/09) that a debtor company’s COMI must be determined by attaching greater importance to the place of the company’s central administration, as may be established by objective factors which are ascertainable by third parties. Where the bodies responsible for the management and supervision of a company are in the same place as its registered office and the management decisions of the company are taken, in a manner that is ascertainable by third parties, in that place, the presumption in that provision cannot be rebutted. Where a company’s central administration is not in the same place as its registered office, the presence of company assets and the existence of contracts for the financial exploitation of those assets in a Member State of the European Union other than that in which the registered office is situated cannot be regarded as sufficient factors to rebut the presumption unless a comprehensive assessment of all the relevant factors makes it possible to establish, in a manner that is ascertainable by third parties, that the company’s actual center of management and supervision and of the management of its interests is located in that other Member State of the European Union.

Under Luxembourg insolvency laws, the following types of proceedings (the “Insolvency Proceedings”) may be opened against such Luxembourg Obligors:

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bankruptcy proceedings (faillite), the opening of which is initiated by the relevant Luxembourg Obligor, by any of its creditors or by Luxembourg courts ex officio. The managers/directors of the Luxembourg Obligors have the obligation to file for bankruptcy within one month in case they are in a state of cessation of payment (cessations de paiements) and their creditworthiness has been impaired (ébranlement du crédit). Following such a request, the Luxembourg courts having jurisdiction may open bankruptcy proceedings, if the relevant Luxembourg Obligor (i) is in default of payment (cessation des paiements) and (ii) has lost its commercial creditworthiness (ébranlement de crédit). If a court finds that these conditions are satisfied, it may also open ex officio bankruptcy proceedings, absent a request made by the relevant Luxembourg Obligor. The main effects of such proceedings are (i) the suspension of all measures of enforcement against the relevant Luxembourg Obligor, except, subject to certain limited exceptions, for secured creditors and

(ii) the payment of the Luxembourg Obligor’s creditors in accordance with their ranking upon the realization of the guarantor’s assets;

•	controlled management proceedings (gestion controlée), the opening of which may only be requested by the relevant Luxembourg Obligor and not by its creditors; and

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composition proceedings (concordat préventif de la faillite), the obtaining of which is requested by the relevant Luxembourg Obligor only after having received a prior consent from a majority of its creditors holding at least 75% of the claims against such Luxembourg Obligor. The obtaining of such composition proceedings will trigger a provisional stay on enforcement of claims by creditors.

In addition to these proceedings, the ability of the holders of debt securities to receive payment on the debt securities may be affected by a decision of a Luxembourg court to grant a stay on payments (sursis de paiement) or to put the relevant Luxembourg Obligor into judicial liquidation (liquidation judiciaire). Judicial liquidation proceedings may be opened only at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that are in serious breach or violation of the commercial code or of the Luxembourg law of August 10, 1915 on commercial companies as amended from time to time. The management of such liquidation proceedings will generally follow similar rules as those applicable to bankruptcy proceedings, except with respect to the rules regarding the “suspect period” as described below.

The Luxembourg Obligors’ liabilities in respect of the debt securities will, in the event of a liquidation of the Luxembourg Obligor following bankruptcy or judicial liquidation proceedings, rank after the cost of liquidation (including any debt incurred for the purpose of such liquidation) and those of the concerned obligor’s debts that are entitled to priority under Luxembourg law. For example, preferential debts under Luxembourg law include, among others:

•	certain amounts owed to the Luxembourg tax authorities (Administration des Contribution Directes);

•	value-added tax and other taxes and duties owed to the Luxembourg Value-Added Tax, Customs and Excise authorities (Administration de l’Enregistrement et des Domaines);

•	social security contributions; and

•	certain remuneration owed to employees.

For the avoidance of doubt, the above list is not exhaustive.

Assets in the form of shares, accounts or receivables over which a security interest has been granted and perfected in accordance with the Law of August 5, 2005 on Financial Collateral Arrangements will in principle not be available for distribution to unsecured creditors (except after enforcement and to the extent a surplus is realized), and subject to application of the relevant priority rule and liens and privileges arising mandatorily by law.

During insolvency proceedings, all enforcement measures by unsecured creditors are suspended. In the event of controlled management proceedings, the ability of secured creditors to enforce their security interest may also be limited, automatically causing the rights of secured creditors to be frozen until a final decision has been taken by the court as to the petition for controlled management, and may be affected thereafter by a reorganization order given by the relevant Luxembourg court. A reorganization order requires the prior approval of more than 50% of the creditors representing more than 50% of the relevant guarantor’s liabilities in order to take effect. Furthermore, declarations of default and subsequent acceleration (such as acceleration upon the occurrence of an event of default) may not be enforceable during controlled management proceedings.

Luxembourg insolvency laws may also affect transactions entered into or payments made by the Luxembourg Obligor during the period before bankruptcy, the so-called “suspect period” (periode suspecte), which is a maximum of six months, as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period preceding the judgment declaring bankruptcy, except that in certain specific situations the court may set the start of the suspect period at an earlier date, if the bankruptcy judgment was preceded by another insolvency proceedings (e.g., a suspension of payments or controlled management proceedings) under Luxembourg law. In particular:

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pursuant to article 445 of the Luxembourg code of commerce, specified transactions (such as, in particular, the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any means other than in cash or by bill of exchange; the sale of assets or entering into transactions generally without consideration or with substantially inadequate consideration, other than with respect to security interests which qualify as financial collateral under the Law of August 5, 2005 on Financial Collateral Arrangements) entered into during the suspect period (or the ten days preceding it) will be set aside or declared null and void, if so requested by the insolvency receiver;

•

pursuant to article 446 of the Luxembourg code of commerce, payments made for matured debts for considerations, as well as other transactions concluded during the suspect period, are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

•

regardless of the suspect period, article 448 of the Luxembourg code of commerce and article 1167 of the Luxembourg civil code (action paulienne) give any creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy.

After having converted all available assets of the relevant Luxembourg Obligor into cash and after having determined all such Luxembourg Obligor’s liabilities, the insolvency receiver will distribute the proceeds of the sale to the creditors further to their priority ranking as set forth by law, after deduction of the receiver fees and the bankruptcy administration costs.

Any international aspects of Luxembourg bankruptcy, controlled management and composition proceedings may be subject to the EU Regulation. Insolvency Proceedings may hence have a material adverse effect on obligations of Actavis SCS and Actavis Capital under the debt securities.

Registrations

The registration of the debt securities, the indenture, the guarantee and the transaction documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that the debt securities, the indenture, the guarantees and the transaction documents (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). In such case, either a nominal registration duty or an ad valorem duty (or, for instance, 0.24% of the amount of the payment obligation mentioned in the document so registered) will be payable depending on the nature of the document to be registered.

The Luxembourg courts or the official Luxembourg authority may require that the debt securities, the security interest agreements, the indentures, the guarantees and the transaction documents (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.

Enforcement of judgments

Although there is no treaty between Luxembourg and the United States regarding the reciprocal recognition and enforcement of judgments (other than arbitration awards rendered in civil and commercial matters), a valid, final and conclusive judgment against the Luxembourg Obligors obtained from a state or federal court of the United States, which judgment remains in full force and effect, may be enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures set forth in Article 678 et seq. of the Luxembourg new code of civil procedure, being:

•	the foreign court must properly have had jurisdiction to hear and determine the matter, both according to its own laws and to the Luxembourg international private law conflict of jurisdiction rules;

•

the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules or, at least, the order must not contravene the principles underlying those rules (although some first instance decisions rendered in Luxembourg—which have not been confirmed by the Court of Appeal—no longer apply this condition);

•	the decision of the foreign court must be final and enforceable (exécutoire) in the jurisdiction in which it was rendered;

•	the decision of the foreign court must not have been obtained by fraud, but in compliance with the rights of the defendant and in compliance with its own procedural laws; and

•

the decisions and the considerations of the foreign court must not be contrary to Luxembourg international public policy rules or have been given in proceedings of a tax, penal or criminal nature (which would include awards of damages made under civil liabilities provisions of the U.S. federal securities laws, or other laws, to the extent that the same would be classified by Luxembourg courts as being of a penal or punitive nature (for example, fines or punitive damages)) or rendered subsequent to an evasion of Luxembourg law (fraude à la loi). Ordinarily an award of monetary damages would not be considered as a penalty, but if the monetary damages include punitive damages such punitive damages may be considered as a penalty).

If an original action is brought in Luxembourg, without prejudice to specific conflict of law rules, Luxembourg courts may refuse to apply the designated law (i) if the choice of such foreign law was not made bona fide or (ii) if the foreign law was not pleaded and proved or (iii) if pleaded and proved, such foreign law was contrary to mandatory Luxembourg laws or incompatible with Luxembourg public policy rules. In an action brought in Luxembourg on the basis of U.S. federal or state securities laws, Luxembourg courts may not have the requisite power to grant the remedies sought.

In practice, Luxembourg courts tend not to review the merits of a foreign judgment, although there is no clear statutory prohibition of such review.

Guarantees

The granting of guarantee interests by a Luxembourg company is subject to specific limitations and requirements relating to corporate object and corporate benefit and corporate authority. The granting of guarantees interests by a company incorporated and existing in The Grand Duchy of Luxembourg must not be prohibited by the corporate object (objet social) or legal form of that company. In addition, there is also a requirement according to which the granting of security by a company has to be for its “corporate benefit”.

Although no statutory definition of corporate benefit (intérêt social) exists under Luxembourg law, corporate benefit is widely interpreted and includes any transactions from which the company derives a direct or indirect economic or commercial benefit, but the proposed action by the company must be “in the corporate interest of the company.” The provision of a guarantee/security interest for the obligations of direct or indirect subsidiaries is likely to raise no particular concerns, whereas the provision of cross-stream and upstream guarantees/security interests may be more problematic. Failure to comply with the above mentioned corporate benefit requirement will typically result in liability for the directors/managers of the relevant Luxembourg company. The question whether a guarantee granted in the absence of corporate interest could be held null and void is unsettled in applicable legal doctrine. While some authors express the view that an absence of corporate interest could give rise to liability of the directors/managers of the relevant company only, others consider that the consequences could be that the relevant obligations be null and void.

There is a risk that the directors/managers of a Luxembourg company will be held liable if, among other things:

(i)	the guarantee/security interest so provided would materially exceed the (direct or indirect) benefit deriving from the secured obligations for the Luxembourg company; or

(ii)	the Luxembourg company derives no personal benefit or obtains no direct or indirect consideration for the guarantee/security interest granted; or

(iii)	the commitment of the Luxembourg company exceeds its financial means.

In addition to any criminal and civil liability incurred by the managers of the Luxembourg company, a guarantee/security interest provided by a Luxembourg company could be held unenforceable, if it is held that it is contrary to public policy (ordre public) (in case of facts consisting a misuse of corporate assets).

The above analysis is slightly different within a group of companies where a group interest (intérêt de groupe) exists. The existence of a group interest could prevent a “cross-stream” or “up-stream” guarantee/security interest provided by a Luxembourg company from falling foul of the above constraints. In order for a group interest to be recognized, the following cumulative criteria must be met and proven:

(i)	the “assisting” company must receive some benefit, or there must be a balance between the respective commitments of all the affiliates;

(ii)	the financial assistance must not exceed the assisting company’s financial means, in which case it is typical for the guarantee to be limited to an aggregate amount not exceeding a certain percentage of the assisting company’s own funds (capitaux propres); and

(iii)	the companies involved must form part of a genuine group operating under a common strategy aimed at a common objective.

As a result, the “up-stream” or “cross-stream” guarantees/security interests granted by a Luxembourg company may be subject to certain limitations, which usually take the form of a general limitation language, which is inserted in the relevant finance document(s) and which covers the aggregate obligations and exposure of the relevant Luxembourg assisting company under all finance documents.

4,600,000

5.500% Mandatory Convertible Preferred Shares, Series A

Actavis plc

Prospectus supplement

Joint book-running managers

J.P. Morgan	Mizuho Securities	Wells Fargo Securities	Morgan Stanley

Barclays		Citigroup

Co-managers

BNP PARIBAS	HSBC	MUFG	RBS
SMBC Nikko	TD Securities	DNB Markets	Lloyds Securities
Scotiabank	BBVA	Credit Agricole CIB	Fifth Third Securities
PNC Capital Markets LLC		Santander

February 25, 2015.